Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [*]. A complete version of this exhibit has been filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit 10.1

COLLABORATION AND LICENSE AGREEMENT

between

MediGene AG

a public corporation under the laws of the Federal Republic of Germany

and

Bradley Pharmaceuticals, Inc.

a corporation under the laws of Delaware, U.S.A.

THIS COLLABORATION AND LICENSE AGREEMENT (the “Agreement”), dated as of January 30, 2006 (the “Effective Date”), is made by and between MediGene AG, a German public corporation having its principal place of business at Lochhamer Strasse 11, 82152 Planegg/Martinsried, Germany (“MediGene”), and Bradley Pharmaceuticals, Inc., a corporation organized and existing under the laws of Delaware, having a place of business at 383 Route 46 West, Fairfield, New Jersey 07004-2402, USA (“Bradley”). All capitalized terms used, and not otherwise defined, herein, shall have the meanings assigned thereto in Section 1.

PREAMBLE:

WHEREAS, MediGene holds an exclusive sublicense to certain medical use patents on the topical application of pharmaceuticals containing green tea polyphenols under a License and Development Agreement between MediGene and Epitome effective as of January 15, 1999, as thereafter amended (the “Epitome License Agreement”);

WHEREAS, MediGene is the holder of [*] Patent Application in respect of [*] and [*] Patent Application relating to [*];

WHEREAS, MediGene has sponsored Phase III Clinical Trials with an ointment containing green tea catechins for the treatment of external genital warts, and has further sponsored a Phase II Clinical Trial with an ointment containing green tea catechins for the treatment of actinic keratosis;

WHEREAS, MediGene desires to exclusively license to Bradley, and Bradley desires to accept such license, certain patents and trademarks to Bradley for Bradley’s commercialization of pharmaceutical product(s) containing green tea catechins in certain indications in a certain territory;

WHEREAS, Bradley desires to purchase from MediGene, and MediGene desires to supply, the active ingredient for the aforementioned pharmaceutical product(s);

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Parties hereby agree as follows:

1	DEFINITIONS	1

2	GRANT OF LICENSE	15

3	TERRITORY	18

4	SUBLICENSES	18

5	FURTHER DEVELOPMENT OF PRODUCT	19

6	MONETARY OBLIGATIONS	26

7	ROYALTIES	27

8	PAYMENTS	29

9	MANAGEMENT OF THE COLLABORATION	31

10	OWNERSHIP, PROSECUTION AND MAINTENANCE OF INTELLECTUAL PROPERTY RIGHTS	33

11	SUPPLY OF API	37

12	TESTING OF DELIVERY	42

13	PURCHASE PRICE	43

14	CHANGES TO SPECIFICATIONS AND LABELING; FACILITY INSPECTION	44

15	MARKETING AND SALES OF PRODUCTS BY BRADLEY	46

16	SALES FORECASTS, MARKETING PLANS AND MARKET SHARE	48

17	MEDIGENE REPRESENTATIONS AND WARRANTIES; BREACH OF CERTAIN COVENANTS	50

18	BRADLEY REPRESENTATIONS AND WARRANTIES; BREACH OF CERTAIN COVENANTS	52

19	TERM AND TERMINATION	54

20	EFFECTS OF TERMINATION OR EXPIRATION; SURVIVAL	56

21	CONFIDENTIALITY	59

22	ADVERSE EVENT REPORTING	60

23	RECALL	61

24	INDEMNIFICATION	61

25	DISPUTE RESOLUTION	64

26	MISCELLANEOUS	64

COLLABORATION AND LICENSE AGREEMENT

1.  DEFINITIONS

The following terms, which may be used in the singular or in the plural, shall have the following meanings when used in this Agreement:

1.1  “Adverse Event” means (a) any expected or unexpected adverse medical experience observed in a patient or clinical investigation subject to whom a Product has been administered, including undesirable experiences, adverse reactions, side effects, or death, whether or not such experience is (i) considered related to the use of the Product, (ii) occurring in the course of the use of the Product, or (iii) associated with, or observed in conjunction with, an accidental or intentional overdose, abuse, dependency, or withdrawal from, of, or on the Product; or (b) any failure of expected pharmacological action of any Product, including, without limitation, deterioration or contamination of any Product;

1.2  “Affiliate” means (a) any Person in or of which a Party to this Agreement, directly or indirectly: (i) owns more than 50-percent of the capital stock or other equity interest; or (ii) has the power to exercise more than 50-percent of the voting rights; or (iii) has the power to appoint more than half the members to the supervisory board, board of directors or bodies legally controlling the Person; or (iv) has the right to manage the affairs; (b) any Person which, directly or indirectly, has, in or over a Party to this Agreement, the rights to any of the powers listed in (a); or (c) any Person in or over which a Person referred to in (b) directly or indirectly has any of the rights or powers listed in (a);

1.3  “Agreement” is defined in the recitals of this Agreement;

1.4  “AK” means actinic keratosis;

1.5  “AK Bradley Participation Date” shall mean the first-to-occur of (a) the date on which a Development Plan for the AK Product shall, if at all, have been established pursuant to the terms of this Agreement and (b) the date on which, if at all, Bradley shall have elected, under Section 5.4.3, to assume all Development and Registration Activities with respect to the AK Product.

1.6  “AK Product” shall have the meaning as defined in Section 5.4;

1.7  “[*] Facility” shall mean that production facility located at [*] currently occupied (at least in part) by [*];

1.8  “[*] Purchase Year” shall mean each twelve (12) month period, starting on the first day of the first calendar month commencing after the [*] Qualification Date and ending on the last day before the first anniversary of such starting date, during the Term hereof (for example, if the [*] Qualification Date shall have been June 15, 2006, the “[*] Purchase Year” shall be each twelve (12) month period, between July 1 and the following June 30, during the Term hereof);

1.9  “[*] Qualification Date” shall mean the later of (i) the Qualification Date of the [*] Facility, and (ii) the First Approval Date;

1.10  “Anticipated First Commercial Sale Date” shall mean, with respect to any given Product, that date believed by Bradley in good faith to be the date on or about which Bradley expects to make the First Commercial Sale of such Product;

1.11  “Anticipated Market Approval Date” shall mean, (a) with respect to any given Jointly-Funded Product, that date, set forth in the related Development Plan (as the same may be amended from time to time), declared by the JSC to be the date on or about which Market Approval of such Product is anticipated to be obtained in the Territory and (b) with respect to any Bradley-Funded Product, that date declared by Bradley in good faith to be the date on or about which Market Approval of such Product is anticipated to be obtained in the Territory;

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1.12  “API” shall mean a mixture of green tea catechins that will serve as the active ingredient in the Products;

1.13  “API Purchase Forecast” shall have the meaning as defined in Section 11.4;

1.14  “API Specifications” shall mean the specifications for the API set forth on Exhibit C attached hereto; provided, however, that in the event that the specifications for the API set forth in the NDA relating to the First Approved Product shall be different from that set forth in Exhibit C, the term “API Specifications” shall instead refer to the API specifications set forth in such NDA, as the same may be amended from time to time;

1.15  “Applicable Laws” means all laws, rules, regulations and guidelines of any Governmental Authority that are applicable to the development, manufacturing, packaging, import, export, marketing, distribution or sale of any Product in the Territory or otherwise to the performance of either Party’s obligations under this Agreement, including Good Manufacturing Practices;

1.16  “Approved Test Method” shall mean that test method, set forth on Exhibit C attached hereto, for determining whether API purchased hereunder shall meet the API Specifications; provided, however, that in the event that the test method set forth in the NDA relating to the First Approved Product shall be different from that set forth in Exhibit C, the term “Approved Test Method” shall instead refer to the test method set forth in such NDA, as the same may be amended from time to time;

1.17  “Arbitrator” shall mean such individual, or group of individuals, as may be appointed, pursuant to the provisions of Section 25, to resolve any dispute, or make any determination, hereunder;

1.18  “Assumption Notice” shall have the meaning as defined in Section 10.7.2;

1.19  “Attributable Dollar Value” shall mean, with respect to any pharmaceutical product (including a Product) during any given period of time, the total Dollar value of all retail sales of such product during such period of time which are attributable to treatment or prophylaxis of such product’s Relevant Indications, all as determined based upon the NPA and NDTI market data published by IMS;

1.20  “Average Dollar/Euro Exchange Rate” shall mean, with respect to any given period of time, the arithmetic average of the daily Dollar/Euro Exchange Rates during such period, as published in The Wall Street Journal, Eastern U.S. Edition or, if such exchange rates are not available therefrom with respect to any given day, the Reuters Daily Rate Report;

1.21  “Average Dollar/Yen Exchange Rate” shall mean, with respect to any given period of time, the arithmetic average, rounded to the second decimal place, of the daily Dollar/Yen Exchange Rates on the last day of each calendar month during such period, as published in The Financial Times London or any successor;

1.22  “Bradley” shall have the meaning as defined in the recitals of this Agreement;

1.23  “Bradley-Funded Product” shall mean any Product as to which, as a result of the operation of Section 5, Bradley shall have assumed sole responsibility for the performance and funding of Development and Registration Activities.

1.24  “Bradley Indemnified Parties” shall have the meaning as defined in Section 24.1;

1.25  “Bradley Information” shall mean any Information generated or conceived, during the Term, exclusively by employees of or consultants to Bradley or its Affiliates or Sublicensees;

1.26  “Bradley IPR” shall have the meaning as defined in Section 10.1.2;

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1.27  “Bradley JI Patent Notice” has the meaning as defined in Section 10.5;

1.28  “Bradley License” shall mean, collectively, all licenses and sublicenses granted to Bradley under Sections 2.1, 2.2, 2.3, 2.4 and 2.5 of this Agreement;

1.29  “Bradley Marketing Information” shall mean all Information obtained from or arising out of market research activities and market surveillance studies, relating to any Product, that are conducted by Bradley;

1.30  “Bradley Sublicense” shall have the meaning as defined in Section 4.1;

1.31  “Bradley Sublicense Agreement” shall have the meaning as defined in Section 4.1;

1.32  “Bradley Technology” shall mean, collectively, the Bradley IPR, the Bradley Information and any Patents covering the Bradley IPR;

1.33  “Budget” shall mean, with respect to any Jointly-Funded Product, the budget for the Development and Registration Costs relating to such Jointly-Funded Product, as contained in the Development Plan, if any, relating thereto, and as the same may be amended from time to time by the JSC;

1.34 “[*]” shall mean [*];

1.35  “Certificate” shall have the meaning as defined in Section 11.9;

1.36  “CIN” shall mean cervical intraepithelial neoplasia;

1.37  “Claim” shall mean and include any claim, cause of action or lawsuit;

1.38  “Combination Product” shall mean a pharmaceutical product containing both API and one or more other products (other than Products) now or hereafter sold by Bradley;

1.39  “Confidential Information” means, collectively, any and all information that is not in the public domain (regardless whether the same shall be oral, written or electronically or magnetically encoded) relating to the business affairs of either Bradley or MediGene, as the case may be, including without limitation proprietary data, know-how, databases, copyrights, regulatory submissions, practices, methods, techniques, specifications, product development plans, marketing plans, unpatented technical information, trade secrets, formulations, compounds, compositions, formulae and the like (including all information obtained in pre-clinical and clinical trials and market surveillance studies, and in the pursuit of other activities by the Parties under this Agreement);

1.40  “Contract Year” shall mean each twelve (12) month period, beginning on the day and month of the Effective Date and ending on the day immediately preceding the anniversary of the Effective Date, during the Term hereof (for example, if the Effective Date is May 1, 2005, each “Contract Year” hereunder shall begin on May 1st and end on the following April 30th);

1.41  “Control” means, with respect to an item of Information or an Intellectual Property right, possession of the ability, whether by ownership or license, to grant a license or sublicense under such item or right, as provided for herein, without violating the terms of any contract with any Third Party;

1.42  “Critical Criteria” shall have the meaning as defined in Section 5.11;

1.43  “Critical Juncture” shall have the meaning as defined in Section 5.11;

1.44  “Declining Party” shall have the meaning as defined in Section 10.5;

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1.45  “Defense” shall have the meaning as defined in Section 10.7.2;

1.46  “Development Party” shall mean, with respect to any given Jointly-Funded Product, any Party who shall, in accordance with the terms of this Agreement, be charged with performing any Development and Registration Activities relating thereto;

1.47  “Development and Registration Activities” shall mean, (a) with respect to any Jointly-Funded Product, (i) any and all activities specifically prescribed in the Development Plan relating to such Product and (ii) any and all activities necessary or reasonably appropriate in connection with the implementation of such Development Plan and (b) with respect to any other product, any activities associated with the development of such product and the obtaining of any Market Approvals with respect thereto;

1.48  “Development and Registration Costs” shall mean any reasonable costs and expenses incurred by a Development Party in connection with Development and Registration Activities undertaken by it with respect to a Jointly-Funded Product in accordance with this Agreement and the Development Plan relating thereto, consisting of (to the extent they meet the above description):

        1.48.1  All fees paid to any external consultants, external service providers or other subcontractors;

        1.48.2  Development and Registration FTE Costs;

        1.48.3  Pre-clinical and clinical out-of-pocket supply costs;

        1.48.4  all out-of-pocket costs and expenses incurred in connection with (a) manufacturing process, formulation and delivery system development and validation, (b) manufacturing scale-up and improvements, (c) stability testing, (d) quality assurance/quality control, (e) qualification and validation of Third Party contract manufacturers, if any, and (f) establishing a primary or secondary source supplier, including, without limitation, the transfer of process and manufacturing technology and analytical methods, scale-up, equipment and method and process validation, and initial manufacturing licenses, approvals and inspections;

        1.48.5  all out-of-pocket costs associated with the submission to the relevant Governmental Authority of an application seeking any Market Approval or pricing or reimbursement approval and with the subsequent maintenance of such approvals, and shall include, without limitation, any testing application, marketing authorization application, supplementary application or variation thereof, IND or NDA;

        1.48.6  any other out-of-pocket costs or expenses specifically identified and included in the relevant Development Plan;

        1.48.7  any out-of-pocket costs or expenses incurred in connection with any post-Market Approval activities (including but not limited to any Market Approval Clinical Trials) on which the granting of a Market Approval is conditioned; and

        1.48.8  The Parties acknowledge that there are two types of Development and Registration Costs: Development and Registration FTE Costs (described in Section 1.49) and Development and Registration Out-of-Pocket Costs (all other costs);

1.49  “Development and Registration FTE Costs” shall mean those Development and Registration Costs representing the fully-burdened (i.e., intended to reflect the costs of salary, benefits, pension, vacation, etc.) internal costs, to a Development Party, of the contributions of its own employees (i.e., salaried employees, not independent contractors) to Development and Registration Activities undertaken in accordance with this Agreement and the applicable Development Plan. The Development and Registration FTE Cost for any given employee during any given calendar quarter shall be obtained by multiplying (a) the number of hours worked by such employee during such calendar quarter on Development and Registration Activities undertaken in accordance with this Agreement (which number is intended to be reflected on such individual’s Time Sheets) by (b) such individual’s Development and Registration FTE Rate;

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1.50  “Development and Registration FTE Rate” shall mean the following rates for employees of either Bradley or MediGene:

	If Salary Paid in Dollars	If Salary Paid In Euros
(a) Medical Doctor:	[*] per hour	[*] per hour

(b) Research Associate:	[*] per hour	[*] per hour

(c) Research Scientist, Project Manager, Regulatory	[*] per hour	[*] per hour
Affairs Manager, Quality Manager and Other
Professionals:

Such rates shall be adjusted as of January 1, 2007 and annually thereafter by the percentage increase or decrease, if any, in the Price Index since the Effective Date or the preceding January 1st, whichever is later.

1.51  “Development and Registration Out-of-Pocket Costs” shall mean all out-of-pocket costs which are includible as Development and Registration Costs under the terms of Section 1.48;

1.52  “Development Plan” shall mean, with respect to any Jointly-Funded Product, a plan established by the JSC regarding both the Development and Registration Activities (e.g., activities, personnel, timeline (including the Anticipated Market Approval Date) and strategy) to be undertaken in connection therewith in accordance with this Agreement and a related Budget, as such Development Plan may be amended from time to time by the JSC;

1.53  “Disclosing Party” shall have the meaning as defined in Section 21.3;

1.54  “DMF” shall mean a drug master file, as required under the United States Food, Drug & Cosmetics Act and the regulations promulgated thereunder.

1.55  “Dollar” shall mean the United States Dollar;

1.56  “Dollar/Euro Exchange Rate” shall mean, with respect to any given date, the rate at which Dollars are convertible into Euros on such date, as published in The Wall Street Journal, Eastern U.S. Edition or, if such exchange rate is not available therefrom with respect to any given date, the Reuters Daily Rate Report;

1.57  “Dollar/Yen Exchange Rate” shall mean, with respect to any given date, the rate at which Dollars are convertible into Yen on such date, as published in The Financial Times London or any successor;

1.58  “Effective Date” shall have the meaning as defined in the recitals of this Agreement;

1.59  “EGW” means external genital warts and perianal warts;

1.60  “EGW [*]” shall have the meaning as defined in Section 5.3;

1.61  “EGW [*] Conditions” shall have the meaning as defined in Section 5.3;

1.62  “EGW 3x” shall have the meaning as defined in Section 5.2;

1.63  “Encumbrance” shall mean any lien, security interest or other such charge, whether legal or equitable;

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1.64  “EPC Amount” shall mean, with respect to the Existing Product Contracts, that amount of API and/or Products which shall be necessary to be used or sold, as the case may be, to fulfill the Existing Product Contracts.

1.65  “Epitome” shall mean Epitome Pharmaceuticals Limited, currently having a place of business at 5162 Duke Street, Suite 500; Halifax, Nova Scotia B3J 1N7, Canada, or any legal successor to Epitome Pharmaceuticals Limited under the Epitome License Agreement;

1.66  “Epitome Field” shall mean the treatment of [*] caused by [*];

1.67  “Epitome License Agreement” shall have the meaning as defined in the recitals of this Agreement;

1.68  “Epitome License Expansion” shall mean any (a) amendment of the Epitome License Agreement, (b) license agreement between MediGene and Epitome other than the Epitome License Agreement, and (c) agreement between MediGene and any other member of the Licensor Group under which and to the extent, in the case of (a), (b) and (c) above, MediGene is being granted a license of Intellectual Property to develop and/or commercialize topical formulations containing green tea catechins for indications that are outside the Epitome Field but nevertheless within the Field.

1.69  “Epitome License” shall mean, collectively, all licenses and sublicenses granted to MediGene under the Epitome License Agreement;

1.70  “Euro” shall mean the Euro of the European Union;

1.71  “Eurogenic Features” shall have the meaning as defined in Section 5.1;

1.72  “Europe” shall mean, collectively, the countries of the European Union;

1.73  “Exclusive Product” shall mean any Product with respect to which Bradley shall be entitled to the exclusivity, within the Territory, provided for in Section 15.1.1;

1.74  “Existing Product Contracts” shall mean, with respect to any given Product at any given moment in time, any contract for the sale of such Product to which Bradley, any Affiliate or any Sublicensee shall then be a party;

1.75  “Fault” shall have the meaning as defined in Section 23.3.1;

1.76  “FDA” means the Food and Drug Administration of the United States government;

1.77  “Field” means the treatment of dermatological diseases in humans, including but not limited to EGW and AK;

1.78  “Filing and Maintenance Fees” means, with respect to any Patent or Patent Application, any and all out-of-pocket filing and other fees, levies, payments and charges paid to any Governmental Authority in connection with the Prosecution of any such Patent or Patent Application;

1.79  “First Approval Date” shall mean the date on which the First Approved Product shall have received Market Approval in the Territory.

1.80  “First Approved Product” shall refer to that Product which shall be the first Product to receive Market Approval in the Territory;

1.81  “First Commercial Sale” means, with respect to any Product, the first sale thereof by Bradley in the Territory for use or consumption by the general public;

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1.82  “First Commercial Sale Date” shall mean the date of the very first First Commercial Sale under this Agreement;

1.83  “First European Product” shall refer to that Product which shall be the first Product to receive Market Approval in any country in Europe;

1.84  “First Inspection” shall mean the first inspection, performed by or on behalf of the FDA, of the [*] Facility in connection with the Qualification thereof;

1.85  “Forecast Price” shall mean, with respect to any given [*] Purchase Year, that per-kilogram purchase price for [*] API which, under the provisions of Section 13.1.2(a), would apply to such [*] Purchase Year in the event that Bradley, during such [*] Purchase Year, in fact purchased the number of kilograms of [*] API contained in the API Purchase Forecast delivered by Bradley prior to the beginning of each [*] Purchase Year;

1.86  “GAAP” means United States Generally Accepted Accounting Practices, consistently applied;

1.87  “Generic Competitor” shall mean, with respect to any Product, [*];

1.88  “Good Manufacturing Practices” shall mean the FDA’s current good manufacturing practices, as described in 21 C.F.R. Section 211, as amended from time to time;

1.89  “Governmental Authority” means any supranational or U.S., German or foreign federal, national, state, municipal, local, territorial or other governmental department or political subdivision, commission, board, bureau, agency, regulatory authority, instrumentality, judicial or administrative body (the word “foreign” referring to any country other than the U.S. or Germany);

1.90  “Gross Sales” shall mean, with respect to any given Product during any given fiscal period, [*];

1.91  “IMS” shall mean IMS Health, Inc.;

1.92  “IND” shall mean an Investigational New Drug Application submitted to the FDA in connection with Development and Registration Activities regarding a Product;

1.93  “Indemnified Party” shall have the meaning as defined in Section 24.3;

1.94  “Indemnifying Party” shall have the meaning as defined in Section 24.3;

1.95  “Information” means, collectively, any and all information, including without limitation proprietary data, know-how, databases, copyrights, regulatory submissions, practices, methods, techniques, specifications, product development plans, marketing plans, unpatented technical information, trade secrets, formulations, compounds, compositions, formulae and the like (including all information obtained in pre-clinical and clinical trials and market surveillance studies, and in the pursuit of other activities by the Parties under this Agreement) that is (a) necessary or useful for the development, manufacture or sale of Products and (b) has been developed or created by employees of or consultants to either Party or its Affiliates or Sublicensees, in connection with the performance of this Agreement during its Term;

1.96  “Intellectual Property” means, collectively, German, U.S., and foreign Patents, Patent Applications, Information, utility models, trademarks, servicemarks, copyrights and any other intellectual property of any nature whatsoever;

1.97  “IP Claim” shall have the meaning as defined in Section 10.7.1;

1.98  “IP Claim Notice” shall have the meaning as defined in Section 10.7.1;

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1.99  “IPR” means any discoveries or inventions, whether or not patentable, generated or conceived, in whole or in part, by any employees of or consultants to either Party or its Affiliates or Sublicensees in the performance of this Agreement during its Term;

1.100  “IPR Notice” shall have the meaning as defined in Section 10.3;

1.101  “Joint Information” shall mean any and all Information which shall have been generated or conceived, jointly by the Parties (i.e., their respective employees and/or consultants), during the Term of this Agreement;

1.102  “Joint IPR” shall have the meaning as defined in Section 10.1.3;

1.103  “Joint Marketing Information” shall mean all Information obtained from or arising out of market research activities and market surveillance studies, relating to any Product, that are conducted jointly by the Parties (i.e., their respective employees and/or consultants) during the Term of this Agreement.

1.104  “Joint Patent” shall mean any Patent that (a) covers or claims Joint IPR, and (b) is jointly owned by the Parties;

1.105  “Joint Technology” shall mean, collectively, the Joint IPR, the Joint Information and the Joint Patents;

1.106  “Jointly-Funded Product” shall mean and include (a) EGW 3x and (b) any Product other than a Bradley-Funded Product;

1.107  “JSC” shall have the meaning as defined in Section 9.1;

1.108  “Launch” shall mean, with respect to any Product, the first date as of which sales of such Product shall, in compliance with Applicable Law, be carried out generally within the Territory;

1.109  “Licensed Patents” shall mean, collectively, (a) the MediGene Owned Patents, (b) the MediGene Inlicensed Patents and (c) any other Patents licensed to Bradley under this Agreement;

1.110  “Licensed Trademarks” shall mean, collectively, such trademarks as may be selected by the JSC from time to time for use in connection with the commercialization of Products by Bradley hereunder;

1.111  “Licensor Group” shall mean the group consisting of (a) MediGene, (b) Epitome, (c) [*], (d) [*], (e) [*], (f) any other Person who shall have an ownership interest in, or be a licensee of, any Intellectual Property licensed to Bradley under this Agreement, (g) any successor-in-interest to any of the Persons described in (a)-(f) and (h) any Affiliate of any of the Persons described in (a)-(g);

1.112  “Losses” shall mean all liabilities, damages, losses, costs and expenses (including the reasonable fees of attorneys and other professionals, other reasonable litigation expenses and any reasonable costs and expenses incurred in connection with the enforcement of this Agreement) incurred by Person in connection with a particular matter;

1.113  “Mandatory Facility Inspection” shall mean, with respect to any Product, any inspection of a Manufacturing Facility relating thereto which inspection is either required or requested by a Governmental Authority with jurisdiction over a Party or such Product;

1.114  “Mandatory Recall” shall mean, with respect to any given Product, a recall of units of such Product from the market, by or on behalf of a Party, which has been ordered by a Governmental Authority;

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1.115  “Mandatory SPL Change” shall mean, with respect to any given Product or the API, a change with respect to the specifications, packaging or labeling thereof which is required by Applicable Law and/or a Governmental Authority;

1.116  “Manufacturing Facility” shall mean any facility involved in the manufacture, production, processing, packaging or labeling of any Product or any ingredient thereof;

1.117  “Market Approval” shall mean, with respect to any given product, such final approval(s) from such Governmental Authorities as may be required by Applicable Law to permit the sale and commercialization of such product to the general public;

1.118  “Market Approval Clinical Trials” shall mean, with respect to any Product, any Phase IV Clinical Trials which are required, by any Governmental Authority, to be performed as a condition to the granting of Market Approval with respect to such Product;

1.119  “Market Approval Holder” shall mean, with respect to any given Product, that Party who shall, in the Territory, be the holder of the Market Approval with respect thereto;

1.120  “Market Approval Notification Date” shall have the meaning as defined in Section 15.5;

1.121  “Market Share” shall mean, with respect to any given Product in the Territory during any given period of time, that percentage expressed by the formula (A/B), where “A” is equal to the Attributable Dollar Value for such Product during such period and “B” is equal to the aggregate Attributable Dollar Value, during such period, of all drugs that are contained in such Product’s Relevant Market Group;

1.122  “Market Support Clinical Trials” shall mean any and all Phase IV Clinical Trials conducted by Bradley in support of its commercialization of any Product(s) (it being acknowledged that such term shall be deemed not to include any Market Approval Clinical Trials);

1.123  “Medical Doctor” shall mean a medical professional holding an M.D. degree or its equivalent;

1.124  “MediGene” shall have the meaning as defined in the recitals of this Agreement;

1.125  “MediGene Indemnified Parties” shall have the meaning as defined in Section 24.2;

1.126  “MediGene Information” shall mean any Information generated or conceived, during the Term, exclusively by employees of or consultants to MediGene or its Affiliates or Sublicensees;

1.127  “MediGene Inlicensed Patents” shall mean the Patents and Patent Applications as set out in Section B of Exhibit A, and any and all Patents issuing therefrom;

1.128  “MediGene IPR” shall have the meaning as defined in Section 10.1.2;

1.129  “MediGene JI Patent Notice” has the meaning ascribed thereto in Section 10.5;

1.130  “MediGene Inlicensed Technology” shall have the meaning as defined in Section 2.3;

1.131  “MediGene License” shall mean, collectively, all licenses and sublicenses granted to MediGene under Section 2.7 of this Agreement;

1.132  “MediGene Owned Patents” shall mean, collectively, (a) the Patents and Patent Applications as set out in Section A of Exhibit A, (b) any and all United States Patents and Patent Applications covering MediGene IPR related to any Product and (c) any and all United States Patents and Patent Applications now or hereafter during the Term owned by MediGene which relate to the manufacture, development, use or sale

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of Products (with Exhibit A being amended from time to time to add all Patents and Patent Applications described in (b) and (c) above);

1.133  “MediGene Owned Technology” shall have the meaning as defined in Section 2.1;

1.134  “MediGene Sublicense” shall have the meaning as defined in Section 4.1;

1.135  “MediGene Sublicense Agreement” shall have the meaning as defined in Section 4.1;

1.136  “Milestone Payments” shall mean any and all payments referred to in Sections 6.3, 6.4 and 6.5;

1.137  “Minimum Purchase Year” shall mean each twelve (12) month period, beginning on the [*] Qualification Date, and ending on the day immediately preceding the anniversary of such date, during the Term hereof (for example, if the [*] Qualification Date is May 1, [*], each “Minimum Purchase Year” hereunder shall begin on May 1st and end on the following April 30th);

1.138  “[*]” shall mean [*] Co., Ltd., a company organized under the laws of Japan;

1.139  “[*] API” shall mean API manufactured at the [*] Facility;

1.140  “[*] Facility” shall mean that production facility, located at [*] for the production of API;

1.141  “NDA” shall mean a New Drug Application submitted to the FDA in connection with obtaining the Market Approval of a Product as a new pharmaceutical drug following the successful conclusion of clinical trials;

1.142  “Net Sales” shall mean, with respect to any given Product during any given fiscal period, [*];

1.143  “Non-Declining Party” shall have the meaning as defined in Section 10.5;

1.144  “Non-Exclusive Product” shall mean any Product with respect to which Bradley shall not be entitled to the exclusivity, within the Territory, provided for in Section 15.1.1;

1.145  “Opt-Out” shall have the meaning as defined in Section 5.11;

1.146  “Opt-Out Date” shall have the meaning as defined in Section 5.11;

1.147  “Opt-Out Field” shall have the meaning as defined in Section 5.11;

1.148  “Opt-Out Notice Date” shall have the meaning as defined in Section 5.11;

1.149  “Opt-Out Product” shall have the meaning as defined in Section 5.11;

1.150  “Other Currency” shall mean any currency other than the Dollar or the Euro;

1.151  “Other Licensor Group IP Rights” shall mean any and all current and future Intellectual Property rights which (a) are Controlled by MediGene via license or sublicense from Epitome or any other member of the Licensor Group and (b) if not incorporated into the Bradley License, would be infringed by the activities of Bradley hereunder;

1.152  “Other MediGene IP Rights” shall mean any and all current and future Intellectual Property rights (other than Other Licensor Group IP Rights) which (a) are owned by MediGene and (b) if not incorporated into the Bradley License would be infringed by the activities of Bradley hereunder;

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1.153  “Other License Agreements” shall mean, collectively, the Primary License Agreement and the Secondary License Agreement;

1.154  “Parties” shall mean, collectively, Bradley and MediGene, and “Party” means, individually, either Bradley or MediGene, as the context requires;

1.155  “Patent” means and includes (a) any German, U.S. or foreign patent or equivalent; and (b) any patents granted from divisionals, continuations, continuations-in-part, reissues, reexaminations; and patents of additions, extensions (including supplemental protection certificates) or other governmental actions which extend any of the subject matter of any patent in clause (a) or (b) above, and any substitutions, confirmations, registrations, renewals or revalidations of any of the foregoing;

1.156  “Patent Application” means and includes any application for, and any other filing made in connection with the obtaining, amendment or maintenance of, a Patent, as well as any amendment or supplement to any such application or filing;

1.157  “Person” shall mean any natural person, corporation, firm, business trust, joint venture, association, organization, company, partnership or other business entity, or any government or any agency or political subdivision thereof;

1.158  “Phase I Clinical Trial,” “Phase II Clinical Trial” and “Phase III Clinical Trial” shall have the meanings ascribed thereto in 21 C.F.R. 312.21;

1.159  “Phase IV Clinical Trial” shall mean, with respect to any Product, any clinical trial performed by a Party, with respect to such Product, subsequent to the receipt of the Market Approval relating thereto;

1.160  “Post-Launch Year” shall mean, with respect to any given Product, that 12-month period between (a) the first day of the first calendar month beginning after such Product shall have been Launched and (b) the anniversary of the date described in (a). For example, if EGW 3x is launched on June 25th, its Post-Launch Year begins on July 1st and ends on the succeeding June 30th. Each Product’s Post-Launch Years will be serially numbered (e.g., Post-Launch Year 1, Post-Launch Year 2, etc.);

1.161  “Price Index” shall mean (a) as to Development and Registration FTE Rates expressed in Dollars, the Consumer Price Index - Urban Wage Earners and Clerical Workers, U.S. City Average, All Items, 1982-1984 = 100, published by the United States Department of Labor, Bureau of Statistics (or its successor equivalent index) and (b) as to Development and Registration FTE Rates expressed in Euros, the Price Index for Cost of Living for Private Households in Germany, as compiled and published by the German Bundesbank;

1.162  “Primary License Agreement” shall mean that certain License Agreement, dated as of [*], by and among [*],[*]and [*], as thereafter amended;

1.163  “Primary Party” has the meaning ascribed thereto in Section 10.5;

1.164  “Product” shall mean any ointment or other topical formulation containing one or more green tea catechins which has been, or is being, developed, pursuant to this Agreement by MediGene and/or Bradley for use in the Field as a prescription product;

1.165  “Product Competitor” shall mean any prescription or non-prescription medication, other than a Product, containing tea catechins, with any approved indication in the Field;

1.166  “Product Royalty” shall have the meaning as defined in Section 7.1 of this Agreement;

1.167  “Product Royalty Rate” shall mean, with respect to any given Product, that royalty rate which, under Section 7.1, shall be applied to Net Sales of such Product in calculating the Product Royalty;

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1.168  “Product Royalty Term” means, with respect to any Product, the period of time commencing on the date of the First Commercial Sale thereof and ending on the later of (a) the date of expiration or other termination of the last Licensed Patent covering the manufacture, use or sale of such Product in the Territory, and (b) the date falling ten (10) years after the First Commercial Sale thereof (“termination” of a Patent being deemed to include the entry of a final judgment of invalidity or unenforceability, by a court of competent jurisdiction, where (i) such judgment is unappealable or (ii) all rights of appeal with respect thereto have lapsed);

1.169  “Prosecute,” “Prosecution” and “Prosecuting” have the meanings ascribed thereto in Section 10.4;

1.170  “Prosecution Notice” has the meaning ascribed thereto in Section 10.4;

1.171  “Purchase Prices” shall mean, collectively, the purchase prices set forth in Sections 13.1.1 and 13.1.2;

1.172  “Purchase Order” shall have the meaning as defined in Section 11.8;

1.173  “Qualification Date” shall mean, with respect to any facility, the date on which such facility shall have become Qualified;

1.174  “Qualified” shall mean, with respect to any Manufacturing Facility, that the FDA has issued, in respect of such facility, a written communication (including a so-called “Establishment Inspection Report”) confirming that such facility has been approved for the manufacture of API;

1.175  “Qualified Transferee” shall have the meaning as defined in Section 26.10;

1.176  “Reasonable Best Efforts” shall mean the degree of skill, effort, expertise and resources which would be expended by a reasonable, similarly-situated commercial party in respect of a product of similar market potential at a similar stage of its product life, taking into account the competitiveness of the marketplace, the proprietary position of the product, the regulatory structure involved, the profitability (or anticipated profitability) of the product, the level of investment and associated risk, and all other relevant factors, including, but not limited to, technical, legal, scientific and medical factors;

1.177  “Recall” shall refer to either or both of a Mandatory Recall or a Voluntary Recall, as the context may require;

1.178  “Receiving Party” shall have the meaning as defined in Section 21.3;

1.179  “Reimbursement Invoice” shall have the meaning as defined in Section 8.1;

1.180  “Reimbursing Party” shall have the meaning as defined in Section 8.1;

1.181  “Relevant Indications” shall have the meaning, with respect to EGW 3x, set forth in Section 16.3.1(b) and shall mean, with respect to any given pharmaceutical product other than EGW 3x, those indications/diagnoses (identified by their IMS numerical designations, e.g., “078106: venereal warts”) determined in accordance with Section 16.3.2 which are to be used, in accordance with this Agreement, in calculating the Attributable Dollar Value for such product during any given period of time;

1.182  “Relevant Market Group” shall mean, with respect to any given Product, those pharmaceutical products (including the relevant Product) which, by virtue of being used by medical personnel to treat identical or similar diagnoses/indications, are reasonably appropriate to use in calculating the Market Share (i.e., the market dominance) of such Product, as determined in accordance with Section 16.3.1(a) and Section 16.3.2;

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1.183  “Representatives” shall mean, as to any Party, its employees, consultants, officers and directors, collectively;

1.184  “Required Market Share Percentage” shall have the meaning as defined in Section 18.4;

1.185  “Research Associate” shall mean a clinical research associate or a person performing substantially analogous duties;

1.186  “Resolution Date” shall mean the later of (a) the first date that no class action or similar lawsuit arising out of or related to the subject matter of the current SEC informal inquiry relating to Bradley shall be pending, and (b) two (2) years following Bradley’s last written response to any request for information from the SEC in connection with such informal inquiry.

1.187  “Royalty” shall refer to either or both of the Product Royalty and the Trademark Royalty, as the context may require;

1.188  “Royalty Payments” shall mean payments of either or both of the Trademark Royalty and the Product Royalty, as the context may require;

1.189  “Royalty Statement” shall have the meaning as defined in Section 8.2;

1.190  “Royalty Term” means, with respect to any Product, the period of time commencing on the date of the First Commercial Sale thereof and ending on the later of (a) the expiration of the Product Royalty Term and (b) the expiration of the Trademark Royalty Term;

1.191  “Sales Representative” shall mean any individual who has been retained by Bradley, either directly (e.g., a Bradley employee) or indirectly (e.g., an employee of another entity engaged by Bradley to render services), to visit, and/or otherwise interface with, medical professionals in order to stimulate use and sales of Products;

1.192  “Second Inspection” shall mean the second inspection, if any, performed by or on behalf of the FDA, of the [*] Facility in connection with the Qualification thereof;

1.193  “Secondary License Agreement” shall mean that Second License Agreement, effective as of [*], by and among [*],[*] and [*], as thereafter amended;

1.194  “Secondary Party” has the meaning ascribed thereto in Section 10.5;

1.195  “sNDA” shall mean a supplemental NDA submitted to the FDA;

1.196  “Solely-Owned IPR” shall mean Bradley IPR or MediGene IPR, as the case may be;

1.197  “Spec Unusable API” shall have the meaning ascribed thereto in Section 11.13.

1.198  “SPL Change” shall mean either or both of a Mandatory SPL Change or a Voluntary SPL Change, as the context may require;

1.199  “Sublicense” shall mean either or both of a Bradley Sublicense or a MediGene Sublicense, as the context may require;

1.200  “Sublicense Agreement” shall mean either or both of a Bradley Sublicense Agreement or a MediGene Sublicense Agreement, as the context may require;

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1.201  “Sublicensee” shall mean any Person (other than an Affiliate) to whom Bradley or MediGene shall grant a sublicense of any rights licensed to it under Section 2 of this Agreement (for the removal of doubt, a Person to whom Bradley merely sells Products - e.g., a drug wholesaler - shall not be deemed to be a Sublicensee);

1.202  “Supply Invoice” shall have the meaning as defined in Section. 8.3;

1.203  “Term” shall have the meaning as defined in Section 19.1;

1.204  “Termination Date” shall mean the date on which this Agreement shall, for whatsoever reason (including, but not limited to, expiration) terminate in its entirety;

1.205  “Territory” shall have the meaning as defined in Section 3.1;

1.206  “[*]” shall mean [*];

1.207  “Third Party” shall mean any Person other than (a) a Party, (b) an Affiliate of a Party and (c) a Sublicensee of a Party;

1.208  “Third Party Claim” shall have the meaning as defined in Section 24.3;

1.209  “Third Party Claim Notice” shall have the meaning as defined in Section 24.3;

1.210  “Third Party License Accounting” shall have the meaning as defined in Section 7.3;

1.211  “Third Party Payments” shall have the meaning as defined in Section 7.3;

1.212  “Time Sheet” shall mean, with respect to any given day, a written document prepared by or on behalf of an individual who has performed Development and Registration Activities on such day on behalf of a Development Party, and which contains (a) a brief description of the Development and Registration Activities performed by such individual on such day and (b) the total number of hours that such individual devoted to such activities on such day. For these purposes, (i) “written document” shall be deemed to include one which is created/stored on a computer (such as a Microsoft Word document) and (ii) the reportage of each day’s activities and hours need not be on a separate written document, it being acknowledged that “Time Sheet” shall also encompass one solitary written document, broken down by days, that nevertheless contains all the required daily information;

1.213 “Trademark Royalty” shall have the meaning as defined in Section 7.2 of this Agreement;

1.214  “Trademark Royalty Term” means, with respect to any Product, the period of time commencing on the date of the First Commercial Sale thereof and ending on that date when neither Bradley nor any of its Affiliates or Sublicensees is any longer selling such Product in the Territory;

1.215  “United States” shall mean, collectively, (a) each and every state of the United States of America, (b) the District of Columbia and (c) Puerto Rico;

1.216  “Vendor Invoice” shall mean an invoice received by a Development Party from a Third Party reflecting amounts due in connection with the provision, by or on behalf of such Third Party, of goods or services to or for the benefit of such Development Party in connection with the performance by such Development Party of Development and Registration Activities;

1.217  “Voluntary Facility Inspection” shall mean, with respect to any Product, any inspection of a Manufacturing Facility relating thereto which inspection is requested by a Party and is not a Mandatory Facility Inspection;

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1.218  “Voluntary Recall” shall mean, with respect to any given Product, a recall of units of such Product from the market, by or on behalf of a Party, that has not been ordered by a Governmental Authority;

1.219  “Voluntary SPL Change” shall mean, with respect to any given Product or the API, a change with respect to the specifications, packaging or labeling thereof which is not required by Applicable Law or a Governmental Authority;

1.220  “Yen” means the Yen of Japan.

2.  GRANT OF LICENSE; TECHNOLOGY TRANSFER

2.1  Patent License.   MediGene hereby grants to Bradley, under the terms and conditions stated in this Agreement, the exclusive (even as to MediGene), royalty-bearing right and license under (a) the MediGene Owned Patents, (b) MediGene’s interest in any Joint IPR, Joint Information and Joint Patent, (c) any MediGene IPR and MediGene Information, (d) the Other MediGene IP Rights, and (e) any other Intellectual Property now or hereafter during the Term owned by MediGene which relates to the manufacture, development, use or sale of Products (the Intellectual Property described in Sections 2.1(a)-(e) above being collectively referred to as the “MediGene Owned Technology”) to make, have made, import, export, use, offer to sell, sell and/or otherwise dispose of, Products in the Field in the Territory. Bradley accepts the grant of this license. Notwithstanding the foregoing, MediGene shall retain rights to the MediGene Owned Technology to the extent not expressly granted hereunder or in Section 2.2.

2.2  Manufacturing License.   MediGene hereby grants to Bradley, under the terms and conditions stated in this Agreement, the non-exclusive, royalty-bearing right and license under the MediGene Owned Technology to make, have made, import and export (but not offer to sell, sell or otherwise dispose of) Products anywhere in the world outside the Territory. Bradley accepts the grant of this license. Notwithstanding the foregoing, MediGene shall retain rights to the MediGene Owned Technology to the extent not expressly granted hereunder or in Section 2.1. For the removal of doubt, transfers of Products between Bradley and its Affiliates for resale of such Product in the Territory shall not be deemed hereunder to be a sale or other disposition.

2.3  Patent Sublicense.   Subject in all cases to Section 2.12, MediGene hereby grants to Bradley, under the terms and conditions stated in this Agreement, the exclusive (even as to MediGene) royalty-bearing sublicense under (a) the MediGene Inlicensed Patents, and (b) the Other Licensor Group IP Rights (collectively, the “MediGene Inlicensed Technology”) to make, have made, import, export, use, offer to sell, sell and/or otherwise dispose of Products in the Epitome Field in the Territory. MediGene shall retain rights to the MediGene Inlicensed Technology to the extent not expressly granted hereunder or in Section 2.4.

2.4  Manufacturing Sublicense.   Subject in all cases to Section 2.12, MediGene hereby grants to Bradley, under the terms and conditions stated in this Agreement, the non-exclusive royalty-bearing sublicense under the MediGene Inlicensed Technology to make, have made, import and export (but not offer to sell, sell or otherwise dispose of) Products in the Epitome Field anywhere in the world outside the Territory. Bradley accepts the grant of this sublicense. MediGene shall retain rights to the MediGene Inlicensed Technology to the extent not expressly granted hereunder or in Section 2.3. For the removal of doubt, transfers of Products between Bradley and its Affiliates for resale of such Product in the Territory shall not be deemed hereunder to be a sale or other disposition.

2.5  Trademark License.   Subject to the terms and conditions of this Agreement, MediGene hereby grants to Bradley the exclusive (even as to MediGene), non-transferable (except in accordance with Section 26.10), royalty-bearing license to use the Licensed Trademarks throughout the Territory in connection with the advertising, promotion, making, having made, importation, exportation, use, offer for sale, sale or other disposition of Products in the Field.

2.6  Ownership of Trademarks.   Bradley acknowledges that MediGene has or will have sole and exclusive ownership of all right, title and interest in and to the Licensed Trademarks (including, without limitation, all registrations and applications therefor). Bradley further acknowledges and agrees that it has not acquired, and will not acquire (whether by operation of law, by this Agreement or otherwise), any right,

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title, interest or ownership in or to the Licensed Trademarks or any part thereof other than the trademark license granted herein. Bradley recognizes the value of the goodwill associated with the Licensed Trademarks and acknowledges that all rights therein belong exclusively to MediGene and further acknowledges that the Licensed Trademarks and all goodwill and benefit arising from such use will inure to the sole and exclusive benefit of MediGene. Bradley shall not take any action, directly or indirectly, that challenges the validity of the Licensed Trademarks. MediGene shall be responsible for, and shall bear the expense of, such trademark searches and federal and/or state filings as may be reasonably necessary or appropriate in connection with obtaining, maintaining, protecting and using the Licensed Trademarks in the Territory in connection with the sale of the Products.

2.7  Obligation to Use Trademarks.   Bradley shall use the Licensed Trademarks in connection with the distribution, marketing, advertising, promotion and sale of Products and shall not, in connection therewith, use any trademarks other than the Licensed Trademarks.

2.8  Quality Control.   Bradley shall assure at all times that the Products sold by it shall be of high quality. Bradley additionally shall assure at all times that the Products are distributed, marketed, advertised, promoted and sold by it in accordance with all Applicable Laws. Notwithstanding the foregoing, however, Bradley shall not be liable to MediGene under the preceding provisions of this Section 2.6 for any defect in quality, or any failure to comply with Applicable Laws, that arises as a result of any failure of any API sold to Bradley hereunder to meet the API Specifications. Bradley shall place and display the Licensed Trademarks on and in connection with the Products only in such form and manner as are specifically approved in writing in advance by MediGene (which approval shall not be unreasonably withheld).

2.9  License to MediGene.

        2.9.1   Bradley Technology.   Bradley hereby grants to MediGene, under the terms and conditions stated in this Agreement:

                (a)  A fully paid up, exclusive (even as to Bradley) license under the Bradley Technology arising from the development of Jointly-Funded Products to make, have made, import, export, use, offer to sell, sell and/or otherwise dispose of, outside of the Territory, products, including Products, in the Field.

                (b)  A fully paid up, worldwide, non-exclusive license, under the Bradley Technology, to use the Bradley Technology to the extent necessary to perform MediGene’s obligations under this Agreement.

                (c)  A fully paid up, worldwide, exclusive (even as to Bradley) license under the Bradley Technology (excluding the Bradley Marketing Information) arising out of the development of Opt-Out Products to develop, make, have made, import, export, use, offer to sell, sell and/or otherwise dispose of Opt-Out Products in the Opt-Out Field.

                (d)  Except as set forth above, MediGene shall not use or exploit the Bradley Technology.

        2.9.2   Joint Technology.   Bradley hereby grants to MediGene, under the terms and conditions stated in this Agreement:

                (a)  A fully paid up, exclusive (even as to Bradley) license under Bradley’s interest in the Joint Technology arising from the development of Jointly-Funded Products to develop, make, use or sell, outside the Territory, products outside the Field.

                (b)  A fully paid up, exclusive (even as to Bradley) license under Bradley’s interest in the Joint Technology arising from the development of Jointly-Funded Products to develop, make, use or sell, outside the Territory, products, including Products, in the Field.

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                (c)  A fully paid up, worldwide, non-exclusive license under Bradley’s interest in the Joint Technology to the extent necessary to perform MediGene’s obligations under this Agreement.

                (d)  A fully paid up, worldwide, exclusive (even as to Bradley) license under Bradley’s interest in the Joint Technology arising from the development of Opt-Out Products (other than any Joint Marketing Information) to develop, make, have made, import, export, use, offer to sell, sell and/or otherwise dispose of Opt-Out Products in the Opt-Out Field.

                (e)  Except as set forth above, MediGene shall not use or exploit the Joint Technology.

        2.9.3   Grant Back to MediGene.   Bradley hereby grants to MediGene, under the terms and conditions stated in this Agreement in the Territory, a non-exclusive sublicense, under the Bradley License, to the extent necessary to perform MediGene’s obligations under this Agreement.

2.10  Epitome License Expansion.   In the event of an Epitome License Expansion, MediGene will promptly notify Bradley and, upon written request by Bradley within [*] days, negotiate, exclusively and in good faith, with Bradley for a period of [*] days (beginning on the date of Bradley’s request) (the “License Expansion Negotiation Period”) reasonable commercial terms and conditions under which MediGene would enter into a correspondent expansion of the License under this Agreement. If, despite such good faith negotiation, MediGene and Bradley shall not have entered into a definitive agreement regarding such expansion on or prior to the end of the License Expansion Negotiation Period, MediGene shall be free to negotiate and enter into a commercialization arrangement with any Third Party.

2.11  Technology Transfer.

        2.11.1   [*] Agreement.   Based on the original assumption that MediGene would itself “finish” the Products and sell the finished Products to Bradley for re-sale in the Territory, MediGene heretofore entered into a Framework Agreement on the Manufacturing and Testing of Medicines on an Outsourcing Basis with [*] (the “[*] Agreement”).

        2.11.2   Finishing Information.   In connection with the [*] Agreement and in preparation for the performance thereof, MediGene has acquired certain information and know-how which might be required by or useful for Bradley inasmuch as the Parties have agreed herein that MediGene shall supply only API to Bradley and that the “finishing” of the Products will be accomplished by, or performed at the direction of, Bradley (any and all such information and know-how which is required or useful for Bradley to perform the finishing of the Products being hereunder referred to as the “Finishing Information”).

        2.11.3   Technology Transfer.   In light of the foregoing, MediGene shall exercise its commercially reasonable efforts to impart to Bradley and its Representatives (whether by discussion, download of software or databases, preparation and delivery of hard-copy or other reasonable means) such of the Finishing Information as may be reasonably relevant or helpful to Bradley in connection with its obligation to finish and manufacture, or have finished and manufactured, the Products, and Bradley shall be entitled to use such Finishing Information only in connection with the exercise of its rights under this Agreement.

2.12  Conflicts.   Notwithstanding anything to the contrary herein, in the event of any conflict between the license granted under Section 2.3 or 2.4 and the terms of the Epitome License Agreement (as in effect on the Effective Date), the terms of the Epitome License Agreement shall prevail.

3.  TERRITORY

3.1  Territory.   The term “Territory” shall mean the United States.

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4.  SUBLICENSES

4.1  Provisions Regarding Sublicenses.

        4.1.1   Bradley Sublicenses.   Subject in all cases to Section 4.3, Bradley shall:

                (a)  be permitted to grant sublicenses under the Bradley License (each a “Bradley Sublicense”) only with MediGene’s prior written consent, such consent not to be unreasonably withheld or delayed;

                (b)  ensure that any Bradley Sublicense shall be consistent with the terms of this Agreement and shall include an obligation for the Bradley Sublicensees to comply with the applicable obligations of Bradley set forth in this Agreement;

                (c)  provide to MediGene a copy of any agreement embodying a Bradley Sublicense (a “Bradley Sublicense Agreement”) promptly after entering into such Bradley Sublicense Agreement; provided that, Bradley may redact the financial terms of any such Bradley Sublicense Agreement, but only to the extent that any such redactions do not impair, in any material respect, MediGene’s ability to ensure compliance with the provisions of this Agreement.

        4.1.2   MediGene Sublicenses.   MediGene shall:

                (a)  be permitted to grant sublicenses under the MediGene License (each a “MediGene Sublicense”);

                (b)  ensure that any MediGene Sublicense shall be consistent with the terms of this Agreement and shall include an obligation for the MediGene Sublicensees to comply with the applicable obligations of MediGene set forth in this Agreement;

                (c)  provide to Bradley a copy of any agreement embodying a MediGene Sublicense (a “MediGene Sublicense Agreement”) promptly after entering into such MediGene Sublicense Agreement; provided that, MediGene may redact the financial terms of any such MediGene Sublicense Agreement, but only to the extent that any such redactions do not impair, in any material respect, Bradley’s ability to ensure compliance with the provisions of this Agreement.

4.2  Milestones and Royalties.   The payment of Milestone Payments and Royalties shall not be affected by any such Bradley Sublicense, such Milestone Payments being payable by Bradley to MediGene pursuant to the terms of this Agreement regardless of whether any sales are made by Bradley, its Affiliates or any Sublicensee, and such Royalties being payable by Bradley pursuant to the terms of this Agreement regardless whether the sales that are made are made by Bradley, its Affiliates or any Sublicensee.

4.3  Conflicts.   Notwithstanding anything to the contrary herein, in the event of any conflict between Section 4.1.1 and the terms of the Epitome License Agreement (as in effect on the Effective Date), the terms of the Epitome License Agreement shall prevail.

5.  FURTHER DEVELOPMENT OF PRODUCTS

5.1  Development Programs; Priorities of Development Programs.

        5.1.1   Reasonable Best Efforts.   MediGene will use its Reasonable Best Efforts to pursue the programs set forth in Sections 5.3 through 5.5, below, in accordance with the Development Plans with respect thereto approved by the JSC.

        5.1.2   Priorities; Eurogenic Features.   Unless mutually agreed otherwise by the Parties, and subject to the rest of this Section 5.1.2, the pre-clinical and other development-related activities undertaken

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with respect to any Jointly-Funded Product shall be designed, and therefore the Development Plan relating thereto shall be established, in a way that is sufficient for obtaining Market Approval for such Product both in the Territory and in Europe; provided, however, that no Development Plan shall be needed for EGW 3x. Notwithstanding the preceding sentence, however, in establishing the Development Plan with regard to any given Jointly-Funded Product, the JSC (and, therefore, any Arbitrator) shall, to the extent that any proposed activities called for in, or proposed aspects or features of, such Development Plan would be included in such Development Plan solely by virtue of the general principle (per the immediately preceding sentence) that each Development Plan also be designed for the obtaining of Market Approval in Europe (any such aspects or features being herein referred to as “Eurogenic Features”), (a) take into consideration (i) the potential delay, in obtaining Market Approval for such Jointly-Funded Product in the Territory, that might be caused by such Eurogenic Features, (ii) the potential of any Eurogenic Features to adversely affect, or otherwise jeopardize, the likelihood of obtaining Market Approval at all for such Jointly-Funded Product in the Territory and (iii) the potential of the Eurogenic Features to adversely impact, or otherwise jeopardize, the ability of Bradley to commercialize such, or any other, Product in the Territory and (b) in the event and to the extent that the JSC (or any Arbitrator) determines that any material such delay, adverse impact or jeopardy is a reasonable possibility, it will exclude from the related Development Plan, or modify, such of the Eurogenic Features as it may deem necessary to exclude therefrom, or modify, in order to avoid such delay, adverse impact and/or jeopardy.

5.2  EGW Indication (3x/day application).   MediGene shall use Reasonable Best Efforts to continue to develop and submit for Market Approval in the Territory a Product in the EGW indication for 3x/day application (“EGW 3x”).

5.3  EGW Indication [*].   In the event that (a) MediGene shall have obtained Market Approval with respect to EGW 3x in the Territory and (b) the JSC shall have approved a Development Plan with respect thereto (the “EGW [*] Conditions”), MediGene shall develop and submit for Market Approval in the Territory a Product in the EGW indication for [*] (“EGW [*]”).

5.4  AK Indication.   The following shall apply to the development of a Product in the AK indication (the “AK Product”):

        5.4.1   AK Development Proposal.   MediGene will submit the final study report relating to the Phase II Clinical Trials with the MediGene internal code number [*] conducted as a proof-of-concept study regarding the AK Product together with a proposed development program for the AK Product (such study report and proposed program being, collectively, the “AK Development Proposal”) to Bradley.

        5.4.2   Development Plan.   Bradley shall have ninety (90) days from receipt of the AK Development Proposal to notify MediGene that it wishes to develop a Development Plan with MediGene for the AK Product based on the AK Development Proposal in accordance with the terms hereof. Thereafter, the JSC shall attempt to establish the Development Plan for the AK Product within ninety (90) days of Bradley’s notification pursuant to the first sentence of this Section. The Parties acknowledge and agree that any disagreements between the Parties over the initial Development Plan for the AK Product covered by this Section 5.4 are not reviewable by an Arbitrator under Section 25 hereof. MediGene shall, subject to the Development Plan for the AK Product established by the JSC, use Reasonable Best Efforts to continue the development of, and submit for Market Approval in the Territory, the AK Product.

        5.4.3   Bradley Option; License.

                (a)    Bradley Option.   In the event the JSC is unable to establish the Development Plan for the AK Product during such 90-day period, Bradley shall have the option to assume all Development and Registration Activities with respect to the AK Product in the Territory at its own cost, such option to be exercised within thirty (30) days of the end of such 90-day period, provided that on an annual basis Bradley will provide MediGene with a written summary of such Development and Registration Activities within 30 days of the end of each calendar year (which reports MediGene may disclose to [*]). In the event that Bradley shall have validly exercised its option under this Section 5.4.3, (a) the provisions of Section 5.11.4(b)(ii), (iii), (v) and (vi) shall apply and (b) the Parties shall negotiate in good faith with respect to the royalty rates that shall be applicable to the AK Product (which the Parties acknowledge shall be lower than the rates otherwise provided for under Section 7.1). In the event that, notwithstanding such good faith negotiation, the Parties shall have failed to agree upon the reduced rates within thirty (30) days after the date

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on which Bradley shall have given its notice of exercise hereunder, the matter shall be referred to the Arbitrator under Section 25, and the Arbitrator shall determine the reduced rates, which shall take into account, among other things, the absence of MediGene funding.

                (b)    License.   In the event that Bradley shall have assumed development of the AK Product under Section 5.4.3(a) and MediGene shall desire to acquire from Bradley an exclusive license, outside the Territory, with respect to any or all of the Bradley Technology and Joint Technology (other than any Joint Marketing Information) arising out of the development thereof in connection exclusively with the development of such AK Product outside the Territory, it shall so notify Bradley and the Parties shall negotiate in good faith with respect to the terms (including compensation to Bradley) of such license.

                (c)    Milestones.   For the removal of doubt, the Parties acknowledge that Bradley shall have no obligations under Section 6.4 unless and until the AK Bradley Participation Date shall have occurred, and that if Bradley fails to exercise the option under Section 5.4.3(a), it shall thenceforth never have any obligation under Section 6.4.

        5.4.4   MediGene Option.   In the event that a Development Plan for the AK Product is not established pursuant to Section 5.4.2 and Bradley does not exercise its option under Section 5.4.3, in both cases within the timelines set forth in such Sections, all rights with respect to the AK Product shall automatically revert back to MediGene, the Field shall be deemed not to include AK, and MediGene shall be free to develop the AK Product in the Territory either on its own or with a Third Party.

5.5  Other Dermatological Indications.

        5.5.1   Submission of Proposals.   In the event that a Party shall submit to the JSC a proposal with respect to the development and registration of a potential Product, the JSC shall consider and evaluate such proposal and the commercial and legal feasibility of such potential Product. In the event that the JSC shall approve a Development Plan with respect to any potential Product (in which case such potential Product shall thereby automatically become a “Product”), MediGene shall use Reasonable Best Efforts to develop, and submit for Market Approval in the Territory, such Product in accordance with such Development Plan (the Parties acknowledging that any Development Plan relating to a non-prescription Product would need to accompanied by, except to the extent that the same shall already have been done, a mutually acceptable amendment to this Agreement with appropriate modifications to take account of the fact that “Products” would now include non-prescription topical formulations and that, among other things, lower royalty rates for such non-prescription Products would be negotiated in good faith. The JSC may decide that such Development and Registration Activities, or parts thereof, may be performed by Bradley. In the event of any such decision by the JSC, Bradley shall use Reasonable Best Efforts to perform such Development and Registration Activities, in connection with such Product, as the JSC shall have assigned to it in accordance with such Development Plan. The Parties specifically acknowledge and agree that any disagreements between the Parties over the initial Development Plan for any potential Product covered by this Section 5.5 are not reviewable by an Arbitrator pursuant to Section 25 hereof.

        5.5.2   Failure to Establish Development Plan.   In the event that the JSC shall not, for whatsoever reason (including cessation by the Parties of discussions relating thereto), have established a Development Plan for any given potential Product on or prior to the date falling one (1) year after the later to occur of (a) the First Approval Date and (b) the date on which the proposal therefor shall first have been submitted to the JSC, then the provisions of Sections 5.4.3 and 5.4.4 shall apply with respect to such potential Product.

5.6  Funding of Development Activities.   The Development and Registration Activities under Sections 5.2 to 5.5 shall be funded as follows, provided, however, that in no event shall a Party be obligated to reimburse the other Party for costs in excess of the budget set forth in the applicable Development Plan unless such additional costs are approved by the JSC.

        5.6.1   EGW (3x/day application).   MediGene shall solely fund all Development and Registration Costs incurred in connection with the development of, and obtaining of Market Approval for, EGW 3x provided for in Section 5.2.

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        5.6.2   EGW [*].   In the event that the EGW [*] Conditions shall have been met, MediGene and Bradley shall, on a [*] basis, jointly fund any Development and Registration Costs incurred in connection with the Development and Registration Activities provided for in Section 5.3.

        5.6.3   AK.   [*] shall [*] fund the Development and Registration Costs relating to the AK Product according to Section 5.4 until the earlier to occur of (a) the establishment by the JSC, if at all, of a Development Plan relating thereto and (b) the exercise by Bradley, if at all, of its option to assume the Development and Registration Activities with respect to the AK Product. In the event of, and subject to, the establishment by the JSC of a Development Plan relating thereto, MediGene shall, subject to Section 5.6.4, fund [*]-percent of the Development and Registration Costs incurred for the further development and registration of the AK Product according to Section 5.4, and Bradley shall fund [*]-percent of such costs.

        5.6.4   Modified Cost Split on the AK Product.   In the event that the JSC shall establish a Development Plan with respect to the AK Product:

                (a)    AK Excess Costs.   Notwithstanding Section 5.6.3, in the event that, for whatsoever reason, the aggregate incurred Development and Registration Costs with respect to the AK Product shall exceed [*] (the excess over [*] being referred to as the “AK Excess Costs”), the [*]%-[*]% cost split provided for in Section 5.6.3 shall not apply to the AK Excess Costs, and the following provisions shall instead apply:

                        (i)  the first [*] of any AK Excess Costs (i.e., the first [*]% of any overage) shall be borne [*] percent ([*]%) by Bradley and [*] percent ([*]%) by MediGene;

                        (ii)  the next [*] of any AK Excess Costs (i.e., the next [*]% of the overage) shall be borne [*] percent ([*]%) by Bradley and [*] percent ([*]%) by MediGene; and

                        (iii)  any AK Excess Costs in excess of [*] (i.e., any overage in excess of [*]%) shall be borne [*] ([*]%-[*]%) by the Parties.

                (b)    Eurogenic Features.   Notwithstanding any other provision of this Section 5, [*] shall be [*] responsible for (i.e., shall fund [*]% of) any and all Development and Registration Costs, attributable to Eurogenic Features, relating to any Jointly-Funded Product.

        5.6.5   Other Dermatological Indications.   Subject to agreement between the Parties in the JSC on a Development Plan, Bradley shall fund [*]-percent of the Development and Registration Costs incurred for the Development and Registration Activities relating to any Product described in Section 5.5, and [*] shall fund [*]-percent of such costs.

        5.6.6   Audits.   Each Party obligated hereunder to reimburse a Development Party for Development and Registration Costs shall have the right to appoint an independent certified public accountant, reasonably acceptable to the Development Party, to inspect the records of the Development Party and its Affiliates that are relevant to the amount of Development and Registration Costs incurred. The Development Party and its Affiliates shall each make its records available for inspection by such independent certified public accountant during regular business hours at such place or places where such records are customarily kept, upon reasonable notice from the other Party, solely to verify that Reimbursement Invoices paid by the other Party shall have been in accordance with this Agreement. Each Party agrees to hold, and to ensure that its appointed accountant will hold, all such information learned in the course of any audit or inspection in confidence in accordance with the terms of Section 21. The results of each inspection shall be binding on the Parties, absent fraud or manifest error. The Party who shall have commissioned such audit shall pay for such audit, except that in the event that any such audit covering at least four (4) calendar quarters reveals that, during the period covered by the audit, the Development Party shall have overcharged the other Party by more than five percent (5%), the Development Party shall be obligated to reimburse the other Party for the reasonable out-of-pocket costs incurred by the other Party with respect to such audit. The Parties agree that (a) any such audit will be done on a calendar quarter-by-calendar quarter basis, (b) no Party shall have the right to audit a given calendar quarter more than two (2) years after the end of such quarter, (c) no more than one such audit shall be conducted in any 12-month period and (d) no given calendar quarter may be audited more than once. The Parties agree that any certified public accountant that (i) has rendered

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services to the commissioning Party during the previous three (3) years (other than other such auditing services under this Agreement) or (ii) is then, has recently (last six months) been, or is then scheduled or expected to be (within the next six months), in discussions or negotiations with the commissioning Party or any Affiliate regarding the rendering of services, shall not be deemed “independent” for purposes of this Section 5.6.6.

5.7  Control Over Development Activities; Consultation.   Subject to the applicable Development Plan and the terms of this Agreement, and notwithstanding the allocation of Development and Registration Costs detailed in Section 5.6, all decisions and activities to be made and/or undertaken in connection with the implementation of any Development Plan shall be made or undertaken, as the case may be, by the Development Party or, if there shall be more than one Development Party with respect to any Development Plan, by that Development Party who, in accordance with the terms of such Development Plan, shall have been allocated the responsibility of making or undertaking, as the case may be, the decisions or activities involved. Notwithstanding the foregoing, in the spirit of collaboration, each Development Party shall keep the other Party reasonably apprised of all material decisions and activities undertaken by it, and agrees, upon request by the other Party, to discuss, and consult with the other Party with respect to, such material decisions and activities. In addition, and without limiting the foregoing, each Development Party shall, within thirty (30) days after the end of each calendar quarter, give to the other Party a reasonably detailed description of the Development and Registration Activities performed by it during such calendar quarter.

5.8  Development of Combination Product.   If any Party wishes to develop a Combination Product for use in the Territory in the Field, the Parties will in good faith discuss such proposal. However, the development of such Combination Product may not be decided by the JSC, but will be subject to a separate mutual written agreement between the Parties on the terms and conditions for such development, which will be negotiated in good faith by the Parties; provided, however, that such a Combination Product will be developed only if the Parties reach such agreement.

5.9  Access to Development Information.   Except as otherwise contemplated under Section 5 (e.g. Section 5.4.3), the Information arising out of any Development and Registration Activities performed under this Agreement with respect to EGW [*], EGW 3x and the AK Product shall be owned solely by MediGene. MediGene shall be free to use, in any manner not inconsistent with its obligations under this Agreement, any such Information outside of the rights granted to Bradley under this Agreement. Bradley’s access to and use of such Information shall be limited to that (a) permitted under this Agreement or (b) otherwise required for Bradley’s performance of this Agreement.

5.10  Market Approvals.

        5.10.1   Primary Responsibility.   Except as otherwise contemplated under Section 5, MediGene shall have the right, with respect to any Jointly-Funded Product, to be primarily responsible for the preparation of all regulatory filings and to be registered as the holder and owner of filings with Governmental Authorities in the Territory for Market Approval and all resulting Market Approvals, and Bradley shall cooperate with MediGene in all reasonable respects in obtaining any such Market Approvals.

        5.10.2   Bradley Cooperation.  To the extent that MediGene has the right hereunder to use Bradley Information or Joint Information in connection with the obtaining of Market Approvals either within or outside the Territory, Bradley shall provide to MediGene or file with any Governmental Authority any necessary documentation to permit MediGene to include or reference such Information in its regulatory filings; provided, however, that to the extent that such cooperation is provided by Bradley (i) in respect of a product which is not a Product or (ii) in respect of a Market Approval being obtained outside the Territory, MediGene shall promptly reimburse Bradley for its reasonable out-of-pocket costs incurred in connection with such cooperation.

5.11  Opting Out.

        5.11.1   Applicability.  The terms of this Section 5.11 shall apply only to the Products described in Section 5.4 (i.e., the AK Product) and Section 5.5 (i.e., other Products within the Field) and the word “Product” shall be so construed in this Section 5.11.

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        5.11.2   Critical Junctures; Critical Criteria.  The Development Plan for each Product shall provide for various “critical junctures”, at different points along the development timeline (e.g., the completion of Phase II Clinical Trials) (each a “Critical Juncture”). The JSC shall establish, with respect to each Critical Juncture, (a) one or more objective criteria, all of which a reasonable, similarly-situated pharmaceutical company would reasonably require to be satisfied at such Critical Juncture before continuing with the development of such Product (assuming that such company were solely funding such development) (with respect to any given Critical Juncture, all of the relevant such criteria being referred to, collectively, as the “Critical Criteria”) and (b) a precise date or other reasonably-defined time (e.g., “on or before the date falling thirty (30) days after the completion of Phase II Clinicals”) by which a Party wishing to exercise its opt-out rights under Section 5.11.3 must give notice thereof to the other Party (the “Opt-Out Notice Date”).

        5.11.3   Opt-Out Right.  In the event that, as of any given Critical Juncture with respect to any given Product, not all of the relevant Critical Criteria shall have been fully satisfied or met, each Party shall have the right to (a) cease its participation in and funding of the Development and Registration Activities relating to such Product and the related Development Plan under this Agreement and (b) if the participation in the Development and Registration Activities for the AK Product has been ceased by Bradley according to (a), terminate its obligation to make any further Milestone Payments in respect of the AK Product under Section 6.4 (the “Opt-Out”). Such right shall be exercisable by the giving of written notice to the other Party on or before the Opt-Out Notice Date provided for in the relevant Development Plan, and the aforesaid Opt-Out shall be effective on the date on which such notice shall be given (such date being the “Opt-Out Date”). In the event that a Party has validly exercised its right under this Section 5.11.3 to opt out of the development of any Product, the necessary and reasonable costs of winding down or transitioning to the other Party, as the case may be, the Development and Registration Activities with respect to such Product shall be borne by the Parties in proportion to the cost sharing ratios set forth in Section 5.6 for that Product.

        5.11.4   Effects of Opting Out.

                (a)    Bradley Opt-Out.  In the event that Bradley shall have validly exercised its right under Section 5.11.3 to opt out of the development of any Product:

                        (i)  MediGene shall have the right (but not the obligation), at its own expense, to pursue any and all Development and Registration Activities with respect to such Product;

                        (ii)  Subject to Section 5.11.4(a)(vii) below, Bradley shall lose any rights it otherwise may have, or have had, to commercialize such Product under this Agreement;

                        (iii)  Such Product shall immediately cease to be deemed to be a “Product” for purposes of this Agreement and shall instead be deemed an “Opt-Out Product”, and the indication for which such Product was being developed shall immediately cease to be included in the Field and the Epitome Field and shall instead be included in the “Opt-Out Field”;

                        (iv)  Any obligations of Bradley with respect Opt-Out Products shall immediately cease, provided, however, that Opt-Out shall not impact Bradley’s other obligations with respect to any other Products;

                        (v)  Bradley shall, at the request of MediGene, (A) exercise commercially reasonable efforts to assign to MediGene, on reasonable commercial terms, Bradley’s rights under such third party contracts, relating to its Development and Registration Activities, if any, with respect to such Opt-Out-Product, as MediGene may reasonably request, (B) execute and deliver such reasonable documents, and do and perform such other reasonable acts and things, as may be necessary to transfer to MediGene Bradley’s rights under any IND or NDA relating to such Product, and (C) do and perform such reasonable acts and things, in regard to the related DMF, as may be necessary or appropriate to maintain the IND or NDA (including attempting to facilitate MediGene’s access to and use of the information contained in the DMF).

                        (vi)  Bradley shall, at the request of MediGene, provide to MediGene copies of any and all material Bradley IPR and Bradley Information (other than Bradley Marketing Information), not already in the possession of MediGene, that shall have been conceived or generated in connection with the development of the relevant Opt-Out-Product.

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                        (vii)  Notwithstanding Section 5.11.4(a)(ii) above:

                                (A)  In the event that MediGene, notwithstanding the Opt-Out by Bradley, continues with development and/or registration activities regarding such Opt-Out-Product and, in connection therewith, thereafter desires to license to any Person the right to make, have made, import, export, use, offer to sell, sell and/or otherwise dispose of such Opt-Out-Product in the Territory (including, for the removal of doubt, selling units of such Opt-Out-Product to a Person for sale, distribution or use in the Territory), MediGene will not do so unless and until it shall have complied with Section 5.11.4(a)(vii)(B).

                                (B)  MediGene shall notify Bradley of such desire and, upon written request by Bradley within fifteen (15) days, negotiate, exclusively and in good faith, with Bradley for a period of ninety (90) days (beginning on the date of Bradley’s request) (the “Bradley Negotiation Period”) reasonable commercial terms and conditions under which MediGene would enter into such a commercialization arrangement with Bradley. If, despite such good faith negotiation, MediGene and Bradley shall not have entered into a definitive agreement regarding such commercialization arrangement on or prior to the end of the Bradley Negotiation Period, MediGene shall be free to negotiate and enter into a commercialization arrangement with any Third Party.

                (b)    MediGene Opt-Out.  In the event that MediGene shall have validly exercised its right under Section 5.11.3 to opt out of the development of any Product:

                        (i)  Bradley shall have the right (but not the obligation), at its own expense, to pursue any and all Development and Registration Activities with respect to such Product for the Territory, provided that on an annual basis Bradley will provide a written summary of such Development and Registration Activities within 30 days of the end of each calendar year (which reports MediGene may disclose to [*]);

                        (ii)  MediGene shall, at the request of Bradley, (A) exercise commercially reasonable efforts to assign to Bradley, on reasonable commercial terms, MediGene’s rights under such third party contracts, relating to its Development and Registration Activities, if any, with respect to such Product, as Bradley may reasonably request, (B) execute and deliver such reasonable documents, and do and perform such other reasonable acts and things, as may be necessary to transfer to Bradley MediGene’s rights under any IND or NDA relating to such Product and (C) do and perform such reasonable acts and things, in regard to the related DMF, as may be necessary or appropriate to maintain the IND or NDA (including attempting to facilitate Bradley’s access to and use of the information contained in the DMF).

                        (iii)  MediGene shall, at the request of Bradley, provide to Bradley copies of any and all MediGene IPR and MediGene Information, not already in the possession of Bradley, that shall have been conceived or generated in connection with the development of the relevant Product.

                        (iv)  The Parties shall, at the written request of Bradley, negotiate in good faith with respect to a reasonable reduction, regarding only the relevant Product, in the royalty rates under Section 7, taking into account the funding of development solely by Bradley. In the event that, notwithstanding such good faith negotiation, the Parties shall have failed to agree on the reduced rates within thirty (30) days after the Opt-Out Date, the matter shall be referred to the Arbitrator under Section 25, and the Arbitrator shall determine the reduced rates. Notwithstanding the foregoing, the milestone obligations set forth in Section 6 shall remain unchanged. In determining the reduced rates, the Parties intend that the Arbitrator should take into account, among other things, the fact that such milestone payment obligations shall remain unchanged.

                        (v)  Section 15.5 shall not apply to such Product.

                        (vi)  Section 16.3 shall not apply to such Product.

                        (vii)  In the event that MediGene shall desire to acquire from Bradley an exclusive license, outside the Territory, with respect to any or all of the Bradley Technology and Joint Technology arising out of the development of any Product with respect to which MediGene has opted out under this Section 5.11 (for use exclusively in connection with the development of such Product outside the

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Territory), it shall so notify Bradley and the Parties shall negotiate in good faith with respect to the terms (including compensation to Bradley) of such license.

5.12  Withdrawal for Economic Viability.

        5.12.1   Applicability.  The terms of this Section 5.12 shall apply to any Jointly-Funded Product, including EGW 3x.

        5.12.2   Withdrawal Right.  In the event that a Product with respect to which there remain uncompleted Development and Registration Activities has ceased to have economic viability for such Party, as reasonably determined in good faith by that Party in light of its anticipated investment (including prior investment) and returns for such Product, each Party shall have the right to (a) cease its participation in and funding of the Development and Registration Activities relating to such Product and the related Development Plan under this Agreement and (b) if the participation in the Development and Registration Activities for such Product has been ceased by Bradley according to (a), terminate its obligation to make any further Milestone Payments in respect of such Product under Section 6 (an “Economic Viability Withdrawal”). Such right shall be exercisable by the giving of written notice to the other Party at any time during the first quarter of any calendar year, and the aforesaid Economic Viability Withdrawal shall be effective on the date on which such notice shall have been given (such date being the “Economic Viability Withdrawal Date”). In the event that a Party has validly exercised its right under this Section 5.12.2 to withdraw from the development of any Product, the necessary and reasonable costs of winding down or transitioning to the other Party, as the case may be, the Development and Registration Activities with respect to such Product shall be borne by the Parties in proportion to the cost sharing ratios set forth in Section 5.6 for that Product.

        5.12.3   Effects of Withdrawal.

                (a)    Bradley Withdrawal.  In the event that Bradley shall have validly exercised its right under Section 5.12.2 to withdraw from the development and registration of any Product, the terms of Section 5.11.4(a)(i) to (vii) shall apply, subject to the following:

                        (i)  such Product shall also cease to be deemed a “Product” for the purposes of this Agreement and shall instead be deemed an Opt-Out Product, and the indication for which such Product was being developed shall immediately cease to be included in the Field and the Epitome Field and shall instead be included in the Opt-Out Field;

                        (ii)  references in such section to the “Opt-Out” shall be deemed instead to refer to the Economic Viability Withdrawal under Section 5.12.2.

                (b)    MediGene Withdrawal.  In the event that MediGene shall have validly exercised its right under Section 5.12.2 to withdraw from the development of any Product, the terms of Section 5.11.4(b)(i) to (vii) shall apply, subject to the following:

                        (i)  references to the Opt-Out Date in such section shall be deemed instead to refer to the Economic Viability Withdrawal Date; and

                        (ii)  For the removal of doubt, in the event that MediGene shall desire to acquire from Bradley an exclusive license, outside the Territory, with respect to any or all of the Bradley Technology and Joint Technology arising out of the development of any Product with respect to which MediGene has withdrawn under this Section 5.12 (for use exclusively in connection with the development of such Product outside the Territory), it shall so notify Bradley and the Parties shall negotiate in good faith with respect to the terms (including compensation to Bradley) of such license.

                (c)    EGW [*] Exemption.  Notwithstanding any other provision hereof, in the event that, and so long as, EGW 3x shall continue to be a Product under the terms of this Agreement, Section 5.12.3(a) (and, consequently, Section 5.11.4(a) hereof), shall be inapplicable to EGW [*], and therefore MediGene shall not have a right to develop and register EGW [*] in the Territory.

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5.13  Amendments to Development Plans.  The Parties acknowledge and agree that, regardless whether the initial Development Plan with respect to a Product shall be arbitrable under the provisions of Section 25 (e.g., the initial Development Plan for EGW [*] is subject to arbitration and that relating to the AK Product is not), any proposed amendment to an already-existing Development Plan (including, without limitation the Budget relating thereto) shall be so arbitrable. Accordingly, to the extent that a Development Plan is arbitrable, the Parties recognize that each of them can ultimately be obligated, by an arbitrator, to continue to fund and/or perform Development and Registration Activities with respect to a Product hereunder. This Section shall not, however, be deemed to impair the rights of any Party under Sections 5.11 or 5.12, which shall remain unaffected.

6.  MONETARY OBLIGATIONS

6.1  General.  Bradley shall make the following compensation payment and Milestone Payments to MediGene in accordance with the terms of this Section 6.

6.2  Compensation for Development Activities.  Within five (5) days after the Effective Date, Bradley shall pay to MediGene, in consideration for the development and registration activities undertaken prior to the date hereof, the non-refundable amount of five million United States dollars ($5,000,000).

6.3  EGW Milestones.  Subject in any event to Section 5, Bradley shall make the following non-refundable payments to MediGene within [*] days following the achievement of the following milestones by MediGene:

        6.3.1   EGW 3x Market Approval.  [*] in the event that EGW 3x shall have received Market Approval on or before [*] or, alternatively, [*] in the event that such Market Approval shall occur after [*];

        6.3.2   EGW [*] Filing.  [*] in the event of the filing of an sNDA or an NDA for EGW [*] and the acceptance of such filing for review by the FDA (and assuming satisfaction of the EGW [*] Conditions); if no Development Plan for the EGW [*] has been approved by the JSC according to Section 5.3 within one year from the date on which EGW 3x shall have received Market Approval, such Milestone payment of [*] shall instead be made in the event, and only in the event, that, during Post Launch Year 3 of EGW 3x, Net Sales of such Product shall equal or exceed [*], such payment being payable within [*] days after the end of such twelve calendar month period. For the removal of doubt, no more than one [*] payment can ever become due under this Section 6.3.2.

        6.3.3   EGW [*] Market Approval.  [*] in the event of the receipt of Market Approval with respect to EGW [*]; if no Development Plan for EGW [*] has been approved by the JSC according to Section 5.3 within one year from the date on which EGW 3x shall have received Market Approval, such milestone payment of [*] shall instead be make in the event, and only in the event, that during any twelve calendar month period, Net Sales of all Products combined shall equal or exceed [*], such payment being payable within [*] days after the end of such twelve month period. For the removal of doubt, this Section 6.3.3 shall apply, if at all, only to the first such twelve month period during which such Net Sales threshold shall be met, it being agreed that no more than one [*] payment can ever become due under this Section 6.3.3.

6.4  AK Milestones.  Subject in any event to Section 5, Bradley shall make the following further non-refundable payments to MediGene within [*] days following the achievement of the following milestones by MediGene:

        6.4.1   Participation Date.  [*] after the later to occur of (a) the AK Bradley Participation Date and (b) the acceptance for review, by the FDA, of the NDA relating to EGW 3x;

        6.4.2   AK Filing.  [*] after the filing with, and acceptance for review by, the FDA of the NDA relating to the AK Product;

        6.4.3   AK Market Approval.  [*] after receipt of Market Approval of the AK Product.

6.5  Sales Milestone Payments.

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        6.5.1   First Threshold.  In the event that, during any twelve month period, Net Sales of all Products combined shall equal or exceed [*], Bradley shall pay to MediGene, within [*] days after the end of such twelve month period, a [*] license fee of [*]; for the removal of doubt, this Section 6.5.1 shall apply, if at all, only to the first such twelve month period during which such Net Sales threshold shall be met, it being agreed that no more than one [*] payment can ever become due under this Section 6.5.1.

        6.5.2   Second Threshold.  In the event that during any twelve month period, Net Sales of all Products combined shall equal or exceed [*] Bradley shall pay to MediGene, within [*] days after the end of such twelve month period, a [*] license fee of [*]; for the removal of doubt, this Section 6.5.2 shall apply, if at all, only to the first such twelve month period during which such Net Sales threshold shall be met, it being agreed that no more than one [*] payment can ever become due under this Section 6.5.2.

7.  ROYALTIES

7.1  Product Royalties.  In addition to any other payments under this Agreement, and subject to the terms of Section 5, Bradley shall pay to MediGene, with respect to each Product, a royalty of [*]-percent of Net Sales during the Product Royalty Term (the “Product Royalty”). Notwithstanding the foregoing, however (and subject to the terms of Section 5), in the event that, with respect to any given Product, [*], then the Product Royalty with respect to such Product shall instead be [*]% of Net Sales. The Parties acknowledge and agree that the MediGene Owned Patents, MediGene Inlicensed Technology and know-how that comprise the remainder of the MediGene Owned Technology licensed pursuant to this Agreement justify royalty rates of differing amounts with respect to the sales of Products, which rates could be applied separately to Products involving the exercise of such patent rights and/or the incorporation of such know-how, and that, if royalties were calculated separately, royalties relating to patent rights and royalties relating to know-how would last for different terms. Notwithstanding the foregoing, the Parties have determined for reasons of convenience, that the blended royalty rates set forth above will apply during a single royalty term.

7.2  Trademark Royalties.  In addition to any other payments under this Agreement, Bradley shall pay to MediGene a trademark royalty of [*] percent ([*]%) of the combined Net Sales of all Products during the Trademark Royalty Term (the “Trademark Royalty”); provided, however, that during the Royalty Term, the Trademark Royalty shall be fully creditable against Product Royalties paid pursuant to Section 7.1 (i.e., no Trademark Royalty shall be due).

7.3  Third Party Licenses.

        7.3.1   Third Party Licenses.  If (a) in the view of outside patent counsel to Bradley, Bradley (or any Affiliate or Sublicensee) cannot engage, in the Territory, in the development, manufacture, use or sale, as appropriate, of any Product without infringing one or more Patents or trademarks that have issued to a Third Party in the Territory or (b) in connection with any settlement of an IP Claim described in Section 10.7, a license is proposed to be obtained from the Third Party plaintiff(s), then Bradley shall have the first right, but not the obligation, to negotiate and enter into (in its own name) a/the license from the relevant Third Party (any such license being a “Third Party License”).

        7.3.2   MediGene Approval.  Notwithstanding Section 7.3.1, Bradley shall not enter into any Third Party License without the written approval of MediGene, which shall not be unreasonably withheld or delayed.

        7.3.3   Allocation of Economic Burden.

                (a)    Fees.  For purposes hereof, all milestone, license, sublicense, royalty and other such costs and fees paid by Bradley in connection with the exercise of its rights under any Third Party License shall be collectively referred to as “Third Party License Fees.” In illustration, and not limitation, of the above, the Parties specifically acknowledge and agree that the term “Third Party License Fees” would include so-called “up-front” and “milestone” payments that are paid as compensation under Third Party License Agreements but the amounts of which may not necessarily relate to, and may not necessarily be based upon, the quantity of sales of the Products.

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                (b)    Royalty Stacking.  If, during the Term of this Agreement, Bradley enters into a Third Party License, then, upon entry into any such agreement and thereafter during the remainder of the Royalty Term, the Royalties payable to MediGene under Sections 7.1 and 7.2 hereof shall be reduced by an amount equal to [*] percent ([*]%) of all Third Party License Fees; provided, however, that in no event shall the Royalties payable to MediGene in a particular quarter be reduced as a result of this Section 7.3.3(b) by more than [*] percent ([*]%) of the Royalties due to MediGene in such quarter, provided, further, that amounts payable to such Third Party(ies) that are not used by Bradley in a particular quarter to reduce the Royalties due to MediGene in such quarter shall be carried over to subsequent quarters until fully used in accordance with this Section 7.3.

                (c)    Accounting.  Within thirty (30) days after the end of any calendar quarter during which Bradley shall have incurred any Third Party License Fees, it shall render to MediGene an accounting (each, a “Third Party License Accounting”) [*]. Each such Third Party License Accounting shall be accompanied or preceded by reasonably-detailed back-up documentation relating to the amounts so incurred, including all relevant back-up invoices from Third Parties.

7.4  Royalty Payments.  Bradley shall make Product Royalty payments and Trademark Royalty payments to MediGene quarterly in arrears within thirty (30) days following the end of each calendar quarter for which payments are due. Each payment shall be accompanied by a Royalty Statement described in Section 8.2 hereof.

7.5  Maintenance of Records.  Bradley, its Affiliates and Sublicensees shall keep complete and accurate records in sufficient detail to allow Gross Sales and Net Sales of each Product, and therefore the accruing Royalties, to be determined accurately.

7.6  Audits.  MediGene shall have the right to appoint an independent certified public accountant, reasonably acceptable to Bradley, to inspect the records of Bradley and its Affiliates and Sublicensees that are relevant to the determination of Gross Sales and Net Sales. Bradley and its Affiliates and Sublicensees shall each make its records available for inspection by such independent certified public accountant during regular business hours at such place or places where such records are customarily kept, upon reasonable notice from MediGene, solely to verify the accuracy of the Royalty Statements and the correctness of the Royalty Payments. MediGene shall have the right to share with Epitome the information obtained from any such audit. MediGene agrees to hold, and to ensure that Epitome and MediGene’s appointed accountant will hold, all such information learned in the course of any audit or inspection in confidence in accordance with the terms of Section 21. The results of each inspection shall be binding on the Parties, absent fraud or manifest error. MediGene shall pay for such audits and inspections, except that in the event that any such audit covering at least four (4) calendar quarters reveals that, during the period covered by the audit, Bradley paid to MediGene less than ninety-five percent (95%) of the aggregate amount of Royalties that were due to MediGene with respect to such period, Bradley shall be obligated to reimburse MediGene for the reasonable out-of-pocket costs incurred by MediGene with respect to such audit. MediGene agrees that (a) any such audit will be done on a calendar quarter-by-calendar quarter basis, (b) MediGene shall not have the right to audit a given calendar quarter more than two (2) years after the end of such quarter, (c) no more than one such audit shall be conducted in any 12-month period and (d) no given calendar quarter may be audited more than once. The Parties agree that any certified public accountant that (i) has rendered services to MediGene or any Affiliate during the previous three (3) years (other than other such auditing services under this Agreement) or (ii) is then, has recently been (i.e., within the last 3 months) or is then scheduled to be, in discussions or negotiations with MediGene or any Affiliate regarding the rendering of services, shall not be deemed “independent” for purposes of this Section 7.6.

8.  PAYMENTS

8.1  Procedure for Funding of Development Activities.  In the event that, in accordance with Section 5.6, a Development Party shall be entitled to reimbursement from the other Party (the other Party, in such case, being the “Reimbursing Party”) with respect to Development and Registration Costs incurred by it, the Development Party shall invoice the Reimbursing Party on a calendar quarter basis. Each such invoice (each a “Reimbursement Invoice”) shall be accompanied (or preceded) by reasonably detailed back-up documentation relating to the amounts so invoiced, including (a) all relevant Time Sheets and (b) a true and correct copy of each Vendor Invoice, in excess of one thousand Dollars ($1,000.00) (or one thousand Euros ((euro)1,000) in the case of Vendor Invoices in Euros), reflected in the invoiced amount. Each such

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Reimbursement Invoice which shall be consistent with the terms of this Agreement shall be due and payable within thirty (30) days after the receipt thereof by the Reimbursing Party.

        8.1.1   Reimbursement of MediGene.

                (a)    In Euros.  In its capacity as a Development Party, any reimbursement of Development and Registration Costs made to MediGene under this Agreement shall be made in Euros, notwithstanding that any such costs may have been incurred by MediGene in Dollars or an Other Currency.

                (b)    Average Exchange Rate.  In the event that MediGene shall incur reimbursable Development and Registration Costs in Dollars or an Other Currency, the costs so incurred will, for purposes of reimbursement, first be converted to Euros at a composite exchange rate which shall equal the arithmetic average of the daily exchange rates (e.g., Dollar/Euro), during the calendar quarter covered by the relevant Reimbursement Invoice, from The Wall Street Journal, Eastern U.S. Edition or, if such exchange rates are not available therefrom with respect to any given day, the Reuters Daily Rate Report. Having thus been converted to Euros, such costs will then be invoiced and reimbursed in Euros.

                (c)    FTE Costs.  The principles of Section 8.1.1(b) shall apply equally to Development and Registration FTE Costs. For example, any such costs incurred in Euros (e.g., in respect of a MediGene employee whose salary is paid in Euros) shall be invoiced and reimbursed in Euros, and any such costs incurred in Dollars (e.g., in connection with a MediGene employee paid in Dollars) shall first be converted to Euros in accordance with Section 8.1.1(b) and then invoiced and reimbursed in Euros.

        8.1.2   Reimbursement of Bradley.

                (a)    In Dollars.  In its capacity as a Development Party, any reimbursement of Development and Registration Costs made to Bradley under this Agreement shall be made in Dollars, notwithstanding that any such costs may have been incurred by Bradley in Euros or an Other Currency.

                (b)    Average Exchange Rate.  In the event that Bradley shall incur reimbursable Development and Registration Costs in Euros or an Other Currency, the costs so incurred will, for purposes of reimbursement, first be converted to Dollars, as described in Section 8.1.1(b). Having thus been converted into Dollars, such costs will then be invoiced and reimbursed in Dollars.

                (c)    FTE Costs.  The principles of Section 8.1.2(b) shall apply equally to Development and Registration FTE Costs in the manner described in 8.1.1(c).

8.2  Royalty Payments.  Except as otherwise provided in this Agreement, all Product Royalty and Trademark Royalty payments due hereunder shall be paid quarterly within thirty (30) days after the end of each calendar quarter in accordance with Section 8.4 below. Each such payment shall be accompanied by a statement, on a Product-by-Product basis, of the amount of Gross Sales and Net Sales during such quarter and the amount of Product Royalties and Trademark Royalties, if any, due on such Net Sales (each such statement being a “Royalty Statement”). [*].

8.3  Purchase Price Payment.

        8.3.1   Supply Invoices.  On, or within a reasonable period of time following, the date of shipment of API by MediGene in accordance with Section 11, MediGene shall prepare and send to Bradley a written invoice (each, a “Supply Invoice”) detailing the quantity of API shipped and the aggregate amount due, under Section 13, for all API covered by such Supply Invoice. The date on which any particular Supply Invoice shall have been received by Bradley shall be the “Invoice Date” of such Supply Invoice and the date on which any particular shipment of API shall have been delivered to Bradley shall be the “Delivery Date” of such shipment.

        8.3.2   Payments.  Payments by Bradley in respect of each Supply Invoice shall be made within thirty (30) days after the later of (i) the Invoice Date and (ii) the Delivery Date (in any given instance, the later of the two being the “Payment Trigger Date”).

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8.4  Mode of Payment.  Bradley shall make all Royalty Payments and Milestone Payments required under this Agreement, and all payments on Supply Invoices, in Dollars.

8.5  Late Payments.  Royalty Payments, Milestone Payments or any other payments due under this Agreement and not paid on the date provided for in this Agreement or within five (5) Business Days thereafter (the “Fifth Day”) shall bear interest at a rate of [*] percent ([*]%) per [*] from (but not including) the Fifth Day until (but not including) the date paid, or at such lower maximum rate as may be permitted by law.

8.6  Taxes.  The Parties agree as follows:

        8.6.1   VAT.  Bradley agrees to pay, or to cause to be paid, any and all VAT that may arise from sales of API by MediGene under this Agreement.

        8.6.2   Other Taxes.  With respect to any other taxes or similar levies that may arise with respect to the performance by the Parties of their obligations hereunder, each Party shall be solely responsible for the payment of any such taxes or other levies the responsibility for the payment of which is imposed on such Party by applicable law.

        8.6.3   Withholdings; Exemption Provisions.  Each Party shall have the right to withhold, or cause to be withheld, from the other Party any amounts which are required by applicable law to be withheld from amounts paid to the other Party. However, each Party agrees, upon the request of the other Party, to execute, deliver and/or file (and to cause its Affiliates to execute, deliver and/or file) such reasonable documents, and to do and perform such other reasonable acts and things, as may be necessary or appropriate to enable the other Party to take advantage of any provision of law entitling the other Party to (i) any exemption from, or reimbursement of, any tax or other such levy or (ii) any exemption from any otherwise required withholding in respect thereof.

8.7  Disputed Amounts.  If the Reimbursing Party (as to a Reimbursement Invoice) or Bradley (as to a Supply Invoice) shall in good faith dispute the amount of any sum claimed to be due and payable under this Agreement, it shall nevertheless timely pay the undisputed portion thereof in accordance with the terms of this Agreement. The Parties shall use their best efforts to reach agreement promptly as to the amount due and payable or, if unable to reach agreement within thirty (30) days, either Party may commence the dispute resolution procedures contemplated by Section 25 to obtain a final determination of the amount due and payable. Assuming that the Reimbursing Party or Bradley, as the case may be, shall have complied with the foregoing, until such agreement or final determination is obtained, its failure to pay the disputed portion of any amount allegedly due and payable by it under this Agreement shall not constitute a breach by it of any of its obligations under this Agreement (and MediGene or the Development Party, as the case may be, shall, accordingly, not have the right to termination or damages described in Section 19 or 24), nor shall any such dispute relieve either Party of its compliance with any other provision of this Agreement.

9.  MANAGEMENT OF THE COLLABORATION

9.1  Establishment of Committee.  The Parties hereby establish a Joint Steering Committee (the “JSC”) to perform the functions described in or referred to in Section 9.3. The establishment of the JSC is intended to facilitate decision-making and management of the various collaboration activities of the Parties, and each Party agrees to use good faith and cooperative efforts to facilitate and assist the efforts of this committee.

9.2  Joint Steering Committee.  The JSC shall be composed of six members, three members appointed by each Party, but no member shall be the Chief Executive Officer of a Party. Within thirty (30) days after the Effective Date, each Party shall notify the other Party of the identity of its initial three representatives to the JSC. Each Party may replace any or all of its JSC representatives at any time upon written notice to the other Party.

        9.2.1   Chairperson.  MediGene will designate one of its representatives as the initial Chairperson of the JSC. The Chairperson shall be responsible for scheduling meetings, preparing and circulating an agenda in advance of each meeting, and preparing and issuing draft minutes of each meeting within thirty (30) days thereafter. The Chairperson shall consult with the Vice-Chairperson regarding the execution of the Chairperson’s responsibilities under this Section 9.2.1. Such consultation should occur a

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reasonable period of time in advance of such execution in order to allow the Vice Chairperson the opportunity to provide meaningful input. The Chairpersonship of the JSC shall alternate between MediGene and Bradley on a rotating basis, with each Party’s Chairperson fulfilling such role for a period of two (2) years. Therefore, on the second anniversary of the Effective Date, Bradley shall designate one of its representatives to be the Chairperson, and so on.

        9.2.2   Vice-Chairperson.  The JSC shall also have a Vice-Chairperson, who shall be designated by that Party which shall not then have the Chairpersonship. Bradley will designate one of its representatives as the initial Vice-Chairperson of the JSC. In accordance with the principles described in Section 9.2.1 above, the Vice-Chairpersonship of the JSC shall also alternate between Bradley and MediGene on a rotating two (2) year basis.

        9.2.3   Minutes.  The Parties agree that the minutes of the JSC meetings shall not be deemed final unless and until they shall have been approved by the JSC.

9.3  Responsibilities of JSC.  The JSC shall be responsible for carrying out the functions listed or described in Exhibit B, and for making determinations and decisions on such other matters as may otherwise be specifically allocated to the JSC under this Agreement. Notwithstanding of the foregoing, each Party may, subject to the confidentiality obligations under Section 21, seek external advice, at its own cost, on any matter that lies within the responsibility of the JSC, and shall be permitted, at its discretion, to have present at meetings of the JSC such other employees, consultants and other individuals as it may deem necessary to aid it in participating in meetings of the JSC.

9.4  Decisions.  The JSC shall operate in accordance with the principles set forth in this Section 9.4:

        9.4.1   Quorum.  A quorum for a meeting of the JSC shall require the presence of at least one MediGene member and at least one Bradley member in person or by telephone. All decisions made or actions taken by the JSC shall be made by unanimous decision of the members, with the MediGene members cumulatively having one vote and the Bradley members cumulatively having one vote.

        9.4.2   MediGene Decisions.  In the event that, within thirty (30) days after a matter is first brought before it, the JSC cannot reach a decision with respect to a matter that is a subject of its decision-making authority and relates to Development and Registration Activities (including the Budget for any such activities), where MediGene has sole responsibility for funding the related Development and Registration Costs under Section 5.7 above, the Chief Executive Officer of MediGene shall have final decision-making authority with respect to such matter, in good faith and subject to the terms of this Agreement and the Parties’ intent therein.

        9.4.3   Bradley Decisions.  In the event that, within thirty (30) days after a matter is first brought before it, the JSC cannot reach a decision with respect to a matter, if any, that is a subject of its decision-making authority and relates to Product commercialization, the Chief Executive Officer of Bradley shall have final decision-making authority with respect to such matter, in good faith and subject to the terms of this Agreement and the Parties’ intent therein.

        9.4.4   Arbitrator Decisions.  Except as otherwise provided in this Agreement, in the event that, within thirty (30) days after a matter is first brought before it, the JSC cannot reach a decision with respect to a matter that is a subject of its decision-making authority and is not described by either Section 9.4.2 or Section 9.4.3 above, then the matter shall be referred to the Chief Executive Officers of MediGene and Bradley, who will attempt in good faith to achieve a prompt resolution within the immediately succeeding thirty (30) days. If the Chief Executive Officers are unable to resolve such dispute within such period, either Party may invoke the provisions of Section 25. Any determination so made by the Arbitrator under Section 25 (including amendments to Development Plans) shall also be deemed, for all purposes of this Agreement, to be a determination of the JSC.

9.5  Access.  To the extent necessary to enable the JSC to carry out its responsibilities, the Parties shall provide the JSC with reasonable access, during regular business hours, to the Parties’ records, documents, and Information, including without limitation pre-clinical data, clinical data, manufacturing data and market research data relating to any Product and its competitive environment, provided that if such documents are

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under a bona fide obligation of confidentiality to a Third Party, then MediGene or Bradley, as the case may be, may withhold access thereto to the extent necessary to satisfy such obligation. For the removal of doubt, Section 21 of this Agreement shall apply to any records, documents or Information disclosed under this Section 9.5. The JSC shall discuss in good faith the level of such access that is needed to achieve the goals and intent of the Parties.

9.6  Development Reports.  Each Party will provide the JSC with reasonably detailed quarterly reports on any Development and Registration Activities performed by such Party under this Agreement with respect to any Jointly-Funded Product.

9.7  JSC Meetings.  The Parties shall endeavor to schedule meetings of the JSC at least six (6) months in advance. In-person meetings shall alternate between New Jersey and the Munich area, unless otherwise agreed by the Parties. During the term of this Agreement, the JSC shall endeavor to meet in person at least three times per year and shall, in any event, meet in person twice a year. A meeting may be held by audio or video teleconference. Each Party shall be responsible for all of its own expenses of participating in the committee meetings.

9.8  Annual Review of Budgets.  The JSC shall, on an annual basis with respect to each Jointly-Funded Product in development, review the Budget with respect thereto and determine the necessity for the modification of such Budget.

10.  OWNERSHIP, PROSECUTION AND MAINTENANCE OF INTELLECTUAL PROPERTY RIGHTS

10.1  Ownership.  The Parties agree to the following ownership rights with regard to Intellectual Property:

        10.1.1   Pre-Existing.  All Intellectual Property owned by a Party on or before the Effective Date shall continue to be owned by such Party. All Intellectual Property that is (a) not IPR or Information and (b) generated or conceived during the Term of this Agreement by or on behalf of a Party shall be and/or remain owned by such Party.

        10.1.2   Solely-Owned IPR/Information.  All IPR or Information generated or conceived, during the Term, exclusively by employees or consultants to one Party or its Affiliates or Sublicensees shall be deemed to be owned solely by such Party (such solely-owned IPR or Information being referred to as “MediGene IPR” “Bradley IPR”, “MediGene Information” or “Bradley Information” as the case may be).

        10.1.3   Joint IPR/Information.  All IPR or Information generated or conceived, during the Term, jointly by the Parties in connection with the performance of this Agreement shall be deemed to be jointly owned by the Parties, with each Party having an undivided one-half ownership interest in such IPR or Information (the “Joint IPR” or “Joint Information”, as the case may be). Except for any license expressly granted under the Joint IPR or Joint Information, or any Joint Patent, in this Agreement, the Parties shall not be entitled to practice or to grant licenses under the Joint IPR, Joint Information or any Joint Patent.

        10.1.4   Inventorship Issues.  To the extent not inconsistent with this Agreement, inventorship issues shall be determined in accordance with U.S. patent laws.

10.2  Employee Invention.  The respective employer of the inventor(s) of IPR shall bear any inventor compensation payments due to the inventor(s).

10.3  Disclosure.  During the Term, each Party shall submit a reasonably detailed written report to the JSC within 60 days of the end of each calendar quarter describing any IPR which, to its knowledge, arose during the prior quarter in connection with the performance of this Agreement with respect to a Jointly-Funded Product (any such written report being an “IPR Notice”).

10.4  Patent Applications for Solely Owned IPR.

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        10.4.1   Costs.  Each party shall, except as otherwise provided below, solely bear the costs of preparing, filing, prosecuting and maintaining (or causing to be prepared, filed, prosecuted, and maintained) (collectively, “Prosecuting”) Patent Applications and Patents associated with its Solely-Owned IPR.

        10.4.2   Patent Applications.  Within one hundred twenty (120) days after giving an IPR Notice to the other Party, the Party giving such notice shall give to the other Party a subsequent notice indicating whether or not such Party elects to Prosecute a Patent Application in any country in the world on any Solely-Owned IPR disclosed therein. If the Party that owns any Solely-Owned IPR does not elect to Prosecute a Patent Application or maintain Patent in any country in the world, then the other Party shall have the right to Prosecute a Patent Application or maintain a Patent covering such Solely-Owned IPR in the name of the first party at its own expense.

10.5  Patent Applications for Joint IPR.

        10.5.1   First Right.  MediGene shall have the first right to Prosecute all Patent Applications and Patents relating to Joint IPR. All such Patents and Patent Applications shall be in the name of both Parties, except as provided in Section 10.5.7.

        10.5.2 JI  Patent Notice.  With respect to any Joint IPR, Bradley shall have the right to give notice to MediGene that Bradley desires to Prosecute the Patent Application and Patent for such Joint IPR in any given country (a “Bradley JI Patent Notice”). In the event that MediGene shall notify Bradley, within thirty (30) days after the date on which it shall have received the JI Patent Notice, that it desires to Prosecute the subject Patent Application and Patent in such country (a “MediGene JI Patent Notice”), MediGene shall have the right to do so, subject to the remainder of this Section 10.5.

        10.5.3   Bradley Assumption.  In the event that MediGene fails to deliver to Bradley a MediGene JI Patent Notice within the aforesaid thirty (30) days, Bradley shall have the right to Prosecute the subject Patent Application and Patent in the relevant country. That Party which, under the provisions of this Section 10.5, shall be entitled to Prosecute any given Patent Application or Patent in any given country shall be referred to as the “Primary Party” with respect thereto and the other Party shall be referred to as the “Secondary Party” with respect thereto.

        10.5.4   Approval.  The Secondary Party shall have the right to examine and approve, prior to the filing thereof, each Patent Application filed by the Primary Party, such approval not to be unreasonably withheld or delayed.

        10.5.5   Cooperation.  The Primary Party and the Secondary Party shall each cooperate, in all reasonable respects, with each other in connection with the Prosecution of all Patents and Patent Applications relating to Joint IPR.

        10.5.6   Costs.

                (a)    Fees.  Except as otherwise provided below, the Parties hereto shall [*] the cost of all Filing and Maintenance Fees incurred in connection with any Patent or Patent Application relating to Joint IPR, regardless whether such Filing and Maintenance Fees shall have been paid directly to a Governmental Authority by a Party or paid by outside counsel on behalf of a Party.

                (b)    Counsel.  Except as otherwise provided below, in the event that the Primary Party shall use outside counsel to Prosecute any given Patent Application or Patent relating to the Joint IPR, the parties will [*] the out-of-pocket cost of the services of such counsel in connection with such Prosecution.

        10.5.7   Failure to Share Costs.  In the event that either Party (a) shall give to the other Party a notice to the effect that it wishes to cease (or never commence, as the case may be) sharing the costs of the Prosecution of any given Patent or Patent Application with respect to Joint IPR (as provided for in Section 10.5.6 hereof) or (b) shall fail, in a material respect, to discharge the aforesaid cost-sharing obligation with respect to any such Patent or Patent Application (the Party giving such notice or so failing being the “Declining Party” and the other Party being the “Non-Declining Party”), the Non-Declining Party shall have

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the right, exercisable by notice to the Declining Party, to cause the Declining Party to assign to the Non-Declining Party the entire right, title and interest of the Declining Party in and to the relevant Patent or Patent Application and all right, title and interest of the Declining Party in and to such Patent Application or Patent shall terminate. Upon receipt of such notice, the Declining Party will, promptly after request by the Non-Declining Party, execute and deliver such documents, and do and perform such other acts and things, as shall be reasonably requested by the Non-Declining Party to perfect or confirm such assignment. For purposes of this Section 10.5.7, a party shall not be deemed to have failed, in a material respect, to discharge its cost-sharing obligations under Section 10.5.6 unless the Non-Declining Party shall have notified the Declining Party of such a failure, and the Declining Party shall have failed, within thirty (30) days, to substantially cure the same. For the removal of doubt, the Parties acknowledge that, in the event of an assignment of a Patent or a Patent Application to one of the Parties under this Section 10.5.7, such Patent would cease to be a “Joint Patent”, and any Patent resulting from any such assigned Patent Application would not be a “Joint Patent”.

10.6  Infringement by Third Parties.

        10.6.1   Notice of Infringement.  Each Party shall notify the other promptly after such Party becomes aware of any use or other exploitation of (a) any Licensed Patent, (b) any Licensed Trademark, (c) any Joint IPR or (d) any Joint Patent in the Territory, which such Party believes to constitute infringement (the date on which any such notice shall have been given being the “Infringement Notice Date”).

        10.6.2   Bringing of Suit.  In the event of any such suspected infringement in the Territory:

                (a)    First Right.  MediGene shall have the first right, but not the obligation, to file suit against any such allegedly infringing party.

                (b)    Secondary Right.  In the event that MediGene (a) fails to commence, within ninety (90) days after the Infringement Notice Date, a lawsuit regarding such alleged infringement or (b) commences a lawsuit during such period but thereafter fails to continue to diligently and reasonably prosecute such lawsuit, Bradley shall have the right, but not the obligation, to prosecute such a lawsuit.

        10.6.3   Cooperation; Joinder.

                (a)    Control.  The Party undertaking the lawsuit under Section 10.6.2 shall have the right to control such action.

                (b)    Cooperation.  Each Party shall cooperate, in all reasonable respects, with the other Party in any lawsuit brought by the other Party in accordance with Section 10.6.2.

                (c)    Information.  The controlling party shall, on a continuous basis, (i) keep the other Party apprised of all material aspects thereof and consult with the other Party concerning the conduct thereof; and (ii) forward to the other Party any and all material documents (including, but not limited to, pleadings, interrogatories, deposition transcripts and communications), relating to the lawsuit, as may be requested by the other Party (except to the extent that the same would involve a waiver of the attorney-client privilege with respect to the material so requested).

                (d)    Counsel.  The other Party shall have the right, at its expense, to employ separate counsel and fully participate in (but not control) the conduct of the lawsuit.

                (e)    Compulsory Joinder.  The controlling Party shall have the right to cause the other Party to join (i.e., become a party to) any lawsuit contemplated by Section 10.6.2 provided that (i) the joinder of the other Party is mandatory in order for the claims being asserted by the controlling Party to proceed under Applicable Law and (ii) the controlling party shall promptly reimburse the party so joined for all its reasonable and documented out-of-pocket costs incurred in connection with participating as a party to such lawsuit.

                (f)    Voluntary Joinder.  The non-controlling Party shall, in addition, have the right to join any lawsuit contemplated by Section 10.6.2 as a party thereto, and to participate accordingly, at its own expense.

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        10.6.4   Settlement.  The Party controlling any lawsuit described in Section 10.6.2 may not settle or consent to a judgment without the express written consent of the non-controlling Party, such consent not to be unreasonably withheld or delayed.

        10.6.5   Damages.

                (a)    Definitions.  For purposes of this Agreement:

                        (i)  “Infringement Costs” shall mean any out-of-pocket expenses (including attorneys’ fees) incurred by the controlling Party in connection with any action referred to in Section 10.6.2;

                        (ii)  “Infringement Damages” shall mean any amounts representing compensation for lost sales, royalties or profits, or any other damages, incurred by a Party as a result of infringement of its rights.

                (b)    Allocation.  Unless otherwise mutually agreed by the Parties, and subject to the respective indemnity obligations of the Parties set forth in Section 24, all monies recovered upon the final judgment or settlement of any lawsuit described in Section 10.6.2 shall be allocated:

                        (i)  first, to [*];

                        (ii)  second, to [*]; and

                        (iii)  third, to [*].

10.7  Infringement Actions by Third Parties.

        10.7.1   Notice.  In the event that any claim of, or action for, alleged infringement of any Intellectual Property is threatened, made or brought against any Party, or any of its Affiliates or Sublicensees, by any Third Party in connection with the performance of this Agreement or the manufacture, use or sale of Products in accordance with this Agreement (any such claim or action being an “IP Claim”), such Party shall notify the other Party thereof promptly in writing (any such notice being an “IP Claim Notice”).

        10.7.2   Claims Against Bradley.

                (a)    Bradley Subordinated Right to Defend.  Subject to MediGene’s rights under Section 10.7.2(b), in the event that a Third Party commences an IP Claim against Bradley or any of its Affiliates or Sublicensees, Bradley shall have the right to conduct and control, through counsel of its choosing, the defense and/or settlement (collectively, the “Defense”) of such IP Claim, and in any such case MediGene shall cooperate in all reasonable respects in connection therewith.

                (b)    MediGene Assumption.  MediGene, if it so elects by written notice (the “Assumption Notice”) to Bradley given within thirty (30) days after its receipt of the IP Claim Notice, shall have the right to assume and control (at its expense) the Defense thereof, including the employment of counsel reasonably satisfactory to Bradley (and Bradley shall cooperate in such Defense to the same extent, and in the same manner, required of MediGene under Section 10.7.2(a) hereof). MediGene shall, with respect to any IP Claim the Defense of which it has assumed control hereunder, on a continuous basis, (i) keep Bradley apprised of all material aspects thereof and consult with Bradley concerning the conduct thereof; and (ii) forward to Bradley any and all material documents (including, but not limited to, pleadings, interrogatories, deposition transcripts and communications from the party or parties asserting the IP Claim), relating to the IP Claim, as may be requested by Bradley.

                (c)    Bradley Counsel.  If MediGene is permitted under Section 10.7.2(b) to assume and control the Defense of an IP Claim and timely elects to do so, Bradley shall nevertheless have the right to employ counsel separate from counsel employed by MediGene in any such action and to fully participate in (but not control) the Defense thereof, but the fees and expenses of such counsel employed by Bradley shall be at the expense of Bradley.

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                (d)    MediGene Counsel.  In the event that MediGene fails to elect to assume the Defense of an IP Claim, it shall nevertheless have the right, at its expense, to employ separate counsel and fully participate in (but not control) the Defense thereof.

                (e)    Secondary Right.  If MediGene is permitted under Section 10.7.2(b) to assume and control the Defense of an IP Claim and elects to do so, but either (i) fails within a reasonable period of time to actually commence the prosecution of such Defense (including the failure to retain counsel within a reasonable period of time) or (ii) commences, but fails to diligently and reasonably prosecute, such Defense, Bradley shall have the right, exercisable at any time upon ten (10) days’ prior written notice to MediGene, to immediately reassume sole control of the Defense of such claim and engage therein as if such Defense were being conducted under Section 10.7.2(a) hereof.

        10.7.3   Claims Against MediGene.  In the event that an IP Claim is asserted against MediGene:

                (a)    Bradley Participation.  Bradley shall have the right, at its expense, to employ separate counsel and fully participate in (but not control) the Defense thereof; and

                (b)    Bradley Cooperation.  Bradley shall cooperate in the Defense of such IP Claim to the extent reasonably requested by MediGene.

        10.7.4   Settlements.  Without limiting Bradley’s rights under Section 7.3:

                (a)    Claims Against Bradley.  In cases where MediGene is permitted under Section 10.7.2(b) to assume and control the Defense of an IP Claim and elects to do so, MediGene will not enter into any settlement thereof, or consent to the entry of any judgment thereon, without the prior written consent of Bradley, which shall not be unreasonably withheld or delayed. In cases where Bradley is permitted under Section 10.7.2(a) to assume and control the Defense of an IP Claim and elects to do so, Bradley will not enter into any settlement thereof, or consent to the entry of any judgment thereon without the prior written consent of MediGene, which shall not be unreasonably withheld or delayed.

                (b)    Claims Against MediGene.  In the event that an IP Claim is asserted against MediGene or its Affiliates or Sublicensees, MediGene will not enter into any settlement thereof, or consent to the entry of any judgment thereon (or permit the same to occur), without the prior written consent of Bradley, which shall not be unreasonably withheld or delayed.

        10.7.5   Allocation of Economic Burden.  Except as specifically provided in this Section 10.7, the Parties shall [*] the amount of (a) any and all reasonable costs, fees and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with the Defense of an IP Claim (regardless of which Party shall be controlling, or shall have controlled, such Defense) and (b) any and all sums paid or payable by either Party in connection with any judgment or settlement arising out of an IP Claim; provided that Bradley shall have the right to offset [*] percent ([*]%) of its portion of such costs, fees, expenses, judgments and settlements against the Milestone Payments and Royalties payable under Sections 6 and 7. Credits not exhausted in any calendar quarter may be carried into future calendar quarters. Upon termination of this Agreement, MediGene shall reimburse Bradley for any unused credits.

11.  SUPPLY OF API

11.1  Supply by MediGene.  Subject to the remainder of this Section 11, MediGene will supply Bradley (or Affiliates designated by Bradley) with API for commercial sale of Products in the Territory under the terms and conditions of this Agreement.

11.2  Exclusivity.  Subject to the remainder of this Section 11, (a) Bradley agrees to purchase or cause its Affiliates to purchase, exclusively from MediGene, such quantities of API as are required for its commercialization of Products in the Territory under this Agreement and (b) Bradley shall cause its Affiliates and Sublicensees to agree to purchase, exclusively from Bradley, such quantities of API as are required for their commercialization of Products in the Territory under this Agreement.

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11.3  Inventory.  Bradley shall, at all times subsequent to the Market Approval Notification Date of the First Approved Product, exercise commercially reasonable efforts to maintain (collectively with its Affiliates) an inventory of API sufficient to produce at least a [*] months’ market supply of Products. Nothing in this Section 11, however, shall be construed as preventing Bradley from purchasing (i.e., submitting a Purchase Order with respect to) API prior to the Market Approval Notification Date.

11.4  Forecasts.

        11.4.1   General.  No later than (i) [*] months prior to the Anticipated First Commercial Sale Date of the First Approved Product and (ii) [*] days prior to the first day of every calendar quarter (i.e., every three month period beginning January 1st, April 1st, July 1st or October 1st of each calendar year) thereafter, Bradley will deliver to MediGene a good faith forecast of Bradley’s (including its Affiliates and Sublicensees) anticipated requirements of API on a Product-by-Product basis during the twelve (12) months beginning with the Anticipated First Commercial Sale Date or the first day of such calendar quarter, as applicable (each such forecast being an “API Purchase Forecast”). Subject to the rest of this Section 11, the first three months of each API Purchase Forecast will be binding on both Bradley and MediGene, provided, however, that (a) the API Purchase Forecast for that month in which the Marketing Approval Notification Date of the First Approved Product occurs shall be pro rated (in terms of being binding) and (b) the API Purchase Forecasts for months prior to the Marketing Approval Notification Date of the First Approved Product shall not be binding. Bradley will use reasonable commercial efforts to make the binding portion of its API Purchase Forecasts consistent on a month-by-month basis with the non-binding portion of the API Purchase Forecasts delivered in a prior period. In no event will the binding portion of an API Purchase Forecast be less than [*] percent ([*]%) or exceed [*] percent ([*]%) of the amount of API reflected for such month in the API Purchase Forecast supplied by Bradley in which such month is first included in the three months following the binding portion of the API Purchase Forecast.

        11.4.2   Special API Purchase Forecast.  Prior to the beginning of each [*] Purchase Year, Bradley shall deliver to MediGene an additional API Purchase Forecast (covering the twelve-month period beginning on the first day of such [*] Purchase Year), which shall (a) to the extent it covers the same calendar months as the last API Purchase Forecast delivered under Section 11.4.1, be identical to such last API Purchase Forecast, and (b) to the extent it covers calendar months in addition to those covered by such last API Purchase Forecast, include Bradley’s good faith forecast of its (and its Sublicensees’ and Affiliates’) API purchase requirements during such additional calendar months. The API Purchase Forecast required by this Section 11.4.2 shall be used for purposes of determining the Forecast Price.

11.5  Orders Exceeding Forecasts.  MediGene will deliver API to Bradley (or to Bradley’s Affiliates) consistent with the binding portion of the API Purchase Forecast. MediGene will use reasonable commercial efforts to meet increased demand for API that exceeds the binding portion of the API Purchase Forecasts. Notwithstanding the foregoing sentence, MediGene will have no liability (other than any liability arising from its failure to use reasonable commercial efforts) for failure to deliver API to the extent of such excess.

11.6  Minimum Order Amount; Adjustment.

        11.6.1   Minimums.  Subject to the remainder of this Section 11.6, Bradley and its Affiliates, collectively, shall at least order (and MediGene agrees to sell to them) the following amounts of API (“Minimum Order Amounts”): (a) [*] kilograms during the first Minimum Purchase Year, [*] kilograms during the second Minimum Purchase Year and [*] kilograms during the third Minimum Purchase Year, respectively, and (b) [*] kilograms during each of the three Minimum Purchase Years following the three year period under (a), and (c) [*] kilograms per Minimum Purchase Year thereafter. Any and all purchases of API hereunder which occur prior to the first Minimum Purchase Year shall nonetheless be credited toward the [*] kilogram requirement for such year.

        11.6.2   Adjustment.  In the event that, prior to the beginning of any Minimum Purchase Year other than the first [*] Minimum Purchase Years, either Party believes in good faith that the Minimum Order Amount established in Section 11.6.1 for such year shall then be, under the circumstances then prevailing in the market, unreasonably high or unreasonably low, such Party may, on or prior to that date falling two (2) months prior to the relevant Minimum Purchase Year (but in no event prior to the date falling four (4) months prior to the relevant Minimum Purchase Year), give to the other Party a notice to such effect. In the event that such notice shall be timely given, the Parties shall be obligated to commence good faith negotiation regarding an increase or decrease, as the case may be, in the relevant Minimum Order Amount. In the event that the Parties shall be unable, on or prior to the date falling forty-five (45) days after the date on which such

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notice shall have been given, to agree upon a revised Minimum Order Amount, such issue shall promptly be submitted to arbitration under the terms of Section 25.

        11.6.3   Damages.  In the event that, with respect to any given Minimum Purchase Year, Bradley and its Affiliates, collectively, shall have failed to order the Minimum Order Amount established under this Section 11.6 with respect to such year (as adjusted, if at all, under the terms of Section 11.6.2 hereof):

                (a)    First [*] Years.  In the event that such failure shall be with respect to any of the first [*] Minimum Purchase Years, Bradley shall pay to MediGene, within [*] days after the end of the relevant Minimum Purchase Year, the aggregate Purchase Price for the difference between the amount of API actually ordered and the relevant Minimum Order Amount; and

                (b)    Subsequent Years.  In the event that such failure shall be with respect to any year other than the first [*] Minimum Purchase Years, Bradley shall be liable to MediGene for such damages, in respect of such breach, as may be provided for under applicable law (subject to the provisions of this Agreement).

        11.6.4   Exculpation.  Notwithstanding any other provision of this Section 11.6, in the event that (a) Bradley shall have failed to fulfill its obligations under this Section 11.6 and (b) such failure shall be due, in whole or in part, to any fault, act or omission on the part of MediGene or any other member of the Licensor Group (including a suspension of purchases pursuant to Section 11.11.2), then (i) Bradley shall not be liable to MediGene for any damages hereunder, in respect thereof, to the extent that such failure was due to such fault, act or omission and (ii) Bradley shall not be subjected to any other adverse consequences hereunder.

11.7  Maximum Order Amount.  In no event shall either the API Purchase Forecast or the amounts of API ordered by Bradley and its Affiliates hereunder exceed the following maximum amounts: (a) [*] kilograms of API per calendar quarter prior to the [*] Qualification Date, or (b) [*] kilograms of API per calendar month after the [*] Qualification Date. MediGene shall not be obligated to supply API in excess of such maximum amounts.

11.8  Delivery; Purchase Orders.

        11.8.1   Purchase Orders.  Bradley or its Affiliates shall, in order to purchase API hereunder, furnish to MediGene, from time to time, one or more written purchase orders (each, a “Purchase Order”) which conform to the provisions of Section 11.8.2.

        11.8.2   Purchase Order Parameters.  The Parties agree as follows with respect to Purchase Orders given under this Section 11:

                (a)  No Purchase Order shall be for fewer than [*] kilograms of API;

                (b)  No Purchase Order shall be for more than [*] kilograms of API;

                (c)  Each Purchase Order shall specify the amount of ordered API and a delivery date, but in no event shall any Purchase Order specify a delivery date that is earlier than the date falling thirty (30) days after such Purchase Order shall have been received by MediGene.

        11.8.3   Binding Agreement.  MediGene shall have no obligation with respect to any Purchase Order to the extent that it does not conform to the terms of Section 11.8.2. A Purchase Order given to MediGene by Bradley or its Affiliates that conforms to the terms of Section 11.8.2 shall constitute a binding agreement, under this Agreement, between the Parties to purchase (or to cause Bradley’s Affiliates to purchase) and sell the API called for therein in accordance with this Agreement.

        11.8.4   Carriers; Transport Costs.  MediGene and Bradley hereby agree that Bradley will contract with such carriers as it may elect to have the purchased API transported from such facility, located within the Federal Republic of Germany, as may be designated by MediGene (the “MediGene Facility”) and

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will pay for, and indemnify and hold MediGene harmless from, all costs of transportation and insurance of any and all API purchased by Bradley or its Affiliates hereunder.

        11.8.5   Ex Works; Cooperation.  MediGene shall deliver all Products ordered under this Agreement corresponding to the quantities and delivery dates set forth in each Purchase Order provided to MediGene pursuant to Section 11.8.1. All deliveries of API will be Ex Works (the MediGene Facility) in accordance with INCOTERMS (2000 version). MediGene shall coordinate with Bradley in advance of each shipment (including designation of the MediGene Facility reasonably in advance of the delivery date) and shall cooperate with Bradley to permit Bradley to make suitable shipping, insurance, customs and related arrangements. In the event of any conflict between a Purchase Order and this Agreement, the terms of this Agreement shall control.

11.9  Certificate.  Simultaneously with each shipment of API, MediGene shall deliver or cause to be delivered to Bradley, or any Third Party designated by Bradley, a certificate certifying, as to such shipment (a) the internal MediGene “order number” thereof, (b) the [*] batch number and lot number thereof and the date of manufacture, (c) the quantity of API in such shipment, (d) the conditions under which such API is to be stored, (e) that the API contained in such shipment will, if stored in the designated storage conditions, continue to meet the API Specifications for a period of six (6) months after the date on which such API was delivered by MediGene and (f) that the API contained in such shipment is in conformity, in all respects, with the API Specifications (the certification referred to in subsections (e) and (f) being, collectively, the “API Certification”) (each such certificate being a “Certificate”). Each API Certification shall have the same force and effect, and shall be treated, as a representation and warranty made to Bradley under Section 17.

11.10  Expiration of Supply Obligations.  MediGene’s supply obligations under this Agreement shall be in effect for a term ending on the date falling [*] after the earlier to occur of (a) the date on which [*] and (b) the date on which [*]. After such [*] term, MediGene’s supply obligations and Bradley’s purchase obligations under this Agreement shall be automatically renewed thereafter for successive two (2) year periods unless either (a) MediGene shall terminate the supply obligations under Section 11 of this Agreement upon written notice of non-renewal delivered to Bradley at least [*] months in advance of the then actual expiry date, or (b) Bradley shall terminate the supply obligations under Section 11 of this Agreement upon written notice of non-renewal delivered to MediGene at least [*] months in advance of the then actual expiry date.

11.11  Fulfillment from [*] Facility.

        11.11.1   Fulfillment.  Immediately upon the Qualification Date of the [*] Facility, [*] shall fill all Purchase Orders received from [*] or its Affiliates (including any then-outstanding Purchase Orders which shall not yet have been filled) with [*] API; provided, however, that notwithstanding the foregoing, to the extent that [*] has already purchased or is irrevocably obligated to purchase, from [*] API on or before the Qualification Date of the [*] Facility, [*] shall have the right to use such [*] API to fill Purchase Orders of [*]; provided, however, that the maximum quantity of [*] API that [*] shall be obligated to purchase under the foregoing proviso shall not exceed an amount in kilograms calculated as follows: (a) [*] kilograms, times (b) [*].

        11.11.2   Suspension.  Notwithstanding any other provision hereof, in the event that the [*] Qualification Date shall not have occurred on or prior to the date falling [*] months after the First Approval Date, [*] shall have the right to suspend any or all purchases of API hereunder until the later of (a) the [*] Qualification Date and (b) the date on which [*] shall have informed [*] that the [*] Qualification Date shall have occurred.

11.12  Certain Supply Chain Issues.

        11.12.1   Notification.  In the event that:

                (a)  [*], for whatsoever reason, ceases, or materially reduces, or threatens, for whatsoever reason, to cease or materially reduce, its supply of API to MediGene; or

                (b)  there exist facts or circumstances from which a reasonable person would conclude that [*] will, for whatsoever reason, cease or materially reduce its supply of API to MediGene;

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then, in any such event, MediGene shall promptly notify Bradley thereof and provide, and continue to provide, Bradley with such information, relating thereto, as it may possess.

        11.12.2   Facilitation.  In the event that (a) [*] ceases or reduces its supply of API to MediGene, and (b) MediGene’s inability or failure to supply API to Bradley and its Affiliates in accordance with the terms of this Agreement shall have resulted in Bradley’s inventory of API being depleted to an amount equal to or less than that which would be required to produce a six (6) weeks’ market supply of Products, MediGene shall, at Bradley’s request, exercise commercially reasonable efforts to have [*] fully involve Bradley and its consultants in addressing, and attempting to resolve, whatever obstacles or issues are responsible for the cessation or reduction in supply.

        11.12.3   [*] Delay.  In the event that the Qualification Date of the [*] Facility shall not have occurred on or prior to the date falling six (6) months after the First Approval Date, MediGene shall, at Bradley’s request, exercise commercially reasonable efforts to have [*] fully involve Bradley and its consultants in the attempt to correct or ameliorate any obstacles or issues being encountered and, ultimately, to obtain such Qualification.

11.13  [*].

        11.13.1 [*].

        11.13.2 [*].

        11.13.3   Notice.  Within [*] days after it shall have commenced [*], MediGene shall give notice of such commencement to Bradley. Within a reasonable period of time after the end of each calendar month beginning after the commencement of [*], MediGene shall give to Bradley a notice which shall state (a) [*] and (b) [*] (each such notice being a “[*]”). Bradley shall owe MediGene [*] with respect to each kilogram of [*].

        11.13.4   Payment.  Within [*] days after the end of each calendar month, beginning January 2006, Bradley shall make payment (or cause an Affiliate to make payment) on [*]. In no event shall payments by Bradley or its Affiliates to MediGene pursuant to [*] be refundable.

        11.13.5   Exposure Limit.  Subject in any event to Section 11.13.6, in no event shall Bradley be obligated to pay, or cause to be paid, to MediGene, pursuant to this Section 11.13, more than [*].

        11.13.6   Remedy of Deficiencies; Termination of Exposure.

                (a)    First Inspection.  In the event that the FDA shall fail to Qualify the [*] Facility based upon the results of the First Inspection (a “First Inspection Failure”), MediGene shall not, subsequent to the date on which MediGene shall become aware of the First Inspection Failure, purchase any [*] unless and until it shall have concluded, reasonably and in good faith, that whatever deficiencies were noted by the FDA subsequent to the First Inspection shall have been remedied to the extent necessary to allow such facility to pass re-inspection, and therefore become Qualified.

                (b)    Second Inspection.  In the event of a First Inspection Failure, MediGene shall notify Bradley immediately after becoming aware of the results of the Second Inspection. In the event that the FDA shall fail to Qualify the [*] Facility based upon the results of the Second Inspection (a “Second Inspection Failure”), Bradley shall have no obligation under this Section 11 to make any payments with respect to [*] subsequent to the date on which MediGene shall have become aware of the Second Inspection Failure.

        11.13.7   Certain Definitions; Credits.

                (a)    [*].  For purposes of this Agreement, that quantity of [*] (i) with respect to which Bradley is obligated to make payment (or cause payment to be made) to MediGene in accordance with

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this Section 11.13 and (ii) is [*], in accordance with Applicable Law, for the production of Products, shall be referred to as “[*]”.

                (b)    Spec Unusable API.  For purposes of this Agreement, that quantity of [*], if any, which ultimately cannot be used or sold as a result of the fact that the API Specifications approved by the FDA differ from the API Specifications set forth in Exhibit C attached to this Agreement at its Effective Date shall be referred to as “Spec Unusable API”.

                (c)    Purchase Price Credits.  Bradley shall be entitled to API purchase price credits with respect to [*] and Spec Unusable API, as provided in Section 13.1.

11.14  Special Termination Right.

                (a)    Supply Agreement.  MediGene has informed Bradley that MediGene and [*] are parties to a Supply Agreement, dated [*], covering the supply by [*] of API to MediGene (the “Supply Agreement”).

                (b)    Contract Provisions.  MediGene has further advised Bradley that Section 3.04 of the Supply Agreement, and the definitions of “First Approval Date” and “Effective Date” contained therein, provide as follows:

        3.04   No Occurrence of First Approval Date.  If the First Approval Date does not occur within [*] from the Effective Date, either Party may terminate this Agreement by [*] days written notice to the other Party, unless otherwise agreed by the Parties.

        ”First Approval Date” shall mean the [*]. For the avoidance of doubt, the First Approval Date shall only occur once.

        ”Effective Date” shall have the meaning set forth in the introductory paragraph to this Agreement.

                (c)    Termination Right.  In the event that [*], pursuant to the right afforded it under Section 3.04 of the Supply Agreement, terminates the Supply Agreement, MediGene shall have the right, exercisable by notice given on or prior to the date falling [*] days after the effective date of such termination, to terminate its supply obligations under this Section 11. Any such termination by MediGene shall be effective on the date falling fifteen (15) days after MediGene shall have given such notice to Bradley.

                (d)    Accrued Liabilities.  In the event of a termination of MediGene’s supply obligations under this Section 11.14, such termination shall affect only MediGene’s prospective obligations to supply API hereunder, and shall not affect the rights of the Parties regarding any liability which shall already have accrued under this Section 11.

12.  TESTING OF DELIVERY

12.1  Testing of Shipment.  Bradley shall be obliged to determine the conformity of each shipment of API to the API Specifications according to the Approved Test Method within forty-two (42) days from the date of actual delivery of such shipment to Bradley (such period being the “Inspection Period”). The testing procedure or analysis to determine the conformity of a shipment may be performed by Bradley or an independent testing facility approved by Bradley, and, except as otherwise provided in this Section 12, Bradley shall bear all costs related to such testing.

12.2  Rejection and Cure.  In the event that any batch of API contained in such shipment fails to conform to the API Specifications, Bradley shall have the right to reject the batch of API contained in such shipment by providing written notice to MediGene during the Inspection Period, specifying in reasonable detail the grounds for such rejection. The API so rejected shall be held for MediGene’s disposition, or shall be returned to MediGene, in each case at MediGene’s expense, as directed by MediGene. In the event that MediGene wishes to have the failure confirmed by an independent expert, it shall promptly notify Bradley thereof, and the Parties shall jointly agree upon an independent expert who shall re-test the relevant API using the

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Approved Test Method. The determination of such independent expert shall be binding on both Parties, and the fees and expenses of such independent expert shall be borne solely by MediGene. MediGene shall replace (at no cost or expense to Bradley) any batch of API rightfully rejected within forty-two (42) days after receipt of notice of rejection thereof. Acceptance or failure to reject any API shall not constitute a waiver of any representations or warranties applicable thereto or of any rights of Bradley under this Agreement.

12.3  Remedies.  In the event that MediGene shall deliver API that fails to meet the API Specifications (i.e., it shall have breached the API Certification), Bradley shall be obligated first to pursue the “replacement” remedy called for in Section 12.2. If, however, any replacement shipment sent by MediGene shall also fail to meet the API Specifications, Bradley shall be entitled to forego the remedy provided for in Section 12.2 and shall be entitled to such other remedies (e.g., damages) as may be available to it under this Agreement.

12.4  Bradley Affiliates.  To the extent that a Bradley Affiliate shall have purchased API hereunder, references to “Bradley” in this Section 12 shall be deemed instead to refer to such Affiliate.

13.  PURCHASE PRICE

13.1  Purchase Price.

        13.1.1   [*] Facility Purchases.  Bradley shall pay to MediGene, in consideration for [*] API, purchase prices determined in accordance with this Section 13.1.1.

                (a)    First Tranche.  In consideration for the first [*] kilograms of [*] API purchased by Bradley, Bradley shall pay to MediGene a purchase price of [*] per kilogram; provided, however, that Bradley shall be entitled to a credit, against purchases of API (whether [*] API or [*] API), in an aggregate amount equal to the result obtained by multiplying (i) [*] by (ii) the number of kilograms of [*]. Bradley shall be entitled to apply such credit against the purchase price of such kilograms of [*] API purchased by it at the rate of [*] per kilogram of API purchased, and MediGene’s Supply Invoices shall reflect such crediting until the total credit shall have been exhausted.

                (b)    Remainder.  In consideration for any quantities of [*] API in excess of [*] kilograms (“Excess [*] API”), Bradley shall pay to MediGene a purchase price of [*] per kilogram.

        13.1.2   [*] Facility Purchases.  Bradley shall pay to MediGene, in consideration for API manufactured at the [*] Facility (“[*] API”), purchase prices determined in accordance with this Section 13.1.2.

                (a)    Sliding Scale.  In consideration for each kilogram of [*] API purchased during any given [*] Purchase Year, Bradley shall pay a purchase price determined in accordance with the following sliding scale:

Per Kilogram Price Thresholds	Total Kilograms Purchased During Each [*] Purchase Year
[*]	Up to [*]
[*]	[*] to [*]
[*]	[*] to [*]
[*]	[*] or [*]

                (b)    Illustration.  To illustrate the operation of Section 13.1.2(a), [*].

                (c)    Forecast Price.  Inasmuch as the final per-kilogram price of [*] API for any given [*] Purchase Year may, in accordance with the foregoing, not be determined until the end of such year, Bradley shall be obligated, with respect to each kilogram of [*] API purchased during each [*] Purchase

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Year, to pay (as an “interim” purchase price, subject to the reconciliation provided for in Section 13.1.2(d)) the Forecast Price; provided, however, that inasmuch as the first Forecast Price shall not be determined until the beginning of the first [*] Purchase Year, the “interim” purchase price of any [*] API purchased prior to the beginning of the first [*] Purchase Year shall be [*] per kilogram.

                (d)    Reconciliation.  Within thirty (30) days after the end of each [*] Purchase Year:

                        (i)  in the event that Bradley shall have paid to MediGene an aggregate amount (i.e., in interim purchase prices), for [*] API purchased during such [*] Purchase Year, that exceeds the actual amount which, under the terms of this Section 13.1.2, is owed to MediGene therefor, MediGene shall remit to Bradley the amount of such excess; and

                        (ii)  in the event that Bradley shall have paid to MediGene an aggregate amount, for [*] API purchased during such [*] Purchase Year, that falls short of the actual amount which, under the terms of this Section 13.1.2, is owed to MediGene therefor, Bradley shall remit to MediGene the amount of such shortfall.

        13.1.3   Spec Unusable API.  Bradley shall be entitled to a credit, against purchases of any and all API hereunder, in an aggregate amount equal to the result obtained by multiplying (a) [*] by (b) [*]. Bradley shall be entitled to apply such credit against the purchase price of API purchased by it at the rate of [*] per kilogram of API purchased, and MediGene’s Supply Invoices shall reflect such crediting until the total credit shall have been exhausted.

13.2  Change in Exchange Rate.  In the event that, as of the last day of any calendar year during the Term hereof, the Average Dollar/Yen Exchange Rate during the twelve-month period prior to such last day shall differ, either positively or negatively, by more than ten percent (10%) from (a) the Dollar/Yen Exchange Rate applicable as of the Effective Date (in the event that the Purchase Prices shall not theretofore have been adjusted under this Section 13.2) or (b) the Average Dollar/Yen Exchange Rate which necessitated the last Purchase Price adjustment under this Section 13.2 (in the event that the Purchase Prices shall theretofore have been adjusted under this Section 13.2) (any such percentage in excess of 10% being referred to as the “Adjustment Percentage”), the Purchase Prices then in effect shall be automatically adjusted (up or down, as the case may be) by a percentage equal to the Adjustment Percentage. It is agreed that, for the purpose of this provision, the Dollar/Yen Exchange Rate applicable as of the Effective Date shall be deemed to be US-$1.00=110.00 Yen.

13.3  Bradley Affiliates.  To the extent that a Bradley Affiliate shall have purchased API hereunder, references to “Bradley” in this Section 13 shall be deemed instead to refer to such Affiliate, and Bradley shall cause any such Affiliate to make payments called for herein in accordance with the terms hereof.

14.  CHANGES TO SPECIFICATIONS, PACKAGING AND LABELING; FACILITY INSPECTION

14.1  Post-Market Approval.  The provisions of this Section 14 shall apply, with respect to any given Product, only to the period beginning after the date on which such Product shall have received Market Approval in the Territory.

14.2  Voluntary SPL Changes.

        14.2.1   Jointly-Funded Products.  Neither Party, including the Market Approval Holder, shall cause, implement or effectuate any Voluntary SPL Change with respect to any given Jointly-Funded Product without first obtaining the prior written approval of the other Party (which approval shall not be unreasonably withheld or delayed).

        14.2.2   Bradley-Funded Products.  So long as MediGene shall be supplying API to Bradley under this Agreement, Bradley shall not, with respect to any Bradley-Funded Product, cause, implement or effectuate any Voluntary SPL Change that would modify the API Specifications or the Approved Test

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Method without the prior written approval of MediGene (which approval shall not be unreasonably withheld or delayed).

14.3  Costs.

        14.3.1   Mandatory SPL Changes.  In the event of a Mandatory SPL Change, all reasonable out-of-pocket costs incurred by the Parties in connection with such change shall be shared equally by the Parties.

        14.3.2   Voluntary SPL Changes.

                (a)    MediGene.  In the event of a Voluntary SPL Change requested by MediGene, MediGene shall bear all reasonable out-of-pocket costs incurred by Bradley in connection therewith; and

                (b)    Bradley.  In the event of a Voluntary SPL Change requested by Bradley, Bradley shall bear all reasonable out-of-pocket costs incurred by MediGene in connection therewith.

14.4  Facility Inspections.

        14.4.1   Access to Facilities.

                (a)    Bradley Request.  In the event that Bradley shall request a Voluntary Facility Inspection of any Manufacturing Facility involved in the manufacturing, production, processing, packaging or labeling (prior to delivery to Bradley) of API, MediGene shall:

                        (i)  in the event that MediGene shall own or control such Manufacturing Facility, permit Bradley (or its Representatives) or cause Bradley (or its Representatives) to be permitted, to gain access to such facility for such inspection, upon reasonable notice and during normal business hours; and

                        (ii)  in the event that MediGene shall not own or control such Manufacturing Facility, exercise commercially reasonable efforts to cause Bradley (or its Representatives) to be permitted to make such an inspection.

                (b)    MediGene Request.  In the event that MediGene shall request a Voluntary Facility Inspection of any Manufacturing Facility involved in the manufacturing, production, processing, packaging or labeling of any Product or ingredient thereof (other than a Manufacturing Facility described in Section 14.4.1(a) above), Bradley shall:

                        (i)  in the event that Bradley shall own or control such Manufacturing Facility, permit MediGene (or its Representatives) or cause MediGene (or its Representatives) to be permitted, to gain access to such facility for such inspection, upon reasonable notice and during normal business hours; and

                        (ii)  in the event that Bradley shall not own or control such Manufacturing Facility, exercise commercially reasonable efforts to cause MediGene (or its Representatives) to be permitted to make such an inspection.

                (c)    Mandatory Facility Inspection.  In the event of a required or requested Mandatory Facility Inspection of any Manufacturing Facility referred to in Section 14.4.1(a) or (b), Bradley or MediGene, as the case may be, shall (i) promptly advise the other Party of such Mandatory Facility Inspection and (ii) similarly follow the provisions of such sections in connection with attempts, by representatives of the relevant Governmental Authority, to gain access to such facility.

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        14.4.2   Costs.

                (a)    Mandatory Inspection.  MediGene shall bear any and all reasonable out-of-pocket costs incurred by either Party in connection with any Mandatory Facility Inspection of the [*] Facility (or any other facility used to manufacture API). Bradley shall bear any and all reasonable out-of-pocket costs incurred by either Party in connection with any Mandatory Facility Inspection of any facility used by or on behalf of Bradley for the manufacture or packaging of any Product.

                (b)    Bradley Request.  In the event of a Voluntary Facility Inspection requested by Bradley, Bradley shall bear all reasonable out-of-pocket expenses incurred by MediGene in connection with such inspection.

                (c)    MediGene Request.  In the event of a Voluntary Facility Inspection requested by MediGene, MediGene shall bear all reasonable out-of-pocket expenses incurred by Bradley in connection with such inspection.

15.  MARKETING AND SALES OF PRODUCTS BY BRADLEY

15.1  Exclusivity.

        15.1.1   MediGene Covenant.  Except as otherwise set forth herein, Bradley shall, during the Term of this Agreement, have the exclusive (even as to MediGene) right to market and sell Products in the Territory. Accordingly, MediGene shall not, directly or indirectly:

                (a)  market or sell, or assist any other Person in marketing or selling, any Product or Product Competitor to any Person in the Territory; or

                (b)  market or sell, or assist any other Person in marketing or selling, any Product or Product Competitor to any Person anywhere in the world if MediGene suspects, or reasonably should suspect that such Person intends to directly or indirectly market or sell any such Product or Product Competitor to any Person in the Territory.

        15.1.2   Bradley Covenant.  During the Term of this Agreement, Bradley shall not, directly or indirectly:

                (a)  market or sell, or assist any other Person in marketing or selling, any Product or Product Competitor to any Person outside the Territory; or

                (b)  market or sell, or assist any other Person in marketing or selling, any Product or Product Competitor to any Person anywhere within the Territory if Bradley suspects, or reasonably should suspect, that such Person intends to directly or indirectly market or sell any such Product to any Person outside the Territory.

        15.1.3   Assistance.  The Parties acknowledge that the word “assist”, as used in this Section 15.1, shall be deemed to include, but not be limited to, the licensing of Intellectual Property to a Person.

15.2  Expenses.  Bradley shall be solely responsible for all costs incurred by it in marketing Products in the Territory, including, but not limited to, any costs relating to Marketing Support Clinical Trials and any duties, fees and taxes incurred by it in connection with such marketing of Products.

15.3  Advertising and Promotional Materials.  In the event that, with respect to any given Product, MediGene shall be the holder of the Market Approval with respect thereto, Bradley shall submit to MediGene any advertising and marketing material for such Product in good time prior to its intended use in order to enable MediGene to timely fulfill its obligations as the holder of the Market Approval under Applicable Laws. Bradley shall not use such materials without prior consent of MediGene, such consent not unreasonably to be withheld or delayed. In order not to unduly delay or retard Bradley’s commercialization

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efforts in regard to any Product, MediGene shall exercise commercially reasonable efforts in connection with the expeditious handling and approval of any such materials. In particular, and without limiting the foregoing, MediGene shall, as promptly as reasonably practicable, (a) to the extent required by Applicable Laws, forward such materials on to relevant Governmental Authorities, (b) relay back to Bradley any comments or changes made, requested or required with respect thereto by any Governmental Authority, (c) communicate with relevant Governmental Authorities regarding Bradley’s suggestions and comments and (d) otherwise generally attempt to facilitate and expedite the process by which any such materials are modified and/or ultimately approved for use in accordance with Applicable Laws.

15.4  Competing Products.  The following provisions shall govern Bradley’s ability, during the Term, to sell competing products in the Territory.

        15.4.1   Product Competitors.  Subject in any event to the rest of this Section 15.4, during the Term of this Agreement, Bradley shall not (and shall ensure that none of its Affiliates or Sublicensees shall), within the Territory, market, or directly or indirectly participate in the marketing of, any Product Competitor.

        15.4.2   Solaraze®.  It is acknowledged that on the Effective Date, Bradley is marketing and selling the product Solaraze® Gel (Diclofenac Sodium - 3%) (“Solaraze”). The parties specifically agree that Bradley shall have, and continue to have, the right to market and sell Solaraze, and that the same shall not constitute a violation of this Agreement.

15.5  Reasonable Best Efforts; Jointly-Funded Products.

        15.5.1   Jointly-Funded Products.  The provisions of Section 15.5 shall apply only with respect to Jointly-Funded Products. Accordingly, any uses of the word “Product” in this Section 15.5 shall be so construed, and any references to specific Products shall apply only so long as such Products shall be or remain Jointly-Funded Products.

        15.5.2   General.  Bradley shall, at all times during the Term of this Agreement, actively promote, and use its Reasonable Best Efforts to increase sales of, each Product within the Territory.

        15.5.3   Specific Parameters.  In particular (but without limiting the generality of the foregoing), Bradley shall:

                (a)    Launch.  Launch each Product in the Territory within three (3) months after the date on which Bradley shall have been notified that Market Approval shall have been obtained with respect to such Product (such Product’s “Market Approval Notification Date”);

                (b)    Sales Representatives.  Maintain, during the Term of this Agreement, a reasonably sufficient number of adequately-trained Sales Representatives who visit relevant target groups in order to induce sales of the Products;

                (c)    Detail in First Position.  Ensure that the Sales Representatives detail EGW 3x and the AK Product at the # 1 position during each such Product’s Post-Launch Year 1;

                (d)    First Three Years of EGW 3x.  During the first three (3) years after the Market Approval Notification Date of EGW 3x, devote at least 100 Sales Representatives in the Territory for the promotion of this Product (the term “devote,” as used in Sections 15.5.3(d) and (e) with respect to any Sales Representative, means that the promotion of the relevant Product is included in such individual’s responsibilities but shall not be construed to mean that it is such individual’s only responsibility);

                (e)    First Three Years of AK.  During the first three (3) years after the Market Approval Notification Date of the AK Product, devote at least 100 Sales Representatives in the Territory for the promotion of this Product.

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15.6  Loss of Exclusivity.  Notwithstanding any other provision of this Agreement, in the event that, for whatsoever reason, any Product shall become a Non-Exclusive Product, the provisions of Sections 15.5.3(a), (b), (c), (d) and (e) shall no longer apply to such Product.

15.7  Exculpation.  Notwithstanding any other provision of Section 15.5, in the event that (a) Bradley shall have failed to fulfill its Launch obligations under Section 15.5.3 with respect to any Product and (b) such failure shall be due, in whole or in part, to any material fault, act or omission on the part of MediGene or any other member of the Licensor Group, then (i) Bradley shall not be liable to MediGene for any damages hereunder, in respect thereof, to the extent that such failure was due to such fault, act or omission and (ii) Bradley shall not be subjected to any other adverse consequences hereunder (e.g., loss of exclusivity).

15.8  Bradley Marketing Information.  The Bradley Marketing Information shall be owned solely by Bradley and deemed to be Confidential Information; provided, however, that Bradley will provide MediGene with all Bradley Marketing Information to the extent required for MediGene to fulfill its obligations under this Agreement (including but not limited to obligations arising from its status as owner of Market Approvals).

15.9  Inspection.  Bradley shall store and transport the Products in conditions that will preserve the Products in good condition and will comply with any reasonable requests made by MediGene or any Governmental Authority concerning the conditions in which the Products are to be stored or transported. Bradley shall permit MediGene or its representatives to inspect Products in its possession from time to time on reasonable prior notice.

16.  SALES FORECASTS, MARKETING PLANS AND MARKET SHARE

16.1  Sales Forecasts.  On or before [*] of each calendar year, Bradley shall submit to the JSC:

                (a)  a reasonably-detailed forecast of its anticipated sales, during the immediately succeeding calendar year, of (i) each Product which shall then already have received Market Approval in the Territory and (ii) each Product whose Anticipated Market Approval Date shall be on or before December 31 of the immediately succeeding calendar year; and

                (b)  a sales outlook, for each Product described in Section 16.1(a)(i) or (ii), covering the following two (2) calendar years.

16.2  Marketing Plans.  On or before December 15th of each calendar year, Bradley shall submit to the JSC a reasonably-detailed plan of its anticipated marketing and sales activities (including spend and spend allocation), during the immediately succeeding calendar year, with respect to:

                (a)  each Product which shall then already have received Market Approval in the Territory; and

                (b)  each Product whose Anticipated Market Approval Date shall be on or before December 31 of the immediately succeeding calendar year

16.3  Minimum Market Share; Jointly-Funded Products.  The provisions of this Section 16.3 shall govern the parties’ obligations regarding the maintenance, by Bradley, of minimum Market Share. This Section 16.3 shall apply only to Jointly-Funded Products. Accordingly, any uses of the word “Product” in this Section 16.3 will be so construed, and any references to specific Products shall apply only so long as such Products shall be or remain Jointly-Funded Products.

        16.3.1   EGW 3x.  With regard to EGW 3x, Bradley shall, during Post-Launch Year 3 and Post-Launch Year 5, maintain Market Shares of at least [*] percent ([*]%) and [*] percent ([*]%), respectively, in the Territory. The Parties agree as follows regarding the calculation, for any given Post-Launch Year, of the Market Share of EGW 3x:

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                (a)    Relevant Market Group.  The “Relevant Market Group” shall consist of [*];

                (b)    Relevant Indications.  The “Relevant Indications” shall consist of [*]; and

                (c)    EGW [*] Included.  In calculating the “Attributable Dollar Value” of EGW 3x with respect to any given period, the total Dollar value of all sales, if any, of EGW [*] during such period shall also be included.

        16.3.2   Other Products.  With regard to each other Product, the Parties shall be obligated to negotiate in good faith regarding the Post Launch Year 3 and Post Launch Year 5 minimum Market Share obligations of Bradley. In the event that the Parties shall be unable, on or prior to the date falling one (1) year before the Anticipated Market Approval Date for such Product, to agree upon such minimum Market Share obligations, the matter shall be referred to arbitration under the terms of Section 25. The parties acknowledge that, in negotiating and determining such Market Share obligations, they will have to negotiate and determine not only the required Market Share percentages, but the appropriate Relevant Indications and Relevant Market Group.

        16.3.3   Market Share Adjustment.  In the event that, prior to the beginning of the Post-Launch Year 3 or Post-Launch Year 5, as the case may be, of any given Product, either party believes in good faith that the Market Share percentages established in Section 16.3.1 or Section 16.3.2 shall then be, under the circumstances then prevailing in the market, unreasonably high or unreasonably low, such Party may, on or prior to that date falling two (2) months prior to the relevant Post-Launch Year (but in no event prior to the date falling four (4) months prior to the relevant Post-Launch Year), give to the other Party a notice to such effect. In the event that such notice shall be timely given, the Parties shall be obligated to commence good faith negotiation regarding an increase or decrease, as the case may be, in the relevant Market Share percentage. In the event that the Parties shall be unable, on or prior to the date falling forty-five (45) days after the date on which such notice shall have been given, to agree upon a revised percentage, such issue shall promptly be submitted to arbitration under the terms of Section 25.

        16.3.4   Exculpation.  Notwithstanding any other provision of this Section 16.3, in the event that (a) Bradley shall have failed to fulfill its Market Share obligations under this Section 16.3 with respect to any Product and (b) such failure shall be due, in whole or in part, to any material fault, act or omission on the part of MediGene or any other member of the Licensor Group, then (i) Bradley shall not be liable to MediGene for any damages hereunder, in respect thereof, to the extent that such failure was due to such fault, act or omission and (ii) Bradley shall not be subjected to any other adverse consequences hereunder (e.g., loss of exclusivity).

        16.3.5   Loss of Exclusivity.  Notwithstanding any other provision of this Agreement, in the event that, for whatsoever reason, any Product shall become a Non-Exclusive Product, the provisions of this Section 16.3 shall continue to apply to such Product, but the Parties will negotiate new Market Share targets in good faith, subject to arbitration under Section 25 in the event that the parties are unable to agree upon new Market Share targets within forty-five (45) days after such Product shall have become a Non-Exclusive Product.

17.  MEDIGENE REPRESENTATIONS AND WARRANTIES; BREACH OF CERTAIN COVENANTS

17.1  General MediGene Representations.  MediGene represents and warrants to Bradley that, as of the Effective Date:

        17.1.1   Due Organization.  MediGene is duly organized and validly existing under the laws of the jurisdiction of its incorporation and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

        17.1.2   Corporate Action.  MediGene has taken all corporate action necessary to authorize the execution and delivery of this Agreement and the performance of its obligations under this Agreement;

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        17.1.3   Enforceability.  This Agreement is a legal and valid obligation of MediGene, binding upon it and enforceable against it in accordance with the terms of this Agreement, except as such enforceability may be affected by laws affecting creditors’ rights generally and general equitable principles. The execution, delivery and performance of this Agreement by MediGene do not (with or without the giving of notice, the passage of time or both) conflict with any agreement, instrument or understanding, oral or written, to which MediGene is a party or by which MediGene may be bound, or violate any law or regulation of any Governmental Authority having power over MediGene. All consents, approvals and authorizations from all Governmental Authorities or other Third Parties required to be obtained by MediGene in connection with the execution, delivery and performance of this Agreement have been obtained.

        17.1.4   Legal Actions.  There is no action, suit, dispute, proceeding or arbitration (whether by governmental agency, division or otherwise) pending or threatened, or investigation (formal or informal) pending or threatened, against or relating to MediGene, which in either case, to the best of MediGene’s knowledge and belief, would prevent MediGene from carrying out, or would materially impair MediGene’s ability to carry out, its obligations under this Agreement.

17.2  MediGene Owned Technology.  MediGene represents and warrants to Bradley that, as of the Effective Date:

        17.2.1   Owner.  MediGene is the sole and exclusive owner of all right, title and interest in and to each of the MediGene Owned Patents, free and clear of all Encumbrances.

        17.2.2   Infringement.  Except as previously disclosed to Bradley in writing, to the knowledge of MediGene, the exercise by Bradley of its rights under this Agreement with respect to the current formulations of EGW 3x, EGW [*] and the AK Product shall not constitute an infringement of the Intellectual Property rights of any Person.

        17.2.3   Claims.  No Person has asserted a Claim, or to MediGene’s knowledge threatened to assert a Claim, against MediGene alleging that the exploitation by MediGene of any of the MediGene Owned Technology would constitute an infringement of any Intellectual Property rights of any Person, and MediGene is unaware of any basis for any such Claim.

        17.2.4   Challenges.  To the knowledge of MediGene, (a) there are no outstanding challenges, by any Person, to the validity of the MediGene Owned Technology and (b) there are no pending interference, opposition or similar proceedings, or any threats to commence any such proceedings, before any Governmental Authority in regard to any of the MediGene Owned Patents.

        17.2.5   Third Party Infringement.  To the knowledge of MediGene, no Person is engaging in any activities which constitute, or which MediGene believes may constitute, infringement of MediGene’s rights in the MediGene Owned Technology.

        17.2.6   Full Force and Effect.  Each of the MediGene Owned Patents is currently in full force and effect, and all Filing and Maintenance Fees with respect thereto which have become due and payable have been paid in full.

        17.2.7   Exclusive Right.  MediGene has the exclusive right to grant to Bradley the license of the MediGene Owned Technology granted under this Agreement.

17.3  MediGene Inlicensed Technology.  MediGene represents and warrants to Bradley that, as of the Effective Date:

        17.3.1   Infringement.  Except as previously disclosed to Bradley in writing, (a) to the knowledge of MediGene, the exercise by Bradley of its rights under this Agreement with respect to the MediGene Inlicensed Technology shall not constitute an infringement of the Intellectual Property rights of any member of the Licensor Group and (b) to the knowledge of MediGene, the exercise by Bradley of its rights under this Agreement with respect to the current formulations of EGW 3x, EGW [*] and the AK Product shall not

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constitute an infringement of the Intellectual Property rights of any Person (other than the members of the Licensor Group).

        17.3.2   Claims.  No Person has asserted a Claim, or to MediGene’s knowledge threatened to assert a Claim, against MediGene alleging that the exploitation by MediGene of any of the MediGene Inlicensed Technology would constitute an infringement of any Intellectual Property rights of any Person, and MediGene is unaware of any basis for any such Claim.

        17.3.3   Challenges.  To the knowledge of MediGene, (a) there are no outstanding challenges, by any Person, to the validity of the MediGene Inlicensed Patents and (b) there are no pending interference, opposition or similar proceedings, or any threats to commence any such proceedings, before any Governmental Authority in regard to any of the MediGene Inlicensed Patents.

        17.3.4   Third Party Infringement.  To the knowledge of MediGene, no Person is engaging in any activities which constitute, or which MediGene believes may constitute, infringement of MediGene’s rights in the MediGene Inlicensed Technology.

        17.3.5   Full Force and Effect.  To the knowledge of MediGene, each of the MediGene Inlicensed Patents is in full force and effect, and all Filing and Maintenance Fees with respect thereto which have become due and payable have been paid in full.

        17.3.6   Exclusive Right.  MediGene has the exclusive right to grant to Bradley the sublicense of the MediGene Inlicensed Technology granted under this Agreement.

17.4  Epitome License Agreement.  MediGene represents and warrants to Bradley that, as of the Effective Date:

        17.4.1   True Copy.  MediGene has delivered to Bradley a true and correct copy of the Epitome License Agreement, including all amendments thereto, with only financial terms redacted.

        17.4.2   No Default.  Except as set forth on Schedule 17.4.2, each of MediGene and, to MediGene’s knowledge, Epitome has performed all material obligations required thereunder to be performed by it to date, and MediGene is not and, to MediGene’s knowledge, Epitome is not in default or breach under the Epitome License Agreement;

        17.4.3   Duly Authorized.  The Epitome License Agreement has been duly authorized, executed and delivered by MediGene and constitutes the legal, valid and binding obligation of MediGene, enforceable against MediGene in accordance with its terms, except as such enforceability may be affected by laws affecting creditors’ rights generally and general equitable principles.

        17.4.4   Epitome Authorization.  MediGene has no knowledge that the Epitome License Agreement has not been duly authorized, executed or delivered by Epitome, or does not constitute the legal, valid and binding obligation of Epitome, enforceable against Epitome in accordance with its terms, except as such enforceability may be affected by laws affecting creditors’ rights generally and general equitable principles.

        17.4.5   No Conflict.  The execution, delivery and performance of this Agreement by MediGene does not (with or without the giving of notice, the passage of time or both) constitute a violation of, cause a termination under, or give rise to a right on the part of Epitome to terminate or modify, the Epitome License Agreement or any other agreement to which MediGene and Epitome are parties.

17.5  Other License Agreements.  MediGene represents and warrants to Bradley that, as of the Effective Date:

        17.5.1   True Copy.  MediGene has delivered to Bradley a true and correct copy of each of the Other License Agreements, including all amendments thereto, with only financial terms redacted.

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        17.5.2   No Default.  To MediGene’s knowledge, Epitome and each other party to the Other License Agreements has performed all material obligations required under the Other License Agreements to be performed by them to date, and is not in default or breach under either of the Other License Agreements;

        17.5.3   Duly Authorized.  MediGene has no knowledge that the Other License Agreements have not been duly authorized, executed and delivered by Epitome and the other parties thereto or do not constitute the legal, valid and binding obligation of Epitome and the other parties thereto, enforceable against them in accordance with their terms, except as such enforceability may be affected by laws affecting creditors’ rights generally and general equitable principles.

        17.5.4   No Conflict.  The execution, delivery and performance of this Agreement by MediGene does not (with or without the giving of notice, the passage of time or both) constitute a violation of, cause a termination under, or give rise to a right on the part of Epitome or any other party to terminate or modify, the Other License Agreements or any other agreements between or among any two or more members of the Licensor Group.

17.6  Certain Understandings.

        17.6.1   No Guarantee.  Nothing in this Agreement is or shall be construed as a warranty or representation of MediGene: that MediGene’s efforts to develop any Product and/or to obtain any Market Approval of any Product, including the AK PoC Phase II Clinical Trial and all other development activities, as set forth in this Agreement, will be successful.

17.7  Certain MediGene Covenants.  MediGene covenants to Bradley as follows:

        17.7.1   Compliance with Law.  MediGene shall, in connection with its performance of this Agreement, comply with all Applicable Laws. In particular, MediGene shall, except as otherwise provided in this Agreement (a) obtain, at its own expense, all permissions, consents and licenses of any Governmental Authority necessary to enable it to engage in its Development and Registration Activities hereunder and (b) obtain any other permission, consent, license or registration of any Governmental Authority necessary to enable it to perform this Agreement in accordance with Applicable Law.

17.8  Bradley Acknowledgement.  Without impairing any rights of Bradley arising out of a breach of any representation or warranty of MediGene contained in this Section 17, Bradley acknowledges that MediGene has afforded it an opportunity to do certain due diligence (including a review of certain agreements and other documents) in connection with the execution and delivery of this Agreement.

18.  BRADLEY REPRESENTATIONS AND WARRANTIES; BREACH OF CERTAIN COVENANTS

18.1  Bradley Representations.  Bradley represents and warrants to MediGene that, as of the Effective Date:

        18.1.1   Due Organization.  Bradley is duly organized and validly existing under the laws of the jurisdiction of its incorporation and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

        18.1.2   Corporate Action.  Bradley has taken all corporate action necessary to authorize the execution and delivery of this Agreement and the performance of its obligations under this Agreement;

        18.1.3   Enforceability.  This Agreement is a legal and valid obligation of Bradley, binding upon it and enforceable against it in accordance with the terms of this Agreement, except as such enforceability may be affected by laws affecting creditors’ rights generally and general equitable principles. The execution, delivery and performance of this Agreement by Bradley do not (with or without the giving of notice, the passage of time or both) conflict with any agreement, instrument or understanding, oral or written, to which Bradley is a party or by which Bradley may be bound, or violate any law or regulation of any Governmental

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Authority having power over Bradley. All consents, approvals and authorizations from all Governmental Authorities or other Third Parties required to be obtained by Bradley in connection with the execution, delivery and performance of this Agreement have been obtained.

        18.1.4   Legal Actions.  There is no action, suit, dispute, proceeding or arbitration (whether by governmental agency, division or otherwise) pending or threatened, or investigation (formal or informal) pending or threatened, against or relating to Bradley, which, in either case, to the best of Bradley’s knowledge and belief, would prevent Bradley from carrying out, or would materially impair Bradley’s ability to carry out, its obligations under this Agreement.

        18.1.5   Financial Statements.  Bradley has delivered to MediGene its unaudited, internally-prepared, consolidated income statements for the fiscal year ended December 31, 2004 (the “2004 Income Statement”), and for the calendar quarters ended March 31, 2005, and June 30, 2005 (the “Quarterly Income Statements”) (collectively, together with any notes thereto, the “Financial Statements”). Bradley represents and warrants that, to the best of its knowledge, the Financial Statements (a) are in accordance with the books and records of Bradley and (b) present fairly, in all material respects, the results of operations of Bradley during the periods indicated therein; provided, however, that the Financial Statements do not give effect to, and are subject to, any adjustments that may be required in connection with any change in Bradley’s reserve estimates; provided, further, however, that (a) as to the Quarterly Income Statements, Bradley does not believe that any such adjustments would be material and (b) as to the 2004 Income Statement, Bradley believes that, notwithstanding any such adjustments, Bradley would still be shown to have positive net income for the fiscal year ended December 31, 2004.

18.2  Certain Bradley Covenants.  Bradley covenants to MediGene as follows:

        18.2.1   Compliance with Law.  Bradley shall, in connection with its performance of this Agreement, comply with all Applicable Laws. In particular, Bradley shall, except as otherwise provided in this Agreement, (a) obtain, at its own expense, all permissions, consents and licenses of any Governmental Authority necessary to enable it to market and sell each Product in the Territory and (b) obtain any other permission, consent, license or registration of any Governmental Authority necessary to enable it to perform this Agreement in accordance with Applicable Law.

18.3  No Timely Launch.

        18.3.1   Within Three Months.  Should Bradley, in breach of its obligation under Section 15.5 above, not Launch a Jointly-Funded Product within three (3) months after such Product’s Market Approval Notification Date, Bradley shall compensate MediGene for its total damages occasioned thereby, which shall be determined by the formula (A x B), where “A” is equal to the amount obtained by dividing (i) the total Product Royalties accruing during the first 30 days after such Product’s Launch by (ii) 30, and “B” is equal to the number of days between (but not including) the date falling three months after such Product’s Market Approval Notification Date and (but not including) the date on which such Product’s Launch shall have actually occurred.

        18.3.2   Within Six Months.  Should Bradley not Launch a Jointly-Funded Product within six (6) months after such Product’s Market Approval Notification Date, then (a) Bradley shall compensate MediGene for its total damages (calculated in the manner prescribed above) and (b) MediGene shall, at its choice, have the right to elect to either (i) terminate the License to the extent that it relates to such Product or (ii) convert such Product into a Non-Exclusive Product. Any such election must be made via written notice given to Bradley. MediGene shall be deemed to have forfeited its rights under subsection (b) unless such notice shall be given to Bradley on or before the date falling twelve (12) months after such Product’s Market Approval Notification Date. In the event that MediGene shall timely give such election notice, the choice selected (i.e., (i) or (ii)) shall become effective thirty (30) days after such notice shall have been given to Bradley.

18.4  Failure to Obtain Market Share.

        18.4.1   Failure; Damages.  Should Bradley fail, in any Post-Launch Year regarding any Jointly-Funded Product, to reach any minimum Market Share percentage, for such Product, either set forth in, or established pursuant to, Section 16.3 (as such percentage may have been adjusted pursuant to Section 16.3.3)

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(the “Required Market Share Percentage”), then Bradley shall compensate MediGene for its total damages relating thereto, which shall be determined by the formula [(B-A)x(C)], where “A” is equal to the actual Net Sales for such Product during such Post-Launch Year, “B” is equal to the amount of Net Sales which Bradley would have achieved if the Attributable Dollar Value of such Product during such Post-Launch Year had exactly equaled that number which would have been sufficient to enable Bradley to meet its required minimum Market Share percentage for such Post-Launch Year, and “C” is equal to the Product Royalty Rate applicable to such Product.

        18.4.2   Failure Exceeding 25%.  In the event that (a) Bradley fails in any Post-Launch Year to reach its Required Market Share Percentage with respect to any Jointly-Funded Product and (b) the Market Share achieved by Bradley for such Post-Launch Year shall be more than 25% below the Required Market Share Percentage, then (i) Bradley shall compensate MediGene for its total damages (calculated in the manner prescribed above) and (ii) MediGene shall, at its choice, have the right to elect to either (A) terminate the License to the extent that it relates to such Product or (B) convert such Product into a Non-Exclusive Product. Any such election must be made via written notice given to Bradley. MediGene shall be deemed to have forfeited its rights under subsection (ii) unless such notice shall be given to Bradley on or before the date falling four (4) months after all the market data needed to calculate the Market Share and the Required Market Share Percentage for the Post-Launch Year which was the subject of Bradley’s failure have been published by IMS. In the event that MediGene shall timely give such election notice, the choice selected (i.e., (A) or (B)) shall become effective within thirty (30) days after such notice shall have been given to Bradley.

19.  TERM AND TERMINATION

19.1  Term.  This Agreement shall become effective on the Effective Date and, unless earlier terminated pursuant to Section 19.2 or 19.5 below, shall expire on the last day of the Royalty Term of that Product whose Royalty Term shall be the last-to-expire of all Products developed and marketed hereunder (hereinafter, the “Term”).

19.2  Termination by Either Party.  Either Party may terminate this Agreement in its entirety (except as provided in Section 19.2.4) forthwith by notice in writing to the other:

        19.2.1   Cessation of Business.  If the other Party ceases to carry on its business for more than thirty (30) consecutive days; or

        19.2.2   Admission of Insolvency, etc.  If the other Party shall: (a) admit in writing its inability to pay its debts as they come due; (b) make a general assignment or an arrangement or composition with or for the benefit of its creditors; (c) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against such Party under any bankruptcy or similar law; (d) take any action for the purpose of effecting any of the foregoing; or (e) file a petition under any bankruptcy or similar law; or

        19.2.3   Bankruptcy, etc.  A proceeding or case shall be commenced against the other Party, without its application or consent, seeking any of the following, or an order, judgment or decree approving or ordering any of the following shall be entered in any court of competent jurisdiction and, in either case, continue unstayed, undismissed and in effect for a period of ninety (90) consecutive days: (a) its liquidation, reorganization of its debts, dissolution or winding-up, or the composition or readjustment of its debts; (b) the appointment of a receiver, custodian, liquidator or the like of such party or of all or any substantial part of its assets; or (c) similar relief in respect of such party under any law relating to bankruptcy, insolvency, reorganization of its debts, winding-up, composition or adjustment of debts.

        19.2.4   Material Breach.  Except as otherwise provided in Section 18.3 or 18.4, upon or after any material breach of this Agreement by the other Party, if such other Party has not cured such breach within sixty (60) days after written notice to cure shall have been given by the non-breaching Party to the breaching Party; provided, however, that:

                (a)    One Product.  If any such breach relates solely to one or more Products, then the non-breaching Party may terminate this Agreement only to the extent it applies to such Product or Products.

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                (b)    Launch and Market Share.  The Parties agree that (i) Bradley’s failure to Launch a Jointly-Funded Product within three (3) months after such Product’s Market Approval Notification Date shall not entitle MediGene to terminate this Agreement as to such Product unless and until such failure to Launch shall extend beyond the date falling six (6) months after such Product’s Market Approval Notification Date; provided, however, that upon the third failure by Bradley to Launch a Jointly-Funded Product within three (3) months after such Products’ Market Approval Notification Dates, MediGene shall be entitled to terminate this Agreement in its entirety; and (ii) Bradley’s failure, in any Post-Launch Year, to achieve the Required Market Share with respect to any Jointly-Funded Product, shall not entitle MediGene to terminate this Agreement as to such Product unless the Market Share achieved by Bradley in such year shall be more than 25% below the Required Market Share Percentage; provided, however, that upon the third failure by Bradley to achieve the Required Market Share with respect to any Jointly-Funded Product(s), MediGene shall be entitled to terminate this Agreement in its entirety.

                (c)    Special Bradley Cure Period.  At all times prior to the Resolution Date, in the event that the relevant breach shall be a breach of Bradley’s payment obligations to MediGene hereunder, a ten (10) business day cure period, rather than the sixty (60) day cure period stated above, shall apply to such breach (for purposes of this Agreement, a “business day” shall be deemed to be any day other than (i) a Saturday or Sunday or (ii) a day on which the Federal Reserve Bank in New York City is closed for business).

19.3  Cause for Termination by MediGene.  As used in Section 19.2.4, material breach by Bradley shall include, but not be limited to, the following:

        19.3.1 Bradley’s failure to Launch any Product in the Territory within six (6) months after such Product’s Market Approval Notification Date;

        19.3.2 Bradley’s failure to pay, when due, a Milestone Payment or a Royalty Payment;

        19.3.3 Bradley’s material and fraudulent misrepresentation or omission in a Reimbursement Invoice or in a Royalty Statement;

        19.3.4 Bradley’s material breach of its obligations under Section 15.5;

        19.3.5 Bradley’s material breach of its obligations under Section 15.4;

        19.3.6 Bradley’s material breach of its obligations under Section 15.1; or

19.4  Cause for Termination by Bradley.  As used in Section 19.2.4, material breach by MediGene shall include, but not be limited to, the following:

        19.4.1 MediGene’s grant of any license or sublicense under the MediGene Owned Technology, the MediGene Inlicensed Technology or the Licensed Trademarks, which license or sublicense conflicts with the exclusivity granted to Bradley under Section 2.1, 2.3 or 2.5;

        19.4.2 MediGene’s material and fraudulent misrepresentation or omission in a Reimbursement Invoice; or

        19.4.3 MediGene’s material breach of its Reasonable Best Efforts obligations under Section 5.1.1 or 5.2.

        19.4.4 MediGene’s material breach of its obligations under Section 15.1.

        19.4.5 MediGene’s failure to provide API meeting the API Specifications and otherwise in accordance with the terms of this Agreement, which failure is of such duration and magnitude so as to cause a material disruption in Bradley’s ability to service its customers in the ordinary course of business.

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19.5  Special Termination Rights.

        19.5.1   No Market Approval.  Either Party may terminate this Agreement in its entirety forthwith by notice in writing to the other in the event that the First Approval Date shall not have occurred on or prior to the fourth (4th) anniversary of the Effective Date.

        19.5.2   Termination of Supply Obligations.  Bradley shall have the right to terminate this Agreement in its entirety forthwith by notice in writing to MediGene in the event that MediGene shall have given to Bradley a notice of termination of MediGene’s supply obligations under Section 11.14.

        19.5.3   Expiration of Supply Obligations.  Bradley shall have the right to terminate this Agreement in its entirety by notice in writing to MediGene in the event that MediGene shall have given to Bradley a notice of non-renewal of MediGene’s supply obligations pursuant to Section 11.10. Any such termination of this Agreement shall be deemed effective on the date on which MediGene’s supply obligations under Section 11 shall expire.

        19.5.4   Bradley Debt Instrument.  MediGene shall have the right to terminate this Agreement in its entirety by notice in writing to Bradley in the event that (a) an event of default shall occur under any outstanding debt instrument under which Bradley is indebted in an amount in excess of [*], and (b) the creditor(s) under such debt instrument shall have triggered an acceleration of the payment of such debt instrument; provided, however, that this Section 19.5.4 shall be of no force or effect subsequent to the Resolution Date.

20.  EFFECTS OF TERMINATION OR EXPIRATION; SURVIVAL

20.1  Termination by MediGene.  Effective upon the Termination Date, in the event of the rightful termination of this Agreement by MediGene in its entirety pursuant to Section 19.2:

        20.1.1 Bradley Cessation. Subject to Sections 20.1.2 and 20.1.3, Bradley shall cease all uses of the MediGene Owned Technology (including the Joint Technology), the MediGene Inlicensed Technology and the Licensed Trademarks, as well as all sales and marketing of the Products;

        20.1.2   MediGene Repurchase Right.  MediGene shall have the right, exercisable by notice given to Bradley on or before the date falling fifteen (15) days after the Termination Date, to purchase from Bradley, at Bradley’s cost, any and all API and Products that Bradley shall then have in inventory, other than the EPC Amount. If MediGene fails to exercise its repurchase right under this Section 20.1.2 within fifteen (15) days after the Termination Date, then Bradley shall destroy all remaining API and Products (excluding the EPC Amount) at its own expense.

        20.1.3   Bradley Right to Sell Off.  Bradley shall, notwithstanding the foregoing have the right to (a) sell, market and distribute, under the Licensed Trademarks, any and all quantities of Products necessary to fulfill the Existing Product Contracts and (b) use any and all quantities of API in the EPC Amount necessary to be used in order to manufacture the Products referred to in Section 20.1.3(a), subject to Bradley’s obligation to pay Royalties under Section 7, and provided further that in no instance shall MediGene have any continuing supply obligations to Bradley.

        20.1.4   Termination of License to Bradley.  Subject to the foregoing, all licenses granted by MediGene to Bradley hereunder shall terminate automatically and revert to MediGene;

        20.1.5   License to MediGene.  MediGene shall have a worldwide, fully paid up, exclusive, perpetual, sublicensable and irrevocable license under the Bradley Technology, and in Bradley’s interest in the Joint Technology, to develop, make, use or sell products both inside or outside the Field

20.2  Termination by Bradley.  Effective upon the Termination Date, in the event of the rightful termination of this Agreement by Bradley in its entirety pursuant to Section 19.2:

        20.2.1   Bradley Cessation.  Subject to Section 20.2.2 and 20.2.4, Bradley shall cease all uses of the MediGene Owned Technology (including all Joint Technology other than the Joint Marketing

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Information), the MediGene Inlicensed Technology and the Licensed Trademarks, as well as all sales and marketing of the Products and all Licenses to Bradley hereunder shall terminate;

        20.2.2   Bradley Right to Sell Off.  Bradley shall, notwithstanding the foregoing, have the right to (a) sell, market and distribute, under the Licensed Trademarks, any and all quantities of Products in its inventories as of the Termination Date (or, if greater, the quantity of Products necessary to fulfill the Existing Product Contracts) and any and all quantities of Products produced using the API referred to in subsection (b) of this Section 20.2.2 and (b) use any and all quantities of API in its inventories as of the Termination Date to make Products (or, if greater, the quantity of API necessary to be used in order to fulfill the Existing Product Contracts, which additional quantity MediGene agrees to sell to Bradley under the terms of this Agreement), subject to Bradley’s obligation to pay Royalties under Section 7;

        20.2.3   Termination of Bradley License.  All licenses granted by Bradley to MediGene hereunder shall terminate automatically and revert to Bradley and MediGene shall cease all uses of the Bradley Technology;

        20.2.4   Bradley License.  Bradley shall have a worldwide, fully paid up, exclusive, perpetual, sublicensable and irrevocable license to use the Joint Marketing Information to develop, make, use or sell products both inside and outside the Field.

20.3  Termination by Expiration.  Effective upon the Termination Date, in the event of the termination of this Agreement by expiration in accordance with its terms:

        20.3.1   Bradley Cessation.  Subject to Sections 20.3.2 and 20.3.3, Bradley shall cease all uses of the MediGene Owned Technology (including all Joint Technology other than the Joint Marketing Information) the MediGene Inlicensed Technology and the Licensed Trademarks, as well as all sales and marketing of the Products;

        20.3.2   Bradley Right to Sell Off.  Bradley shall, notwithstanding the foregoing, have the right to (a) sell, market and distribute, under the Licensed Trademarks, any and all quantities of Products in its inventories as of the Termination Date and any and all quantities of Products produced using the API referred to in subsection (b) of this Section 20.3.2 and (b) use any and all quantities of API in its inventories as of the Termination Date to make Products, subject to Bradley’s obligation to pay Royalties under Section 7;

        20.3.3   Bradley License.  Bradley shall have a worldwide, fully paid up, exclusive, perpetual, sublicensable and irrevocable license to use the Joint Marketing Information to develop, make, use or sell products both inside and outside the Field.

        20.3.4   MediGene License.  MediGene shall have a worldwide, fully paid up, exclusive, perpetual, sublicensable and irrevocable license to use the Joint Marketing Information to develop, make, use or sell products both inside and outside the Field.

        20.3.5   Termination of MediGene License.  Subject to the foregoing, all licenses granted by Bradley to MediGene hereunder shall terminate and revert to Bradley, and MediGene shall cease all uses of the Bradley Technology.

20.4  Special Termination.  Effective upon the relevant date of termination, in the event of a rightful termination of this Agreement under Section 19.5:

        20.4.1   No Market Approval.  In the event of a termination under Section 19.5.1, the terms of Section 20.3 shall apply, except that Section 20.3.2 shall not apply.

        20.4.2   Termination of Supply Obligations.  In the event of a termination of under Section 19.5.2, the terms of Section 20.3 shall likewise apply, except that Section 20.3.2 shall not apply.

        20.4.3   Expiration of Supply Obligations.  In the event of a termination of this Agreement under Section 19.5.3, the terms of Section 20.3 shall apply, including Section 20.3.2.

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        20.4.4   Bradley Debt Instrument.  In the event of a termination of this Agreement under Section 19.5.4, the terms of Section 20.1 shall apply.

20.5  Termination by MediGene With Respect to a Product.  Effective upon the relevant date of termination, in the event of the rightful termination of this Agreement by MediGene with respect only to a particular Product pursuant to Section 19.2.4:

        20.5.1   Bradley Cessation.  Bradley shall, as of the relevant date of termination and subject to the remainder of this Section 20.5, cease all sales, marketing and distribution of such Product;

        20.5.2   MediGene Right to Repurchase.  MediGene shall have the right, exercisable by notice given to Bradley on or before the date falling fifteen (15) days after the aforesaid termination date, to purchase from Bradley, at Bradley’s cost, any and all units of such Product that Bradley shall then have in inventory, other than the EPC Amount. If MediGene fails to exercise its repurchase right under this Section 20.5.2 within fifteen (15) days after the relevant termination date, then Bradley shall destroy all remaining units of such Product at its own expense.

        20.5.3   Bradley Right to Sell Off.  Bradley shall, notwithstanding the foregoing, have the right to (a) sell, market and distribute, under the Licensed Trademarks, any and all quantities of such Product necessary to fulfill the Existing Product Contracts and (b) use any and all quantities of API in the EPC Amount necessary to be used in order to manufacture the Products referred to in Section 20.5.3(a), subject to Bradley’s obligation to pay Royalties under Section 7.

20.6  Termination by Bradley With Respect to a Product.  Effective upon the relevant date of termination, in the event of the rightful termination of this Agreement by Bradley with respect only to a particular Product pursuant to Section 19.2.4:

        20.6.1   Bradley Cessation.  Subject to Section 20.6.2, Bradley shall cease all sales, marketing and distribution of such Product;

        20.6.2   Bradley Right to Sell Off.  Bradley shall, notwithstanding the foregoing, have the right to (a) sell, market and distribute, under the Licensed Trademarks, any and all quantities of such Product in its inventories as of the relevant termination date (or, if greater, the quantity of such Product necessary to fulfill the Existing Product Contracts) and (b) use any and all quantities of API which may be necessary to fulfill, as to such Product, the Existing Product Contracts, subject to Bradley’s obligation to pay Royalties under Section 7.

20.7  Other Remedies.  If either Party shall fail to perform or observe or otherwise breaches any of its obligations under this Agreement, in addition to any right to terminate this Agreement (either in whole or in part), the non-defaulting Party may elect to obtain such other relief and remedies as may be available under law, subject to compliance with the provisions of Section 25 and any limitations under this Agreement.

20.8  Surviving Provisions.  Notwithstanding any provision herein to the contrary, the rights and obligations set forth in Sections 10.5, 10.6 (but only with respect to infringement occurring prior to the termination hereof), 12, 20, 21, 22, 23, 24, 25 and 26 hereof shall survive the expiry or other termination of this Agreement.

20.9  No Relief.  In any event, termination of this Agreement shall not relieve the Parties of any liability which accrued hereunder prior to the effective date of such termination nor preclude either Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement nor prejudice either Party’s right to obtain performance of any obligation.

21.  CONFIDENTIALITY

21.1  Scope of Confidentiality.  Except as otherwise set forth in this Section 21, each Party shall keep confidential and neither disclose to any Third Party, nor use for any purpose, any Confidential Information of the other Party.

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21.2  Restricted Internal Access.  Each Party agrees to restrict access to the Confidential Information of the other Party to those of its Representatives, Affiliates and Sublicensees who, in connection with such Party’s performance or exercise of its obligations or rights hereunder, has a reasonable need to know and/or use such Confidential Information. Each Party will ensure that any of its Representatives, Affiliates and Sublicensees to whom access to such Confidential Information is granted will be bound by obligations of confidentiality, with respect to the Confidential Information of the other Party, consistent with the terms hereof. In any event, each Party shall be liable for any actions or omissions of any of its Representatives, Affiliates and Sublicensees which are violative of the terms of this Section 21.

21.3  Exemptions of Confidentiality.  Notwithstanding the foregoing:

        21.3.1   Agreement-Related.  Each Party shall be free to use and disclose Confidential Information of the other Party:

                (a)  to the extent otherwise specifically permitted by the terms of this Agreement; and

                (b)  to the extent reasonably required in connection with the performance of such Party’s duties and obligations hereunder.

        21.3.2   Public Knowledge, etc.  The above-described duties of confidentiality and non-use shall not apply to information received by a Party (the “Receiving Party”) from the other Party (the “Disclosing Party”) if the information:

                (a)  is public information at the time of disclosure by the Disclosing Party to the Receiving Party;

                (b)  subsequently becomes public information other than by an act or omission, inconsistent with this Agreement, on the part of the Receiving Party or its Representatives, Affiliates or Sublicensees;

                (c)  is already in the lawful possession of the Receiving Party, as can reasonably be demonstrated by documentary evidence from the Receiving Party, at the time of first disclosure by the Disclosing Party to the Receiving Party;

                (d)  comes into the possession of the Receiving Party, subsequent to its receipt from the Disclosing Party, from a Third Party who, to the knowledge of the Receiving Party, is under no obligation of confidentiality to the Disclosing Party with respect thereto; or

                (e)  is independently developed by the Receiving Party, as can reasonably be demonstrated by documentary evidence from the Receiving Party, without the use of the Confidential Information.

        21.3.3   Legal Compulsion.  The Parties shall be free to disclose Confidential Information to the extent compelled by Applicable Laws including, without limitation, to comply with SEC or any stock exchange disclosure requirements or with any court order or other regulatory body having competent jurisdiction. If any Party becomes legally compelled to disclose Confidential Information of the other Party, the Party so compelled will (except to the extent inconsistent with Applicable Law) promptly notify the other party of such compulsion and will cooperate, in all reasonable respects, with the other Party in attempting to secure a protective order or any similar relief aimed at maintaining the confidentiality of the Confidential Information which is the subject of the legal compulsion. The Party so compelled will disclose only such portion of the other party’s Confidential Information as it is legally required to disclose.

21.4  Press Releases.  Press releases or other similar communications by either Party relating to this Agreement shall be approved in advance by the other Party, whose approval shall not unreasonably be withheld or delayed; provided, however, that, to the extent such advance approval is rendered unlawful, impossible or unreasonable by virtue of Applicable Law or applicable stock exchange regulations, such

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advance approval shall not be required. Notwithstanding the foregoing, the Parties shall be permitted to disclose, in any press release or other public communication, any information disclosed in a previous public communication issued in accordance with the terms of this Section 21.4.

21.5  Publications.  Subject to the provisions of this Section 21, MediGene and Bradley each acknowledge the interest of the Parties in publishing certain of the results of the development of the Products to obtain recognition within the scientific community and to advance the state of scientific knowledge. Notwithstanding anything contained herein to the contrary, each of MediGene and Bradley may, subject to this Section 21, use and disclose any data and results obtained in its Development and Registration Activities or marketing activities with respect to any given Product for corporate presentations and in any other disclosure or publication; provided, however, that neither Party shall publish data or results obtained from the development or commercialization of a Jointly-Funded Product without the prior written consent of the other Party (which shall not be unreasonably withheld or delayed) and, if desired by the other Party, without jointly publishing such data or results with the other Party.

22.  ADVERSE EVENT REPORTING

22.1  Reports by Parties.  Each Party shall, upon becoming aware of, or receiving notice or information concerning, any Adverse Event, (a) exercise commercially reasonable efforts to acquire, as soon as reasonably practicable, (i) the name, address and telephone number of the Person making the complaint or report of the Adverse Event, (ii) if different, the name, address and telephone number of the individual who suffered the Adverse Event, (iii) information on the nature of the Adverse Event and (iv) such other information with respect thereto as the other Party may reasonably request and (b) in any event (and except to the extent inconsistent with Applicable Law), report to the other Party, within seven (7) days after it shall have become aware of, or received notice or information concerning, such Adverse Event, such information with respect thereto as it may then possess.

22.2  Market Approval Holder.  That Party who shall be the Market Approval Holder with respect to the Product which is the subject of the Adverse Event shall investigate any complaint or report of an Adverse Event, and the other Party shall provide in connection therewith all information and cooperation reasonably requested with respect thereto. In addition, the Market Approval Holder shall notify the other Party of the results of, and any action taken with respect to, the investigation performed by the Market Approval Holder.

22.3  Disk.  Each Party shall, within thirty (30) days from the date of receipt of a request by the other Party, provide to the other Party a print-out or computer disk of each Adverse Event reported to or known by such Party for the twelve (12)-month period prior to the date of such request.

22.4  Access to Records.  Each Party shall, within ten (10) days from the date of receipt of a request by the other Party, make available to the other Party or its designee, for inspection and copying by the other Party or such designee (at the other Party’s cost and expense), records of such Party relating to each Adverse Event. Disclosure by each Party of records and information concerning any Adverse Event shall continue as long as Bradley continues to market any Product.

22.5  Adverse Event Data Exchange Agreement.  As soon as reasonably practicable, but in no event later than one year prior to the Anticipated Market Approval Date for that Product which the JSC expects to be the First Approved Product, the Parties will begin to discuss and negotiate in good faith a separate “Adverse Event Data Exchange Agreement” in which they would define further details on the procedure for reporting and identifying adverse drug reactions to be followed by the Parties according to Applicable Laws.

23.  RECALL

23.1  Mandatory Recalls.  Responsibility for performing any Mandatory Recall of a Product shall lie with the Market Approval Holder, and the other Party shall cooperate in all reasonable respects in connection therewith.

23.2  Voluntary Recalls.  The Market Approval Holder and Bradley shall each, individually, have the right to determine whether a Voluntary Recall will be performed with respect to a Product and to perform the

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same (but in the event that each shall desire to undertake any given Voluntary Recall, MediGene (if the Market Approval Holder) shall have the first right to do so). In making the determination of whether a Voluntary Recall will be performed, each Party will (a) consider in good faith the deleterious effects of such Recall on the other Party and (b) engage in reasonable consultation with the other Party regarding the determination whether to effectuate such a Recall and the mechanics of effectuating the same.

23.3  Costs.  The costs of a Recall shall include expenses for notification, destruction and return of the recalled Product and any refund to customers of amounts paid for the recalled Product. The Parties shall share equally in the costs of any such Recall, except as set forth in Sections 23.3.1 or 23.3.2, below.

        23.3.1   Bradley Fault.  In the event of a Recall, Bradley shall promptly reimburse MediGene for all reasonable out-of-pocket costs and expenses incurred by MediGene in connection therewith, to the extent, if at all, that such Recall arose out of the gross negligence or willful misconduct (collectively, “Fault”) on the part of Bradley or any Affiliate.

        23.3.2   MediGene Fault.  In the event of a Recall, MediGene shall promptly reimburse Bradley for all reasonable out-of-pocket costs and expenses incurred by Bradley in connection therewith, to the extent, if at all, that such Recall arose out of any Fault on the part of MediGene or any other member of the Licensor Group.

        23.3.3   Limitation.  Notwithstanding the foregoing, in the event that (a) a Party calls a Voluntary Recall under this Section 23 and (b) the calling of such Voluntary Recall was not, under the circumstances, a commercially reasonable decision, the other Party shall not be liable to such Party, under this Section 23.3, for any such costs or expenses.

23.4  Assistance.  In the event there is a Recall or similar action in connection with a Product, Bradley and MediGene shall make available to each other for inspection upon request, all information reasonably requested by the other Party, including, without limitation, the records referred to in Section 23.5, and shall provide all other cooperation reasonably requested by the other Party.

23.5  Records.  Each Party shall maintain, with respect to any and all ingredients, relating to any Product, which shall be supplied by it, a current, written record of all of its suppliers of such ingredients, including volumes purchased and, as applicable, relevant lot numbers.

24.  INDEMNIFICATION

24.1  By MediGene.  MediGene shall indemnify and hold Bradley and its Affiliates and their respective directors, officers, employees and agents (collectively, the “Bradley Indemnified Parties”) harmless from and against any and all:

        24.1.1 Losses arising out of or resulting from the negligence or willful misconduct on the part of MediGene or its Affiliates or their respective directors, officers, employees and agents, in connection with the performance of MediGene’s obligations hereunder; provided, however, that this Section 24.1.1 is not intended to address (i) any failure of MediGene to perform this Agreement in accordance with its terms, (ii) any breach of any representation or warranty of MediGene contained in this Agreement or (iii) any defects in the API sold to Bradley or its Affiliates by MediGene, all of which are intended to be addressed under Section 24.1.2, 24.1.3 or 24.1.4, as appropriate;

        24.1.2 Losses arising out of or resulting from any Claims (including but not limited to Claims for personal injury or death and Claims for property damage) arising out of or resulting from the failure of any API sold to Bradley or its Affiliates under this Agreement to conform to the API Specifications at the time of shipment, except to the extent any such Claim arose out of or resulted from Fault on the part of any Bradley Indemnified Party;

        24.1.3 subject to Section 26.3, any damages arising out of or resulting from any breach of any representation or warranty made by MediGene in Section 17;

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        24.1.4 subject to Section 26.3, any damages arising out of or resulting from any breach of any agreement or covenant made or given by MediGene in this Agreement.

24.2  Bradley Indemnification.  Bradley shall indemnify and hold MediGene and its Affiliates and their respective directors, officers, employees and agents (collectively, the “MediGene Indemnified Parties”) harmless from and against any and all:

        24.2.1 Losses arising out of or resulting from the negligence or willful misconduct on the part of Bradley or its Affiliates or their respective directors, officers, employees and agents, in connection with the performance of Bradley’s obligations hereunder; provided, however, that this Section 24.2.1 is not intended to address (i) any failure of Bradley to perform this Agreement in accordance with its terms or (ii) any breach of any representation or warranty of Bradley contained in this Agreement, all of which are intended to be addressed under Section 24.2.3 or 24.2.4, as appropriate;

        24.2.2 Losses arising out of or resulting from any Claims (including but not limited to Claims for personal injury or death and Claims for property damage) arising out of or resulting from the distribution or sale of any Product by Bradley, its Affiliates or Sublicensees; provided, however, that, notwithstanding the foregoing, Bradley shall have no obligation to indemnify or hold harmless any MediGene Indemnified Party with respect to any such Claim (a) to the extent that such Claim arose out of or resulted from Fault on the part of MediGene or any other member of the Licensor Group, (b) to the extent that such Claim arose out of or resulted from any failure of any API sold to Bradley or its Affiliates under this Agreement to conform to the API Specifications at the time of shipment, (c) alleging that the use or exploitation of the Licensed Trademarks infringes upon or violates any rights of any Person (except to the extent that the use or exploitation complained of violated this Agreement), (d) to the extent that such Claim alleges either (i) that the import, export, use, offer to sell, sale or other disposition of API violates any Intellectual Property Right of any Person, (ii) that the use of API in connection with the development, manufacture, use, offer to sell, sale or other disposition of any Product violates any Intellectual Property right of any Person, (e) to the extent that such Claim alleges that the activities of Bradley in connection with the performance of this Agreement otherwise violate any Intellectual Property Right of such Person or (f) to the extent that such Claim arose out of or resulted from any other matter with respect to which any Bradley Indemnified Party is entitled to indemnification from MediGene hereunder;

        24.2.3 subject to Section 26.3, any damages arising out of or resulting from any breach of any representation or warranty made by Bradley in Section 18;

        24.2.4 subject to Section 26.3, any damages arising out of or resulting from any breach of any agreement or covenant made or given by Bradley in this Agreement.

24.3  Third Party Claims.

        24.3.1   General.  If any Claim (other than IP Claims, which are governed by Section 10.7) shall be brought or asserted by any Third Party and such Claim, if adversely determined, would, or would reasonably be expected to, entitle a Person against whom it was brought or asserted (the “Indemnified Party”) to indemnity from a Party hereto (the “Indemnifying Party”) pursuant to this Section 24 (a “Third Party Claim”), the Indemnified Party shall promptly notify the Indemnifying Party of the same in writing, specifying in reasonable detail, and to its knowledge, the basis of such Claim and the facts pertaining thereto (such notice being the “Third Party Claim Notice”); provided, however, that the failure to so notify the Indemnifying Party shall not relieve such Party of any indemnity obligations hereunder except to the extent that such party shall have been prejudiced by such failure.

        24.3.2   First Right.  Subject to Section 24.3.3, the Indemnified Party shall have the right to conduct and control, through counsel of its choosing, the Defense of any Third Party Claim, and in any such case the Indemnifying Party shall cooperate in all reasonable respects in connection therewith (including making individuals under its control available for interview and testimony and permitting reasonable access to pertinent records).

        24.3.3   Assumption.  The Indemnifying Party, if it so elects by written notice to the Indemnified Party given within thirty (30) days after receipt of the Third Party Claim Notice, shall have the right to assume and control (at its expense) the Defense thereof, including the employment of counsel reasonably

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satisfactory to the Indemnified Party (and the Indemnified Party shall cooperate in such Defense to the same extent, and in the same manner, required of the Indemnifying Party under Section 24.3.2 hereof). The Indemnifying Party shall, with respect to any Third Party Claim the Defense of which it has assumed control hereunder, on a continuous basis, (a) keep the Indemnified Party apprised of all material aspects thereof and consult with the Indemnified Party concerning the conduct thereof; and (b) forward to Indemnified Party any and all material documents (including, but not limited to, pleadings, interrogatories, deposition transcripts and communications from the party or parties asserting the Third Party Claim), relating to the Third Party Claim, as may be requested by the Indemnified Party.

        24.3.4   Indemnified Party Counsel.  If the Indemnifying Party is permitted under this Section 24.3 to assume and control the Defense of a Third Party Claim and timely elects to do so, the Indemnified Party shall nevertheless have the right to employ counsel separate from counsel employed by the Indemnifying Party in any such action and to fully participate in the Defense thereof, but the fees and expenses of such counsel employed by the Indemnified Party shall be at the expense of the Indemnified Party.

        24.3.5   Indemnifying Party Counsel.  In the event that the Indemnifying Party is either not permitted under the terms hereof, or fails to elect, to assume the Defense of a Third Party Claim, it shall nevertheless have the right, at its expense, to employ separate counsel and fully participate in (but not control) the Defense thereof.

        24.3.6   Secondary Right.  If the Indemnifying Party is permitted under this Section 24.3 to assume and control the Defense of a Third Party Claim and elects to do so, but the Indemnifying Party either (a) fails within a reasonable period of time to actually commence the prosecution of such Defense (including the failure to retain counsel within a reasonable period of time) or (b) commences, but fails to diligently and reasonably prosecute, such Defense, the Indemnified Party shall have the right, exercisable at any time upon ten (10) day’s prior written notice to the Indemnifying Party, to immediately reassume sole control of the Defense of such Third Party Claim and engage therein as if such Defense were being conducted under Section 24.3.2 hereof.

        24.3.7   Settlements.  In cases where the Indemnifying Party is permitted under Section 24.3.3 to assume and control the Defense of a Third Party Claim and elects to do so, the Indemnifying Party will not enter into any settlement, or consent to any judgment, without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld.

        24.3.8   Multiple Parties.  In the event that, with respect to any given Third Party Claim, there shall be more than one Indemnifying Party or more than one Indemnified Party, the rights of such Indemnifying Parties or Indemnified Parties, as the case may be, shall be exercised by them, if at all, on a joint (i.e., unanimous) basis.

24.4  Sole Remedy.  The Parties agree that, except for any equitable relief obtainable with respect to Sections 15.1, 15.4 and 21, the indemnification provisions of this Section 24 constitute the sole remedy for any and all breaches of the representations, warranties, covenants and agreements contained in this Agreement, provided, however, that this Section 24.4 shall in no way effect a Party’s rights to terminate the License pursuant to Section 20.

25.  DISPUTE RESOLUTION

25.1  General.  Subject in any event to the specific provisions of this Agreement, all disputes arising out of or in connection with this Agreement shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with the said Rules. The place of arbitration shall be London, U.K. The language to be used in the arbitration proceedings shall be English. The foregoing notwithstanding, either Party shall have the right to seek injunctive relief in a court of competent jurisdiction.

25.2  Special Qualifications.

        25.2.1   Designated Controversy.  In the event that a Designated Controversy shall, under the terms of this Agreement, be submitted for arbitration under the terms of this Section 25, the Arbitrator (or, if there shall be more than one arbitrator, then at least one (1) of the Arbitrators) shall be a person with at least

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ten (10) years’ experience as an executive in the pharmaceutical industry, with significant experience both in the research and development, and in the marketing and sale, of prescription pharmaceutical products.

        25.2.2   Definition.  For purposes of this Agreement, the term “Designated Controversy” shall mean and include:

                (a)  any disagreement relating to the amendment of a Development Plan or any portion thereof, per Section 5.13;

                (b)  any disagreement regarding reduced royalty rates, per Section 5.4.3(a) or Section 5.11.4(b)(iv);

                (c)  any disagreement referable to an Arbitrator under the terms of Section 9.4.4;

                (d)  any disagreement regarding revised Minimum Order Amounts, per Section 11.6.2;

                (e)  any disagreements regarding revised Market Share percentages, per Section 16.3.3;

                (f)  any disagreements under Section 5.12.2 regarding the existence or non-existence of “economic viability”.

26.  MISCELLANEOUS

26.1  Governing Law.  This Agreement shall be governed by and interpreted in accordance with the laws of the Federal Republic of Germany without regard to the internal conflict of laws provisions of any other jurisdiction. In addition, the United Nations Convention on the International Sale of Goods shall not apply to this Agreement or the transactions contemplated hereby.

26.2  No Representation and Warranty.  Except as expressly set forth in this Agreement, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED. THERE ARE NO IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR OF NON-INFRINGEMENT OF ANY PATENT, COPYRIGHT, TRADEMARK, OR OTHER RIGHTS, OR ANY OTHER IMPLIED WARRANTIES.

26.3  Limitations on Liability.  EXCEPT TO THE EXTENT SPECIFICALLY PROVIDED BELOW, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY, IN CONNECTION WITH ANY BREACH OF THIS AGREEMENT, FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES (INCLUDING BUT NOT LIMITED TO “LOSS OF PROFITS” DAMAGES). NOTWITHSTANDING THE FOREGOING, HOWEVER, FOR PURPOSES OF SECTIONS 24.1.3, 24.1.4, 24.2.3 AND 24.2.4, THE TERM “DAMAGES” SHALL BE DEEMED TO INCLUDE THE REASONABLE FEES AND EXPENSES INCURRED BY THE AGGRIEVED PARTY IN CONNECTION WITH THE ENFORCEMENT OF THIS AGREEMENT, INCLUDING THE REASONABLE FEES OF ATTORNEYS AND OTHER PROFESSIONALS AND OTHER REASONABLE LITIGATION EXPENSES.

26.4  Notices.  All notices (the word “notice” being deemed to include invoices and Purchase Orders) given under this Agreement shall be in writing and may be delivered (a) by hand, (b) by FedEx or other recognized international overnight courier service, or (c) by facsimile transmission. Notices shall be deemed to have been given and received on the date of actual receipt (or, if delivery is refused, on the first date of tender). All notices shall be sent to the addresses and facsimile numbers set forth below (or to such address or facsimile number as the receiving Party may specify from time to time in accordance with this section):

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For Bradley:

383 Route 46 West
Fairfield, New Jersey 07004-2402
U.S.A.
Facsimile Number: (973) 575-5366

With a copy (except in the case of Purchase Orders and invoices) to:

Epstein Becker & Green, P.C.
250 Park Avenue, 12th Floor
New York, New York 10177
Attention: David C. Denowitz
Facsimile Number: (212) 878-8708

For MediGene:

Lochhamer Str. 11
D-82152 Martinsried/Munich
Germany
Facsimile Number: 011 49 89 85 65 2920

With a copy (except in the case of Purchase Orders and invoices) to:

Ropes & Gray LLP
Attn: Marc A. Rubenstein
One International Place
Boston, MA 02110
U.S.A.
Facsimile Number: (617) 951-7050

26.5  Counterparts; Execution by Fax.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which, together, shall constitute one and the same instrument. This Agreement may be executed and delivered by exchange of facsimile copies showing the signatures of the persons signing on behalf of the Parties. Such exchanged facsimile copies will constitute original copies of this Agreement, requiring no further execution or delivery.

26.6  Entire Agreement; Amendments.  This Agreement, together with Exhibits, constitutes the entire Agreement of the Parties with respect to the subject matter hereof, and supersedes all prior or contemporaneous understandings or agreements, whether written or oral, between Bradley and MediGene with respect to such subject matter. Any changes to this Agreement, including changes to this clause, have to be made in writing in order to be valid.

26.7  No Waiver.  No delay or omission by either Party in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by either Party on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

26.8  Severability.  If any provision(s) of this Agreement are or become invalid, are ruled illegal by any court of competent jurisdiction or are deemed unenforceable under then current applicable law from time to time in effect during the Term, it is the intention of the Parties that the remainder of this Agreement shall not be affected thereby, provided that a Party’s rights under this Agreement are not materially affected. The Parties hereto covenant and agree to renegotiate any such provision, covenant or application thereof in good faith in order to provide a reasonably acceptable alternative to the provision, covenant or condition of this Agreement or the application thereof that is invalid, illegal or unenforceable, it being the intent of the Parties that the basic purposes of this Agreement are to be effectuated.

26.9  Headings.  Section and subsection headings are inserted for convenience of reference only and do not form part of this Agreement.

26.10  Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Neither this

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Agreement, nor any rights or obligations hereunder, may be assigned or delegated by either Party without the prior written consent of the other Party; provided, however, that either Party may assign and/or delegate any of its rights or obligations hereunder to (a) any successor corporation resulting from any merger or consolidation of such Party or (b) any Person which shall, by sale of assets or otherwise, have acquired all or substantially all of the assets (not including cash, cash equivalents or real property) of such Party which relate to this Agreement (any Person described under Section 26.10(a) or (b) being a “Qualified Transferee”); provided, further, however, that, notwithstanding the foregoing, Bradley may not assign or delegate (other than by means of merger or consolidation, to the extent not inconsistent with the Epitome License Agreement) its rights and obligations arising under Sections 2.3 or 2.4 without the prior written consent of MediGene. Any purported assignment of rights or obligations which is inconsistent with the terms of this Section 26.10 shall be void ab initio. No delegation of duties shall release the delegating party from its obligations hereunder.

26.11  Force Majeure.  Neither Party shall be liable for failure of or delay in performing obligations set forth in this Agreement, and neither shall be deemed in breach of its obligations, if such failure or delay is due to natural disasters or any causes beyond the reasonable control of such Party. In event of such force majeure, the Party affected thereby shall use reasonable efforts to cure or overcome the same and resume performance of its obligations hereunder.

26.12  Construction.  The Parties hereto acknowledge and agree that:

        26.12.1 each Party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision;

        26.12.2 the rule of construction to the effect that any ambiguities are resolved against the drafting Party shall not be employed in the interpretation of this Agreement; and

        26.12.3 the terms and provisions of this Agreement shall be construed fairly as to both Parties hereto and not in a favor of or against either Party, regardless of which Party was generally responsible for the preparation of this Agreement.

26.13  Status.  Nothing in this Agreement is intended or shall be deemed to constitute a partner, agency, employer-employee, or joint venture relationship between the Parties.

[The next page is the signature page]

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Bradley Pharmaceuticals, Inc

By:	/s/ Daniel Glassman

Name (printed):	Daniel Glassman

Title:	Chairman/CEO

MediGene AG

By:	/s/ Peter Heinrich

Name (printed):	Dr. Peter Heinrich

Title:	Chief Executive Officer

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Exhibit A

Patents

[*]

67

Exhibit B

Tasks of the JSC

[*]

68

Exhibit C

Specifications and Test Methods

[*]

69

Attachment 1 to Exhibit C

[*]

70

Schedule 17.4.2

[*]

71